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As filed with the Securities and Exchange Commission on June 2, 2003

Registration No. 333-104699

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHOTOGEN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	62-1742885 (I.R.S. Employer Identification No.)

140 Union Square Drive
New Hope, Pennsylvania 18938
215/862-6860
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Taffy J. Williams, Ph.D.
President and Chief Executive Officer
Photogen Technologies, Inc.
140 Union Square Drive
New Hope, Pennsylvania 18938
215/862-6860
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Theodore W. Grippo Grippo & Elden 227 West Monroe, Ste. 3600 Chicago, Illinois 60606 (312) 704-7700	and	Dana C. Blakslee Duane Morris LLP 470 Atlantic Avenue, Suite 500 Boston, MA 02210 (617) 289-9200

        Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)

Common Stock issuable upon exercise of Options	390,556	$683,473	$55.29

(1)
Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee, based upon the average of the high and low prices on April 17, 2003, as reported on the NASDAQ SmallCap Market.

(2)
A fee of $55.29 was previously paid by Registrant in connection with the filing on April 23, 2003.

        The registrant hereby amends this registration statement on such dates or dates as may be necessary to delay its effective date until registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	11
DIVIDEND POLICY	11
MARKET FOR SECURITIES	11
SELECTED CONSOLIDATED FINANCIAL DATA	12
BUSINESS	13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
MANAGEMENT	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
SELLING STOCKHOLDER	48
USE OF PROCEEDS	49
PLAN OF DISTRIBUTION	49
DESCRIPTION OF SECURITIES	50
WHERE YOU CAN FIND MORE INFORMATION	51
ABOUT THIS PROSPECTUS	52
LEGAL MATTERS	52
EXPERTS	52
INDEX TO FINANCIAL STATEMENTS	F-1
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.	II-1
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS	II-1
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES	II-1
ITEM 16. EXHIBITS	II-2
ITEM 17. UNDERTAKINGS	II-5

i

PROSPECTUS

PHOTOGEN TECHNOLOGIES, INC.

390,556 Shares

COMMON STOCK

        Gerald L. Wolf, Ph.D.,M.D., the selling stockholder, is offering up to 390,556 shares of our common stock. See "Selling Stockholder" beginning on page 49 and "Plan of Distribution" beginning on page 50 of this Prospectus for more information regarding the sale of shares of common stock by Dr. Wolf.

        We will not receive any proceeds from the sale of the shares by the selling stockholder. See "Use of Proceeds" beginning on page 50 of this Prospectus for more information regarding the use of proceeds.

        Our common stock is listed on the NASDAQ SmallCap Market under the symbol "PHGN". On May 30, 2003, the last reported sale price for the common stock was $2.25 per share.

        SEE "RISK FACTORS" BEGINNING AT PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 3, 2003.

PROSPECTUS SUMMARY

        This summary does not contain all the information that may be important to you. You should carefully read the entire prospectus, including the "Risk Factors" beginning on page 4 and the financial statements and notes to those financial statements that appear elsewhere in this prospectus, before you decide whether to invest in our common stock.

        In November, 2002, we effected a one-for-four reverse split of our common stock and split off our therapeutic line of business. Unless otherwise indicated, all data (including historical numbers) in this prospectus reflect the impact of the reverse split and split off of our therapeutic line of business.

Our Company

        Photogen Technologies, Inc. and its 80.1% owned subsidiary Sentigen, Ltd. are collectively referred to as "Photogen," the "Company," "we," or "us." In November, 2002, we effected a one-for-four reverse split of our common stock. Unless otherwise indicated, all data in this prospectus reflect the impact of the reverse split.

        During the past two years, we have refocused our efforts on the development of medical imaging agents, including cardiovascular and lymphography contrast imaging agents. We accomplished this shift in focus by splitting off our therapeutic line of business, as more fully described in "Recent Developments" below.

        We are currently an emerging, development-stage biopharmaceutical company focused on developing a novel contrast agent with potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, and (2) to diagnose cancer metastasizing into the lymphatic system. We are the exclusive licensee of a group of proprietary materials, the lead compound of which is a contrast agent we refer to as PH-50 or N1177. We established the two names to distinguish commercialization rights between cardiovascular imaging (and all other indications) (PH-50) to which we retain rights, and the field of lymphography (N1177), which we licensed to our joint venture (Sentigen, Ltd.) with affiliates of Elan Corporation, plc ("Elan").

        Pharmaceutical imaging agents are used with computed tomography ("CT"), nuclear medicine, echocardiography and magnetic resonance imaging ("MRI") equipment in order to increase the diagnostic capabilities of these techniques. By enhancing the contrast between different types of tissues, these intravenously administered contrast agents provide critical anatomical and disease state information that is not obtainable using the equipment alone. There are numerous potential applications for a contrast agent used in imaging parts or all of the cardiovascular system as well as other organs. Our proposed products have the potential to enhance a physician's ability to diagnose certain cardiovascular abnormalities and the spread of cancer in the lymphatic system.

        We have no approved diagnostic products or operating revenues at this time; however, we have entered into a term sheet relating to a transaction with Alliance Pharmaceutical Corp. ("Alliance"). The term sheet, as amended, gives us an exclusive option until July 15, 2003 to acquire all of the assets of Alliance related to medical imaging, including all manufacturing and marketing rights to Imagent® (formerly Imavist™), Alliance's ultrasound imaging contrast agent that was approved by the FDA for marketing in the United States in June, 2002 (the "Imagent® business"). It is anticipated that Imagent® will be ready to market in the third quarter of 2003. Our acquisition of the Imagent® business is subject to certain contingencies, including our ability to raise the funds to finance the acquisition. See "Recent Developments" below.

        We have three full-time employees who are based at our corporate headquarters in New Hope, Pennsylvania, a suburb of Philadelphia. We work closely with consultants experienced in drug development and regulatory requirements.

        Our principal executive offices are located at 140 Union Square Drive, New Hope, Pennsylvania. Our telephone number is (215) 862-6860. Our web site is located at www.photogen.com. Information on our web site is not part of this prospectus.

The Offering

        This prospectus covers up to 390,556 shares of the company's common stock, $0.001 par value per share, to be sold by Gerald L. Wolf, Ph.D.,M.D. the company's former medical director and senior scientist.

        Dr. Wolf has options to acquire an aggregate of 390,556 shares of our common stock. Upon exercise of such options, Dr. Wolf may offer to sell such shares of common stock.

        As of May 1, 2003 there were 17,114,868 shares of our common stock outstanding. Assuming that Dr. Wolf exercises his options to acquire 390,556 shares of our common stock, there will be an aggregate of 17,505,424 shares of our common stock issued and outstanding.

Our History

        In May, 1997, Photogen Technologies, Inc. (formerly known as M T Financial Group, Inc. ("M T Financial")) acquired Photogen, Inc. through a subsidiary merger. As a result, Photogen, Inc. became a wholly-owned subsidiary of M T Financial and then M T Financial changed its name to Photogen Technologies, Inc. In November, 2002, we effected the split off of Photogen, Inc. and substantially all of the assets and all of the liabilities related to our therapeutic line of business, including a compound known as PH-10, to our five founding stockholders (Drs. Wachter, Dees, Fisher and Scott and Mr. Smolik, who are collectively referred to as the "Tennessee Stockholders") in exchange for and cancellation of all of their stock in Photogen Technologies, Inc. (5,137,109 shares). At that time, we also sold $9.0 million of our common stock to a group of institutional investors at a price of $1.08 per share and effected a one-for-four reverse split of our common stock. In December, 2002 and the beginning of January, 2003, we sold an additional approximately $3.0 million of our common stock at $1.08 per share to certain institutional investors and accredited individual investors. See "Recent Developments" below. In this offering, we received $6,500,000 in cash and Tannebaum, LLC's $2,500,000 credit facility was eliminated and converted into 2,314,815 shares of common stock at $1.08 per share.

Available Information

        Our website (www.photogen.com) is under development and at this time you cannot obtain copies of our SEC filings on our website; however, you can obtain, free of charge, a copy of our filed annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports, our proxy statements and information statements by sending a request for such documents to our corporate secretary, Brooks Boveroux, at 140 Union Square Drive, New Hope, PA 18938, or calling (215) 862-6860. Our filings are also available to the public from the SEC's website at (www.sec.gov) or at the SEC's Public Reference Rooms in Washington D.C., New York, N.Y. and Chicago, IL. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

RISK FACTORS

        You should carefully read the risks described below, together with all of the other information included in this prospectus, before you decide to buy any of our common stock. The following are some of the key risk factors that may affect our future results:

We are a development stage company, we have conducted only limited studies on our products in development and we do not have any revenues from sales.

        Our company and our technologies are in early stages of development. We began our business as a biopharmaceutical company in 1997. We have not generated revenues from sales or operations, and we do not expect to generate sufficient revenues to enable us to be profitable for at least several years, if at all.

        The drug products we currently contemplate developing will require costly and time-consuming research and development, preclinical and clinical testing and regulatory approval before they can be commercially sold. We may not be able to develop our technology into marketable products or develop our technology so it is effective for diagnosis or treatment of human diseases. As a result of changing economic considerations, market, clinical or regulatory conditions, or clinical trial results, we may shift our focus or determine not to continue one or more of the projects we are currently pursuing.

We have a history of losses and we may not achieve or maintain profitability in the future or pay cash dividends.

        We have incurred losses since the beginning of our operations. As of December 31, 2002, we have incurred cumulative net losses (before dividends on preferred stock) of approximately $28,745,194. We expect our losses to increase in the future as our financial resources are used for research and development, preclinical and clinical testing, regulatory activities, manufacturing, marketing and other related expenses. We may not be able to achieve or maintain profitability in the future. We have never declared or paid any cash dividends to stockholders and do not expect to do so in the foreseeable future.

We must raise additional financing in the future and our inability to do so will prevent us from implementing our business development plan.

        During 2002, we sold $12,028,902 of our common stock to certain institutional investors and a group of individual accredited investors at a price per share of $1.08 ($2,500,000 of which was from the conversion of our outstanding note payable to Tannebaum, LLC). Our cash and securities on hand at December 31, 2002, following the repayment of certain liabilities, was approximately $6.1 million. We expect to have sufficient cash resources for our current commitments through the third quarter of 2003 (depending on the pace of our spending for preclinical and clinical testing and other commitments, which, to an extent, we can adjust to preserve cash). We will need substantial additional financing for our research, clinical testing, product development and marketing programs.

        Through March 31, 2003, we have provided bridge financing to Alliance of an aggregate of $2,983,000 evidenced by 8% convertible secured promissory notes (the "Alliance Notes") issued pursuant to the Convertible Secured Note Purchase Agreement dated as of October 4, 2002 (the "Note Purchase Agreement"). Together with any other holders of notes issued pursuant to the Note Purchase Agreement, we have liens on certain of the assets of Alliance. Our lien on the Imagent®-related assets is subordinate in priority to liens held by Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, "Xmark"). As of March 31, 2003, there was approximately $4,750,000 of debt outstanding subject to the Xmark liens. Our lien related to Alliance's Oxygent product is subordinate to a lien held by PFC Therapeutics, LLC ("PFC"). PFC is a joint venture between Alliance and Baxter Healthcare Corporation. Our other liens on the assets of Alliance are first priority liens and give us a security interest in collateral not covered by the Xmark and PFC prior liens. Alliance has the right to make payments of interest under the Alliance Notes in shares of its common stock. We have the right to convert the outstanding principal and interest under the Alliance Notes into shares of Alliance common stock at the conversion price of $0.35 per share. Any shares of Alliance common stock we receive in lieu of cash interest payments may have a value less than the cash that we would otherwise be owed and those shares may not be readily marketable. Consequently, there is a risk that we may not be able to be fully repaid the bridge financing we provided to Alliance.

        We cannot accurately estimate the amount of additional financing required to develop our products; however, the amount could be an additional $30 million or more over the next several years. In particular, we are currently seeking to raise up to $20 million in one or more transactions to acquire the Imagent® business from Alliance and to operate our business thereafter through a private placement to accredited investors. Additional funds may not be available on acceptable terms, if at all, and existing stockholders may be diluted as a result of those offerings. The pricing of our common stock, or other securities convertible into common stock, in any such transaction may also result in an increase in the number of shares of common stock issuable upon exercise of warrants in accordance with the anti-dilution provisions in the instruments governing those securities.

Our proposed products are subject to extensive testing and government approval, and we may not obtain or maintain the approvals necessary to sell our proposed products.

        None of our proposed imaging products has received the FDA's approval. An extensive series of clinical trials and other associated requirements must be completed before our proposed products can be approved and sold in the U.S. or other countries. Requirements for FDA approval of a product include preclinical and clinical testing for effective use and safety in animals and humans, which can be extremely costly. The time frame necessary to perform these tasks for any individual product is long and uncertain, and we may encounter problems or delays that we cannot predict at this time. Even if testing is successful, our proposed products may not demonstrate sufficient effectiveness or safety to warrant approval by the FDA or other regulatory authorities. Any regulatory approval may not cover the clinical symptoms or indications that we may seek. We must also obtain regulatory approvals comparable to those required in the U.S. to market our products in other countries.

        Our proposed technologies and products generally must complete preclinical tests in animals and three phases of tests (also called clinical trials) in humans before we can market them for use. Use of our technology has been limited primarily to laboratory experiments and animal testing, only N1177 has completed Phase 1 human clinical trials. We have not yet conducted substantive studies on the effectiveness of our compounds on human subjects.

        Our results from early clinical trials may not predict results that we will obtain in large scale clinical trials, as a number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in early trials.

        We may not conduct additional Phase 2 or Phase 3 clinical trials for our products and such trials, if begun, may not demonstrate any efficacy or may not be completed successfully in a timely manner, if at all.

        The rate of completion of our clinical trials depends upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population for a particular indication, the nature of the clinical protocol under which our products will be studied, the proximity of the patient to a clinical site and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, regulatory filing delays, or both.

        Furthermore, we, the FDA or other regulatory authorities may alter, suspend or terminate clinical trials at any time. If we do not successfully complete clinical trials and obtain regulatory approval for a product, we will not be able to market that product.

Any products approved by the FDA will be subject to postmarket requirements of the FDA.

        Approved products are subject to numerous postmarket requirements by regulatory authorities. We will be subject to inspection and marketing surveillance by the FDA to determine our compliance with regulatory requirements with respect to any approved products. If the FDA finds that we have failed to comply, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:

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  fines, injunctions and civil penalties;

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  recall or seizure of our products;

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  operating restrictions, partial suspension or total shutdown of production; and

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  criminal prosecution.

Any enforcement action by the FDA may also affect our ability to commercially distribute our products in the U.S.

Product liability claims could increase our costs and adversely effect our results of operations.

        The clinical testing, manufacturing and marketing of our product candidates may expose us to product liability claims, and we may experience material product liability losses in the future. We maintain certain levels of product liability insurance for the use of our product candidates in clinical research, but our coverage may not continue to be available on terms acceptable to us or adequate for liabilities we actually incur. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on our business and results of operations.

If we do not obtain and maintain patent or other protection of our core technologies (namely PH-50 for cardiovascular imaging and N1177 for our other lymphography materials and methods), we may have difficulty commercializing products using these technologies.

        Our success depends in part on our ability to obtain, assert and defend our patents, protect trade secrets and operate without infringing the intellectual property of others. Among the important risks in this area are that:

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  Our patent applications may not result in issued patents. Moreover, any issued patents may not provide us with adequate protection of our intellectual property or competitive advantages, and the law on the scope of patent coverage is continually changing.

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  Various countries limit the subject matter that can be patented and limit the ability of a patent owner to enforce patents in the medical field. This may limit our ability to obtain or utilize those patents internationally.

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  Existing or future patents or patent applications (and the products or methods they cover) of our competitors (or others, such as research institutions or universities) may interfere, invalidate, conflict with or infringe our patents or patent applications. Similarly, the use of the methods or technologies contained in our patents, patent applications and other intellectual property may conflict with or infringe the rights of others.

  •
  If an advance is made that qualifies as a joint invention, the joint inventor or his or her employer may have rights in the invention.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that these rights are covered by valid and enforceable patents or effectively maintained as trade secrets. We own two patents in the U.S., and sixteen other patents in foreign countries including Australia, Canada, Japan and Germany. These patents relate to methods for performing lymphography.

We have filed patent applications in the U.S. and under the PCT covering a number of foreign countries. These patent applications relate to the use of nanoparticulates, including PH-50, as cardiovascular imaging agents and to deliver pharmacologically active substances for treatment of various diseases. We are also the exclusive licensee of a group of patented proprietary compounds known as "nanoparticulates," including N1177 and PH-50 from Nycomed Imaging AS. We are the exclusive licensee of U.S. and foreign patent applications from Massachusetts General Hospital which relate to diagnostic imaging agents and methods for using the diagnostic imaging agents for medical location, treatment and diagnosis of tumors and other diseased tissues.

        Additional patents may never be issued on any of the patent applications we own or license from third parties. Furthermore, even if such patents are issued, the validity of the patents might successfully be challenged by a third party. The patents might not provide protection against competitive products or otherwise be commercially valuable, or the applications filed by others might result in patents that would be infringed by the manufacture, use or sale of our products.

        The patent position of biopharmaceutical companies involves complex legal and factual questions and therefore we cannot assure the enforceability of these patents. Litigation over patents and other intellectual property rights occurs frequently in our industry and there is a risk that we may not prevail in disputes over the ownership of intellectual property. Further, an interference proceeding with the Patent and Trademark Office may be instituted over the rights to certain inventions and there is a risk that we may not prevail in such an interference proceeding. Those disputes can be expensive and time consuming, even if we prevail. Intellectual property disputes are often settled through licensing arrangements that could be costly to us. In any intellectual property litigation, it is possible that licenses necessary to settle the dispute would not be available on commercially reasonable terms or that we would not be able to redesign our technologies to avoid any claimed infringement.

        Confidentiality agreements covering our intellectual property may be violated and we may not have adequate remedies for any violation. Third parties may challenge our existing patents and seek to hold them invalid or unenforceable. Also, our intellectual property may in other ways become known or be independently discovered by competitors.

        To the extent we use intellectual property through licenses or sub-licenses (as is the case for some of our lymphography technology), our rights are subject to us performing the terms of the license or sub-license agreement with third parties. Our rights are also subject to the actions of third parties we may not be able to control, such as our sub-licensor complying with the terms of its license with the patent owner and the patent owner maintaining the patent.

        Where intellectual property results from a research project supported by Government funding, the Government has limited rights to use the intellectual property without paying us a royalty.

We are highly dependent upon a small number of employees and consultants who provide management expertise, and it may be difficult to implement our business development plans without this expertise.

        These individuals have entered into employment or consulting agreements, confidentiality and/or non-competition agreements with us. We could suffer competitive disadvantage, loss of intellectual property or other material adverse effects on our business and results of operations if any employee or consultant violates or terminates these agreements or terminates his or her association with us. Our growth and future success also depends upon the continued involvement and contribution from these individuals, as well as our ability to attract and retain highly qualified personnel now and in the future.

        We currently employ two senior executive officers, including Dr. Williams (our Chief Executive Officer) and Mr. Boveroux (our Chief Financial Officer). We also have retained consultants to advise us in regulatory affairs and product development matters. If we lost the services of our executive officers or outside consultants, we could experience a delay in the implementation of our business plan until we arranged for another individual or firm to fulfill the role.

The raw materials necessary for the manufacture of PH-50 and N1177 are supplied by one supplier and an interruption in availability of those materials may impair our ability to test and market those products.

        We currently rely on Nanosystems, a division of Elan, as the sole supplier of the raw nanoparticulates used to manufacture PH-50 and N1177. There can be no assurance that Nanosystems will continue to supply us with the raw materials that we need in a timely manner on conditions that are acceptable to us.

We have to rely on third parties and collaborative relationships for the manufacture, clinical testing and marketing of our proposed products, and it may be difficult to implement our business development plans without these collaborations.

        We have had and expect to continue in the future to have a variety of research agreements with universities and other research institutions to investigate specific protocols. We also contract and expect to continue to contract with research organizations and other third parties to manage clinical trials of our proposed products in development. We must continue to enter into collaborative relationships with third parties for additional research and development, preclinical and clinical testing, marketing and distribution of our proposed products.

        We are currently involved in a joint venture with affiliates of Elan, called Sentigen, Ltd., to develop and commercialize materials in the field of lymphography. Collaborative relationships may limit or restrict our operations or may not result in an adequate supply of necessary resources. Our collaborative partner could also pursue alternative technologies as a means of developing or marketing products for the diseases targeted by our collaborative program. If a third party we are collaborating with fails to perform under its agreement or fails to meet regulatory standards, this could delay or prematurely terminate clinical testing of our proposed products.

Our potential markets are extremely competitive, and many of our competitors have greater resources and have products that are in more advanced stages of development.

        We face substantial competition from competitors with greater financial, technical and human resources and with greater experience in developing products, conducting preclinical or clinical testing, obtaining regulatory approvals, manufacturing and marketing. We understand that the existing market for radiopaque contrast agents is estimated to be approximately $3.4 billion worldwide. The dominant uses of media are those employed in conjunction with CT/x-ray scans. Approximately half of the usage is in the U.S. Omnipaque®, marketed by a unit of Amersham and is estimated to be the leading agent utilized in coronary angiography. Other companies marketing contrast agents include Mallinckrodt, Inc. (a unit of Tyco International Ltd.), Berlex Laboratories, Inc.(a subsidiary of Schering) and Bracco.

        Some of these firms have drugs or devices that have completed or are in advanced stages of clinical trials and regulatory approvals. Others may develop technologies and obtain patent protection that could render our technologies or products obsolete or less competitive or our patents invalid or unenforceable. Due to the inherent risk of failure associated with the testing, development and production of new and innovative technologies, our technologies and products may be found to be ineffective, have unanticipated limitations or otherwise be unsuccessful in the marketplace. Also, although we believe our estimates of the possible size of markets for our potential products are based on information we consider reliable (including data from the American Heart Association, American Cancer Society and similar sources in the public domain), that data or our analysis of the data could prove incorrect.

Our products may not be fully accepted by physicians, laboratories and health insurance providers which would reduce our revenue and limit our ability to raise capital.

        Our growth and success will depend upon market acceptance by physicians, laboratories and health insurance providers of our products. This requires acceptance of our products as clinically useful and cost-effective alternatives to other medical imaging methods. In addition, physicians may utilize imaging techniques other than those for which our products are being developed (such as MRIs) to image internal vasculature and organs and therefor, our products may not be utilized.

Changes in health care reimbursement policies or legislation may make it difficult for patients to use or receive reimbursement for using our products, which could reduce our revenues.

        Our success will depend, in part, on the extent to which health insurers, managed care entities and similar organizations provide coverage or reimbursement for using the medical procedures and devices we plan to develop. These third-party payers are increasingly challenging the price of medical procedures and services and establishing guidelines that may limit physicians' selections of innovative products and procedures. We also cannot predict the effect of any current or future legislation or regulations relating to third-party coverage or reimbursement on our business. We may not be able to achieve market acceptance of our proposed products or maintain price levels sufficient to achieve or maintain any profits on our proposed products if adequate reimbursement coverage is not available. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from third-party payors for the procedures in which our products would be used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on our business.

A small group of stockholders controls Photogen, which may make it difficult for stockholders who are not in that group to influence management.

        As of March 31, 2002, a small group of stockholders control approximately 69.4% of our outstanding common stock. Several of our principal stockholders are also parties to a Voting, Drag-Along and Right of First Refusal Agreement (the "Voting Agreement") concerning the election of certain designees to the Board of Directors. The Voting Agreement requires these stockholders to vote their shares for the election of certain individuals nominated by parties to the Voting Agreement. This concentration of ownership and control may delay or prevent a change in control of Photogen, and may also result in a small supply of shares available for purchase in the public securities markets. These factors may affect the market and the market price for our common stock in ways that do not reflect the intrinsic value of the stock.

The price and trading volume of our common stock fluctuates significantly, like that of many biopharmaceutical companies, which may make it difficult for us or a stockholder to sell our common stock at a suitable price and may cause dilution for existing stockholders when we issue additional shares.

        During the period from January 1, 2003 through March 31, 2003 the trading price of our common stock ranged from $2.78 to $0.90 per share. Daily trading volume ranged from 0 (zero) shares to approximately 29,800 shares during that period.

        The market prices for securities of biopharmaceutical companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors may have an impact on the price of our common stock:

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  Announcements by us or others regarding scientific discoveries, technological innovations, commercial products, patents or proprietary rights;

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  Announcements by us concerning the licensing or other transactions of our products or technologies;

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  Private sale of a significant block of our common stock at a price below the then current market price of our common stock and the subsequent registration and sale of those shares;

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  The progress of preclinical or clinical testing;

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  Developments or outcome of litigation concerning proprietary rights, including patents;

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  Changes in government regulation;

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  Public concern about the safety of devices or drugs;

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  Limited coverage by securities analysts;

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  The occurrence of any of the risk factors described in this section;

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  Sales of large blocks of stock by an individual or institution;

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  Changes in our financial performance from period to period, securities analysts' reports, and general market conditions; and

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  Economic and other external factors or a disaster or crisis.

Our common stock could be delisted from the NASDAQ SmallCap Market, which would make trading in our stock more difficult.

        Since November, 1999, our common stock has been quoted in the Nasdaq SmallCap Market. We received a letter dated September 25, 2002 from Nasdaq notifying us that our stock had traded at less than $1 for a period of 30 consecutive trading days and that we had until March 4, 2003 to regain compliance with Marketplace Rule 4310(c)(4). On December 12, 2002, we received notice from Nasdaq that we are again in compliance with the Marketplace Rule. Our shares could be delisted if we fail to meet the listing requirements of the Nasdaq SmallCap Market, which would force us to list our shares on the OTC Bulletin Board or some other quotation medium, such as pink sheets, depending upon our ability to meet the specific listing requirements of those quotation systems. As a result, an investor might find it more difficult to dispose of, or to obtain accurate price quotations for, our shares. Delisting might also reduce the visibility, liquidity and price of our common stock.

        If our common stock were delisted from the Nasdaq SmallCap Market and were not traded on another national securities exchange, we could become subject to penny stock regulations that impose additional sales practice disclosure and market making requirements on broker/dealers who sell or make a market in our stock. The rules of the SEC generally define "penny stock" to be common stock that has a market price of less than $5.00 per share and is not traded on a national exchange. If our stock became subject to penny stock regulations, it could adversely affect the ability and willingness of broker/dealers who sell or make a market in our common stock and of investors to purchase or sell our stock in the secondary market.

If stockholders holding substantial amounts of our common stock should sell their stock in the public market, the price of our stock could fall and it may be more costly for us to raise capital.

        As of March 31, 2002:

  •
  We had reserved approximately 7,062,401 shares of common stock for future issuance upon grants of options, or exercise or conversion of outstanding options and warrants and convertible securities.

  •
  We had approximately 2,343,366 shares eligible for sale in the public market free of restriction under Rule 144 of the Securities Act.

  •
  Approximately 11,912,779 shares of common stock are subject to agreements requiring us to permit the holders of the shares, under certain circumstances, to join in a public offering of our stock or to demand that we register their shares for resale.

If our options and warrants are all issued and exercised, investors may experience significant dilution in the voting power of their common stock. The sale of these shares could place downward pressure on the overall market price of our stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

        Forward looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases. We undertake no obligation to publicly update or revise any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, prospectus supplement or other documents incorporated by reference might not occur. No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends on our common stock in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors. We do however pay an in-kind dividend on our preferred stock as follows:

    Series A Convertible/Exchangeable Preferred Stock:    For a period of six years from the date of first issuance of the Series A Convertible Preferred Stock ("Series A Preferred Stock") (October 20, 1999), each share of Series A Preferred is entitled to a mandatory in-kind dividend payable in additional shares of Series A Preferred Stock at a rate of 7% (i.e., 0.07 additional shares of Series A Preferred Stock). The in-kind dividend is cumulative, compounds on a semi-annual basis and is payable twice a year, beginning April 2000. As of March 5, 2003 we have accrued in-kind dividends of 2,301.2 shares of Series A Preferred Stock to our Series A Preferred stockholder. As of March 5, 2003 there were 12,856 shares of Series A Preferred Stock issued and outstanding.

MARKET FOR SECURITIES

        Our common stock trades on the Nasdaq SmallCap Market under the symbol "PHGN." The following table sets forth the quarterly high and low trading prices for our common stock as reported by the Nasdaq SmallCap Market for the periods indicated, adjusted to reflect the one-for-four reverse split which was effected in November, 2002, which prices do not reflect retail mark-up, markdown or commissions and may not represent actual transactions.

	Year Ended December 31, 2001		Year Ended December 31, 2002
	(Amounts in Dollars)
	High	Low	High	Low
1st Quarter	28.50	6.00	6.36	2.52
2nd Quarter	8.00	3.72	5.20	3.12
3rd Quarter	9.40	4.00	1.20	1.32
4th Quarter	6.08	4.00	2.64	1.00

        For the period January 1, 2003 through May 9, 2003, the high and low trading prices for our common stock were $2.78 and $0.90, respectively. Aggregate trading volume for the period January 1, 2003 through May 9, 2003 was approximately 412,351 shares. On May 9, 2003 the high and low trading prices were $2.60 and $2.35, respectively. The foregoing information for 2001, 2002 and 2003 reflects trade prices, and not bid or ask prices. See "Risk Factors—A small group of stockholders control Photogen, which may make it difficult for stockholders who are not in that group to influence management," and "The price and trading volume of our common stock fluctuates significantly, which may make it difficult for us or a stockholder to sell our common stock at a suitable price and may cause dilution for existing stockholders when we issue additional shares," above, regarding the possible effects of the concentrated ownership of our common stock on the market and price of our common stock.

SELECTED FINANCIAL DATA

        The following information is qualified by reference to and should be read in conjunction with our Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included below. The selected financial data presented below for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited financial statements and the financial data for the quarters ended March 31, 2002 and March 31, 2003 have been derived from our unaudited quarterly financial statements and which have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

	Year Ended December 31, 1998	Year Ended December 31, 1999	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Quarter Ended March 31, 2002 (unaudited)	Quarter Ended March 31, 2003 (unaudited)
Net (loss) from continuing operations	$(615,972)	$(4,252,841)	$(8,144,199)	$(6,813,196)	$(9,935,203)	$(1,813,246)	$(4,940,896)

Basic and diluted loss per common share from continuing operations (available to common shareholders)	$(0.07)	$(0.48)	$(1.16)	$(1.03)	$(1.17)	$(0.23)	$(0.31)

Total assets	$8,060,585	$23,304,829	$19,652,037	$14,202,639	$16,738,414	$12,603,181	$12,886,199

Total liabilities	$952,007	$872,667	$1,239,527	$4,379,693	$1,672,463	$5,081,363	$1,368,892

Total long-term obligations	$35,990	$18,356	$1,554	$3,063,165	$401,664	$3,035,042	$334,720

BUSINESS

INTRODUCTION

        During the past two years, we have refocused our efforts on the development of medical imaging agents, including cardiovascular and lymphography contrast imaging agents. We accomplished this shift in focus by splitting off our therapeutic line of business, as more fully described in "Recent Developments" below.

        We are currently an emerging, development-stage biopharmaceutical company focused on developing a novel contrast agent with potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, and (2) to diagnose cancer metastasizing into the lymphatic system. We are the exclusive licensee of a group of proprietary materials, the lead compound of which is a contrast agent we refer to as PH-50 or N1177. We established the two names to distinguish commercialization rights between cardiovascular imaging (and all other indications) (PH-50) to which we retain rights, and the field of lymphography (N1177), which we licensed to our joint venture (Sentigen, Ltd.) with affiliates of Elan.

        Pharmaceutical imaging agents are used with CT, nuclear medicine, echocardiography and MRI equipment in order to increase the diagnostic capabilities of these techniques. By enhancing the contrast between different types of tissues, these intravenously administered contrast agents provide critical anatomical and disease state information that is not obtainable using the equipment alone. There are numerous potential applications for a contrast agent used in imaging parts or all of the cardiovascular system as well as other organs. Our proposed products have the potential to enhance a physician's ability to diagnose certain cardiovascular abnormalities and the spread of cancer in the lymphatic system.

        We have no approved diagnostic products or operating revenues at this time; however, we have entered into a term sheet relating to a transaction with Alliance. The term sheet gives us an exclusive option until March 20, 2003 (which was extended by the parties until July 15, 2003) to acquire the Imagent® business. It is anticipated that Imagent® will be ready to market in the third quarter of 2003. Our acquisition of the Imagent® business is subject to certain contingencies, including our ability to raise the funds to finance the acquisition. See "Recent Developments" below.

        We have three full-time employees who are based at our corporate headquarters in New Hope, Pennsylvania, a suburb of Philadelphia. We also work closely with consultants experienced in drug development and regulatory requirements.

CORE TECHNOLOGY

        In 1999, we entered into an exclusive license for a group of proprietary materials, the lead compound of which was known as WN67722. At that time, the product was being developed only for the field of lymphography. We now call this product N1177 (for use in the field of lymphography) or PH-50 (when referring to cardiovascular and all other indications). The product designations PH-50 and N1177 refer to the same chemical compound. These materials are very small particles designed to travel through the circulatory or lymphatic system (depending on how they are administered) and are called "nanoparticulates." The compound is covered by patents and patent applications filed in the U.S. and elsewhere. As part of the initial acquisition of this product we also acquired patented methods for performing minimally invasive lymphography using x-ray, CT or MRI.

Cardiac and vascular imaging

        According to 1998 statistics of the National Heart, Lung, and Blood Institute, ischemic heart disease is the leading cause of death in the U.S., accounting for one of every five deaths. The American Heart Association (www.americanheart.org) estimates that approximately 1.1 million Americans suffer a myocardial infarction ("MI") annually, and over 40 percent will not survive the event. Atherosclerotic coronary artery disease ("CAD") is the underlying cause of most ischemic cardiac events and can result in MI, congestive heart failure, cardiac arrhythmias and sudden cardiac death. Clinically significant CAD is uncommon in men under 40 and pre-menopausal women, but risk increases with advancing age and in the presence of risk factors such as smoking, hypertension, diabetes, high cholesterol and family history of heart disease. Angina is the most common presenting symptom of myocardial ischemia and underlying CAD, but in many persons the first evidence of CAD may be MI or sudden death. The American Heart Association estimates that 1-2 million middle-aged men have asymptomatic but physiologically significant coronary disease, also referred to as silent myocardial ischemia. Over two million angiography procedures are conducted annually in the U.S. Although mortality from heart disease has declined steadily over the past three decades in the U.S., the total burden of coronary disease is predicted to increase substantially over the next 30 years due to the increasing size of the elderly population.

Development of PH-50

        We are developing PH-50 to extend the clinical utility of x-ray based imaging, chiefly CT. The indications we envision for PH-50 include: CT angiography (heart and peripheral blood vessels), assessment of whole-body disease burden of atherosclerosis, organ perfusion and cancer staging. PH-50 is a contrast agent that is not penetrated by x-rays (called "radiopaque"). When injected systemically into the circulatory system (i.e., the blood stream), it remains within the system mixing with the blood and flowing throughout the circulatory system. As the compound is radiopaque, a physician using a device such as a CT machine along with the contrast agent can create an image of the desired area. In our preclinical studies we have obtained encouraging results that have been demonstrated by imaging heart, liver and other organs with results that are comparable or superior to those obtained by currently available products. We believe that PH-50 could allow the imaging of the cardiovascular system (angiography) and other organs as a non-invasive procedure, at lower cost and with reduced risk and morbidity.

        We are completing pre-clinical studies of PH-50 for potentially significant new applications in cardiovascular imaging and have filed for additional patent protection of the use of the compound for vascular and organ imaging applications. We plan to develop PH-50 as a blood pool contrast agent for several indications. Based on considerable existing preclinical studies and human clinical experience, we believe that we can commence further clinical studies in the near future. Our initial development strategy will be to evaluate PH-50 in Phase 1 studies for cardiovascular and blood pool imaging using advanced CT and PH-50 as a contrast agent. We plan to conduct Phase 1 trials to assess safety and patient tolerance of PH-50 as a cardiovascular imaging agent through intravenous administration in the fourth quarter of 2003. As part of the original acquisition and our further research, we have a substantial body of safety information in both animals and humans. Pre-clinical toxicology and pharmacology data for PH-50/N1177 includes testing in multiple animal models including studies in several models utilizing intravenous administration, which is the route of administration to be utilized in the cardiovascular indications. In animal experiments, our investigators have shown that PH-50 can be used as an effective imaging agent to visualize cardiac structures after a single, low-dose intravenous injection/infusion. We have an open investigational new drug application ("IND") with the FDA for the product in the lymphography indication. We intend to file an amendment to this application for the intravenous administration of PH-50 for use as a blood pool agent.

        Scaled-up manufacturing of PH-50/N1177 is currently being performed for us by Elan through its Nanosystems division. Over the past two years, Nanosystems has undertaken substantial work to manufacture PH-50 in compliance with the FDA's current Good Manufacturing Procedures ("GMP") regulations and in a scalable process sufficient to support commercial quantities. Currently, Nanosystems is our sole supplier of the raw materials necessary to produce PH-50 and N1177. There can be no assurance that Nanosystems will continue to supply us with the raw materials we need on terms that are acceptable to us.

Competition for PH-50

        The existing market for radiopaque contrast agents is estimated to be approximately $3.4 billion worldwide. The dominant uses of media, totaling 86 percent, are those employed in conjunction with CT or x-ray scans. Approximately half of the usage is in the U.S. We believe that Omnipaque®, marketed by a unit of Amersham, is the leading agent utilized in coronary angiography. Other companies marketing contrast agents include Mallinckrodt, Inc. (a unit of Tyco International Ltd.), Berlex Laboratories, Inc. (a subsidiary of Schering), Abbott Laboratories and Bracco. Physicians also use other modalities, such as MRI and ultrasound, are also used by physicians to image internal vasculature and organs. These modalities, including CT imaging, each have particular attributes that may make their use applicable to any particular situation.

Lymphography

        Lymphography is a procedure used to determine if a patient's cancer has spread to the lymph nodes. The presence or absence of cancer in the lymph nodes is an important indication of whether the disease has spread from the original tumor and the seriousness of the disease. It also provides oncologists with critical information to help determine the stage of the disease and the appropriate course of treatment.

        It is generally accepted that breast cancer and melanoma are spread by way of the lymph system as do cancers of the lung, prostate and many other cancers. Clinical studies have demonstrated that patients with cervical cancer have an increased survival rate if lymph nodes with cancerous tissue are removed. Effective treatment of these cancers can be aided by an early assessment of the presence or absence of disease (micro-metastases) in the lymph nodes.

        Patients believed to have cancer currently are subjected to injections of blue dye or radioactive particles that track the materials to the general area of the lymph node. In some of these diseases, the location of the lymph node is difficult to access. In the case of breast cancer, oncologists may remove 15-30 underarm lymph nodes for biopsy. Additional treatment will be required if cancer is discovered. Approximately 80% of the patients diagnosed with breast cancer or melanoma who undergo these painful procedures are found to have no sign of disease in their nodes.

        The particular properties of N1177 enable it to travel through the lymph system to the lymph nodes most likely to be affected if the cancer has spread. It is recognized by the body's immune system as being a foreign body and thus is normally ingested by macrophage (cells that engulph foreign material in the body for eventual elimination). It is a particular characteristic of tumors that they contain no or a minimal number of macrophage. N1177 is radiopaque and is seen on a CT scan as white areas. Tumors within a node, as they would not have retained N1177, are seen as dark areas. The difference in contrast created by the presence or absence of the imaging agent serves as the basis to determine the presence or absence of disease. We expect that N1177 would remain in the node to allow for an effective imaging procedure with a good safety profile and acceptable clearance times. A further benefit of these minimally invasive procedures is that they could be used multiple times and therefore provide a means to monitor the results of cancer treatment and detect recurrence.

Development of N1177

        We are developing N1177 through a joint venture with affiliates of Elan. Our goal is to demonstrate that the use of N1177 will enable physicians to precisely locate tumorous nodes by first injecting the material in the vicinity of the tumor and then taking an image (picture) using a CT device.

        Considerable preclinical testing of N1177 has been conducted in multiple animal models. The results of these studies suggest a favorable safety and efficacy profile for N1177. Phase I clinical studies to evaluate the safety of N1177 in a total of 65 patients have been completed. The results of the Phase I study involving 45 subjects indicate the safety and pharmacokinetic data are consistent with safety, pharmacokinetic and metabolic data obtained in previous nonclinical safety and disposition studies. In addition, the number of nodes visualized showed a statistically significant dose effect (an increase in the number of nodes visualized as the dose increased).

        We plan to commence Phase 2 clinical studies for detection of cancer metastasis in lymph nodes in patients with cervical cancer in 2003, subject to the availability of sufficient capital. In this patient population, studies document an increase in survival when lymph nodes containing cancer are removed. Tumor identification by CT imaging will be correlated to the results of biopsy results from patients undergoing surgery to demonstrate effectiveness in locating nodes and identifying those with cancer in them.

Competition for N1177

        As with PH-50, N1177 will be subject to competition with other companies marketing contrast agents such as Amersham, Mallinckrodt, Inc. (a unit of Tyco International Ltd.), Berlex Laboratories, Inc. (a subsidiary of Schering), and Bracco and with other methods of imaging, such as MRI and ultrasound.

Sentigen Ltd.—Joint Venture with Elan Corporation

        In October, 1999, we entered into a joint venture with affiliates of Elan. The joint venture company, Sentigen Ltd., is developing N1177, a nanoparticulate agent used to image lymph nodes to detect cancer. We own 80.1 percent of Sentigen with the balance being owned by affiliates of Elan. We licensed to Sentigen certain methods and other proprietary technology for use in lymphography, and we sub-licensed to Sentigen proprietary compounds we had obtained by license from Massachusetts General Hospital and Nycomed Imaging AS. Elan, through its drug delivery division, Elan Pharmaceutical Technologies, licensed to Sentigen its NanoCrystal™ stabilized nanoparticulate formulation technology to develop the diagnostic imaging agents.

        To finance the initial capital requirements of Sentigen, including the licensing by Sentigen of certain technology, we sold to a unit of Elan $12,015,000 of our Series A Preferred Stock. Elan may exchange the Series A Preferred Stock for a number of shares of Sentigen stock that will enable Elan to increase its ownership of Sentigen up to 50 percent. Alternatively, Elan may convert the Series A Preferred Stock into Photogen common stock at a conversion price of $84.68 per share.

        As part of the joint venture agreement, Elan provided us with a $4.8 million credit facility to fund our share of the then anticipated development costs of the joint venture. On November 12, 2002, all of the then outstanding principal and interest ($3,082,487) was converted at a price of $24.00 per share into 128,437 shares of our common stock and the line of credit was cancelled.

        Our agreement with Elan provides that Elan has the right to nominate a member to our Board of Directors until October, 2004 or as long as Elan owns 10% of our common stock (Elan currently owns less than 10% of our common stock). Elan also has a preemptive right to participate in our future equity offerings to maintain its pro rata interest in Photogen. Elan agreed not to exercise this preemptive right in connection with our recent sale of common stock to certain institutional and accredited investors.

RECENT DEVELOPMENTS

Split Off Transaction

        From our inception, we were involved in two lines of business:

  •
  Diagnosis of diseased tissue

  •
  Treatment of diseased tissue

        In the past, our research and development efforts followed this dual focus. We worked to develop therapies to treat cancer, pre-cancerous conditions, psoriasis and other dermatological conditions, using our proprietary multi-photon laser technologies, or using an agent called PH-10 with a variety of energy sources in a regimen called photodynamic therapy, or the activation of a substance by an energy source to achieve a therapeutic effect. We have also been developing products, N1177 and PH-50, to diagnose the spread of cancer to a patient's lymph nodes and to diagnose cardiovascular disease, respectively.

        Our pursuit of both diagnostic and therapeutic lines of businesses led to a number of challenges. We found it increasingly difficult to raise capital with such a diverse product pipeline and to concentrate our efforts on a particular application from inception through development. In order to attract capital investment and to take advantage of what we perceived to be the best market opportunities for our proposed products, we concluded that it was necessary to devote our efforts and resources to the development of our medical imaging diagnostic technologies rather than the therapeutic technologies.

        We believe the medical need and economic potential of both PH-50 (for cardiovascular diagnostics) and N1177 (for lymphography) is of such significance that we decided to focus substantially all of our development efforts and resources in this area for the foreseeable future. We entered into a Separation Agreement with the Tennessee Stockholders in order to enhance our ability to secure additional financing and pursue market opportunities, to enable the Tennessee Stockholders to focus on the development of therapeutic technologies arising from their inventions, and to resolve any differences of opinion with them as to how to allocate financial and management resources.

        We separated the therapeutic and diagnostic lines of business by first transferring substantially all assets and liabilities associated with the diagnostic business to Photogen Technologies, Inc. and retaining substantially all assets and liabilities associated with the therapeutic business in Photogen, Inc. Then, Photogen Technologies, Inc., Photogen, Inc. and the Tennessee Stockholders engaged in a split off transaction in which the Tennessee Stockholders transferred all of their common stock of Photogen Technologies, Inc. to the company for redemption in exchange for all of the common stock of Photogen, Inc. The Tennessee Stockholders beneficially owned 5,137,109 shares of Photogen Technologies, Inc. common stock (approximately 52.9% of the outstanding shares), and those shares were subsequently cancelled by Photogen Technologies, Inc.

        Aidan King, who was previously appointed to our Board of Directors by Elan, declined to serve on our Board of Directors in November, 2002. Dr. Wachter, one of the Tennessee Stockholders, resigned as a director and officer of Photogen upon the effectiveness of the split off transaction. Dr. Scott, also a Tennessee stockholder, resigned as an officer of Photogen upon the effectiveness of the split off transaction.

Financing Transaction

        In November, 2002, we sold $9,000,000 of our common stock at a price of $1.08 per share to a group of institutional investors which included Mi3, L.P. ("Mi3"), Oxford BioScience Partners IV L.P. and MRNA Fund II L.P. (collectively, the "Institutional Investors"). In this offering, we received $6,500,000 in cash and Tannebaum, LLC's $2,500,000 credit facility was eliminated and converted into

2,314,815 shares of common stock at $1.08 per share. Tannebaum, LLC was at that time controlled in part by Dr. Weinstein, one of our directors.

        In December, 2002, we consummated a second closing of the financing transaction and sold an additional 2,804,539 shares of our common stock at $1.08 per share for an aggregate of $3,028,902 to a group of institutional investors and individual accredited investors. The final closing of the financing took place in January, 2003 at which time we sold an additional 27,778 shares of our common stock at $1.08 per share for an aggregate of $30,000 to two individual accredited investors.

        As part of the financing transaction, we entered into a Registration Rights Agreement requiring us to file a registration statement with the SEC within 45 days of the closing of the financing transaction to cover the Institutional Investors' sales of the shares. The Institutional Investors in the financing transaction have deferred the implementation of this requirement.

        As part of the financing transaction, the Institutional Investors entered into the Voting Agreement with Dr. Weinstein, Stuart Levine (individually and as co-trustees of the Theodore Tannebaum Trust) and Tannebaum, LLC (collectively, the "Chicago Stockholders"). The Voting Agreement provides, among other things, that each of its parties will vote all shares of which it is the beneficial owner as follows:

  •
  To maintain the total number of directors at seven.

  •
  To amend our Articles of Incorporation or Bylaws in accordance with the recommendation of five of the seven directors.

  •
  For the election of the following directors:

  •
  One person nominated by Mi3 (William D. McPhee);

  •
  One person nominated by the holders of 80% of the shares owned by the Institutional Investors (Alan Watson, Ph.D.);

  •
  One person nominated by the holders of 80% of the shares owned by the Chicago Stockholders (Dr. Weinstein);

  •
  One person appointed by our Board of Directors as the Chief Executive Officer (Taffy Williams, Ph.D.)

  •
  One person nominated by Elan International Services, Ltd. ("EIS") in accordance with and subject to our October 20, 1999 Securities Purchase Agreement with EIS (this position is currently vacant); and

  •
  Two persons (or three if EIS's right to nominate a director expires) with industry experience in the healthcare, biotech or pharmaceutical industries, as nominated by our Board of Directors and approved by the holders of 80% of the shares beneficially owned by the Institutional Investors (Gene Golub and Lester McKeever, Jr.).

  •
  To maintain an Audit Committee and Compensation Committee of the Board, each with three members, and to appoint one director to serve on each Committee nominated by the holders of 80% of the shares owned by the Institutional Investors (Mr. McPhee).

The Voting Agreement also provides that none of its parties will sell, transfer, pledge, grant any option for, or otherwise dispose of any of their shares of company stock except in compliance with the Voting Agreement. Following the closing of the financing, Mr. McPhee was appointed to the Photogen Board of Directors in accordance with our bylaws.

        As a condition to the closing of the financing transaction:

  •
  All of our Series B Convertible Preferred Stock (the "Series B Preferred Stock") was converted into common stock at the initial closing of the financing transaction. In exchange for this conversion we agreed that the conversion ratio of the Series B Preferred Stock would change from 1.44703 (the conversion ratio after taking into consideration all issuances of common stock before the institutional financing) to 4.25. The result was that all of the Series B Preferred Stock was converted into a total of approximately 422,316 shares of common stock; the Series B Preferred Stock is no longer outstanding, nor is there any liquidation preference associated with the Series B Preferred Stock.

  •
  All of the outstanding principal and accrued interest under the Elan line of credit was converted into a total of 128,437 shares of our common stock.

One-for-Four Reverse Stock Split

        In connection with the closing of the financing transaction, we were required to make a one-for-four reverse stock split of our outstanding common stock. The reverse split was accomplished by amending our Articles of Incorporation. The reverse split was effective in November, 2002.

Amendment of the 2000 Long Term Incentive Compensation Plan

        We adopted the 2000 Long Term Incentive Compensation Plan (the "2000 Plan") at our annual meeting of stockholders held in May, 2000. As of July 15, 2002, 500,000 shares were reserved for issuance under the 2000 Plan and options covering 133,750 of these shares of common stock had been granted. Our Board of Directors believed that the availability of additional options to purchase common stock was necessary to enable us to continue to provide our key employees with equity ownership as an incentive to contribute to our success. Also, increasing the number of shares subject to the 2000 Plan was a condition to the closing of the institutional financing required by the Institutional Investors. Thus, our Compensation Committee voted to amend the 2000 Plan to increase the shares covered by the 2000 Plan by 4,068,750 shares from 500,000 to 4,568,750; and to modify the definition of "cause" in the 2000 Plan to coordinate with employment agreements. The stockholders approved the amendment of the 2000 Plan to increase the aggregate number of shares of common stock issuable under the 2000 Plan from 500,000 to 4,568,750 and approved the amendment of the definition of the term "cause" at our annual meeting of the stockholders held on October 31, 2002. In addition, the Compensation Committee approved a reduction in the shares reserved under our Senior Executive Long Term Incentive Compensation Plan by 250,000 shares (the total number reserved is now capped at 1,000,000 shares which was effective concurrently with the increase under the 2000 Plan).

Elan Agreement with the Institutional Investors

        We are parties to a joint venture with affiliates of Elan to develop lymphography technologies carried out through Sentigen, Ltd. As part of the joint venture arrangements, among other things, we issued EIS (i) 115,385 shares of our common stock and a warrant to acquire additional shares of common stock, (ii) 12,015 shares of our Series A Preferred Stock, and (iii) a convertible note in the original principal amount of $4,806,000. After issuance, the Series A Preferred Stock was transferred to Elan Pharmaceutical Investments II, Ltd. ("EPI"). The principal and interest outstanding under the promissory note ($3,082,487.30) were converted into 128,437 shares of our common stock in connection with the November, 2002 financing.

        The Certificate of Designations, Rights and Preferences (the "Certificate of Designations") of the Series A Preferred A Preferred Stock provides that upon liquidation, dissolution or winding up of the company (whether voluntary or involuntary), the holder of the Series A Preferred Stock is entitled to a liquidation preference (the "Series A Liquidation Preference") of cash or other property out of funds legally available for distribution to our stockholders, before any distribution is made to the holders of common stock or other securities ranking junior to the Series A Preferred Stock. The amount of the Series A Liquidation Preference is $1,000 per share. As of April 20, 2003, the total Series A Liquidation Preference (including accrued but unpaid dividends in-kind) was $15,285,440.

        One of the conditions to the closing of the financing transaction was that the holder of our Series A Preferred Stock amend the Certificate of Designations to eliminate the Series A Liquidation Preference. In consideration of eliminating the Series A Liquidation Preference, the Series A conversion price would have been lowered to $12.00 from $84.68 per share.

        Immediately before our 2002 annual meeting of stockholders, we were informed that the holder of the Series A Preferred Stock could not proceed with these amendments to the terms of the Series A Preferred Stock. To induce the Institutional Investors to proceed with the closing of the financing, on November 12, 2002, Elan entered into an agreement (the "Elan Agreement") with the Institutional Investors. The Elan Agreement provides that Elan will pay the Institutional Investors an amount in cash (or the fair market value of other property) distributed to the holder of the Series A Preferred Stock on account of the Series A Liquidation Preference that, in the absence of the Series A Liquidation Preference would have been paid to those Institutional Investors in accordance with applicable law, up to a maximum of $16,000,000. Only the Institutional Investors are beneficiaries of the Elan Agreement. The Elan Agreement was ratified, adopted and approved by the Photogen common stockholders on January 24, 2003. The Series A Liquidation Preference remains in effect and the conversion price for the Series A Preferred Stock is still $84.68 per share.

Potential Acquisition of Certain Assets of Alliance Pharmaceutical Corp.

        On November 21, 2002, we executed a term sheet with Alliance giving us an exclusive option, which expires July 15, 2003 to acquire the Imagent business. Imagent® is Alliance's ultrasound contrast agent that was approved by the FDA for marketing in the U.S. in June, 2002.

        The acquisition is subject to completion of due diligence, negotiation of definitive agreements and other contingencies, including our obtaining financing for the acquisition. Under certain circumstances, if the acquisition does not occur, Alliance may be required to pay a break-up fee to us. The financing structure contemplated by the term sheet includes our providing bridge financing for Imagent® activities prior to the acquisition, our payment to Alliance of a cash payment and Photogen common stock at closing and future royalty payments based upon product sales.

        Imagent® is an intravenous contrast agent for use with ultrasound imaging equipment to improve visualization of blood vessels for better diagnosis of disease and assessment of organ function. Imagent® consists of perfluorochemical-based "microbubbles" that reflect ultrasound signals strongly in the bloodstream and thereby enhance ultrasound images). The initial indication is for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border. Follow-on indications, if approved by the FDA, potentially include use for body imaging for detection of cancer in solid organs (liver, kidney, prostate, etc.), as well as for perfusion (i.e., the measurement of blood flow). Additional clinical studies are planned by Alliance to support these additional indications. Currently, Imagent® qualifies for reimbursement by the Centers for Medicare and Medicaid Services in all medical settings for cardiology at rates ranging from $95-$150 per vial.

        On May 1, 2003, we executed a Going Forward Agreement (the "Going Forward Agreement") with Xmark. Xmark holds secured debt of Alliance. The Going Forward Agreement provides, among other things, that we will use commercially reasonable efforts to purchase by June 30, 2003 the assets related to Alliance's imaging and diagnostics business, including the Imagent® business. Separately, Alliance agreed to amend the term sheet to extend our exclusive option to acquire the Imagent® business until July 15, 2003.

        We also agreed to file a registration statement with the SEC, within 60 days, relating to Xmark's resale of shares Photogen has and will issue to Xmark. If the closing of the acquisition of the Imagent® business occurs, we will disclose in our SEC filings additional terms concerning our additional obligations to Xmark. Xmark agreed not to exercise any rights against Alliance as a creditor until June 30, 2003.

        On May 1, 2003, we also executed a participation Agreement (the "Participation Agreement") with Xmark pursuant to which we agreed to purchase a one-third undivided interest in Xmark's loan to Alliance. We paid $1,250,000 for this participation. As a result, we will have an undivided one-third interest in amounts Xmark collects from Alliance in connection with this loan. We do not have any interest in Alliance's assets that are collateral for the Xmark loan by virtue of the Participation Agreement; however, we currently have a lien subordinate to Xmark relating to the Imagent® business.

        To obtain funds for acquiring the participation in Xmark's loan to Alliance, we issued a Revolving Convertible Senior Secured Promissory Note (the "Oxford Note") to Oxford BioScience Partners IV L.P. ("Oxford Bioscience") in the principal amount of up to $1,500,000. The Oxford Note is secured by a first priority security interest on all of our assets, bears interest at 7.25% per annum and is due on the earlier of August 5, 2003 or upon the occurrence of an "acceleration event." All principal and interest under the Oxford Note will convert into our common stock upon completion of a qualified financing that closes before August 5, 2003. The Oxford Note will be converted into the number of shares of our common stock at the same price and on the same terms as are in effect for the other investors in the qualified financing; and Oxford BioScience will have the same rights, benefits and obligations as other investors in that financing. The acceleration events include a breach of our obligations or representations under a Security Agreement in favor of Oxford BioScience; if we file for bankruptcy protection or similar events occur indicating insolvency; if we liquidate; or if we incur any debt senior or pari passu to the debt to Oxford BioScience.

        Through March 31, 2003, we have provided bridge financing to Alliance of an aggregate of $2,983,000 evidenced by the Alliance Notes issued pursuant to the Note Purchase Agreement.

        Together with any other holders of notes issued pursuant to the Note Purchase Agreement, we have liens on certain of the assets of Alliance. Our lien on the Imagent®-related assets is subordinate in priority to liens held by Xmark. As of March 31, 2003, there was approximately $4,750,000 of debt outstanding subject to the Xmark liens. The collateral covered by the prior Xmark liens includes: intellectual property, license rights, accounts, contract rights and general intangibles arising under or relating to license rights and certain other contracts, all equipment located at Alliance's San Diego manufacturing facility, the approved new drug application relating to the Imagent® business, all cash held as cash collateral, and all inventory related to the Imagent® business. Our lien on the assets related to Alliance's Oxygent product is subordinate to a lien held by PFC. PFC is a joint venture between Alliance and Baxter Healthcare Corporation. The collateral covered by the prior PFC lien includes: intellectual property, income, royalties and payments related to Alliance's Oxygent product.

        Our other liens on the assets of Alliance are first priority liens and give us, together with any other noteholders under the Note Purchase Agreement, a security interest in all equipment, inventory, goods, accounts, general intangibles, fixtures, documents, deposit accounts, instruments and investment properties, proceeds not covered by the Xmark and PFC prior liens.

        Alliance has the right to make payments of interest under the Alliance Notes in shares of its common stock. We have the right to convert the outstanding principal and interest under the Alliance Notes into shares of Alliance common stock at the conversion price of $0.35 per share. Any shares of Alliance common stock we receive in lieu of cash interest payments may have a value less than the cash that we would otherwise be owed. Any shares of Alliance common stock that we receive from Alliance will be restricted securities and subject to Rule 144 trading restrictions. We have certain demand and piggyback registration rights with respect to any shares of Alliance common stock that we receive under the terms of the Note Purchase Agreement.

        The Imagent® business of Alliance we may acquire includes:

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  Imagent®, an FDA-approved product with an expected launch in the third quarter of 2003;

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  an FDA-approved manufacturing facility;

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  $2 million, in sales value, of inventory;

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  the right to hire a 45-person operating organization; and

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  a portfolio of intellectual property in imaging technology and ultrasound imaging contrast agents, including over 30 patents.

        Alliance has a worldwide development and commercialization agreement for Imagent® with Schering that was amended in February, 2002 to give Alliance exclusive rights to market the product in the U.S. until February, 2007, with Schering to be paid a nominal royalty on such sales. Alliance may also obtain exclusive rights to market the product internationally in exchange for the payment of additional royalties to Schering. At the expiration of the period, Alliance has the right to pay all of any remaining royalty obligation to Schering and thus retain all rights to the product on a worldwide basis, or alternatively, to allow Schering the opportunity to obtain co-promotion rights along with Alliance. It is anticipated that the Schering agreement would be assigned to us if we consummate the acquisition of the Imagent® business.

        Our ability to consummate the acquisition of the Alliance assets is subject, among other conditions, to our ability to raise funds for the acquisition. We are seeking to raise up to $20 million in one or more transactions through the sale of our common stock or other securities in a private placement to fund the closing date cash payment for the acquisition of the Imagent® business and to provide working capital for future operating expenses.

        Our exclusive option to acquire the medical imaging assets of Alliance expires on July 15, 2003. If we obtain the necessary financing prior to the expiration of the exclusive option we intend to proceed to close the transaction, subject to Photogen shareholder approval of the issuance of additional shares of our common stock in connection with the financing and other conditions. We are in active discussions with several financing sources, but we cannot give assurances that we will obtain the necessary financing. There can be no assurance that:

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  Alliance will be in a financial position to repay us in full the outstanding amounts due under the terms of the Alliance Note if we do not consummate a transaction; and

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  Alliance's employees will agree to become employees of Photogen if we consummate a transaction with Alliance and offer employment to those employees or that the Imagent® business will be profitable to us.

DEVELOPMENT AND COMMERCIALIZATION STRATEGY

        Our overall strategy is to leverage our proprietary technologies through contractual collaborations with third parties. In particular, we plan to:

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  Utilize the company as a platform for the acquisition and/or licensing of technologies in related fields.

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  Conduct preclinical research studies of our products using third party laboratories and/or clinicians to conduct preclinical trials. We intend to use the expertise of these third party clinicians to collect data necessary to obtain IND's (an Investigational New Drug application with the FDA) required to begin human trials.

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  Utilize our clinical development team and contractual collaborative arrangements with third parties to access the skills and resources required to design, test, obtain regulatory approval and manufacture our potential products.

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  Market potential products through the use of an internal sales force or strategic or distribution collaborations as determined by the specific characteristics of each product application.

        We currently do not generate any revenues from operations. If we develop a saleable product, we expect to generate revenues from product sales or licensing fees and royalties. Currently, we have not developed any products that are available to manufacture or sell to the public nor do we have a pricing structure for any potential products; however, we have an exclusive option to acquire Imagent® from Alliance, which is expected to be ready to launch for sale to the public in the third quarter of 2003 and we may generate revenues from those sales. See "Risk Factor—We are a development stage company, we have conducted only limited studies on our products in development and we do not have any revenues from sales," above.

        Our ability to develop and manufacture any product successfully is subject to numerous contingencies and uncertainties, including certain "Risk Factors" described below. Our objectives, business strategy and product development efforts are subject to change based on numerous factors, including the results of preclinical and clinical testing, the availability of suitable collaborative relationships, the nature of competition, regulatory requirements and the availability of capital. The description of our business and business strategy contains forward-looking statements that should be read in conjunction with the "Risk Factors" described above.

PATENTS

        We are continuing to pursue patent protection for our proprietary technologies with the U.S. Patent and Trademark Office and in various foreign jurisdictions. We plan to prosecute, assert and defend our patent rights whenever appropriate. However, securing patent protection does not necessarily assure us of competitive success. See "Risk Factors—If we do not obtain and maintain patent or other protection of our core technologies (namely PH-50 for cardiovascular imaging and N1177 for our lymphography materials and methods), we may have difficulty commercializing products using these technologies," above. We currently own two patents issued by the U.S. Patent and Trademark Office and sixteen patents issued in various foreign jurisdiction and that are summarized generally below:

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  Method of diagnosing disease of the lymph nodes through indirect lymphography (U.S. Patent No. 5,114,703)

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  Method of diagnosing disease of the lymph nodes through indirect lymphography using ultrasound or MRI (U.S. Patent No. 5,496,536)

    These patents expire on May 30, 2009 and March 15, 2013, respectively.

We currently have two patent applications pending in the U.S. and one application filed under the Patent Cooperation Treaty ("PCT") which are directed to the use of nanoparticulates including PH-50 for cardiovascular imaging and for delivery of pharmacologically active substances.

        We have an exclusive license (subject to certain limitations) from Massachusetts General Hospital and Nycomed Imaging AS for the exclusive world-wide right to make, market, distribute and sell products using (i) the subject matter covered in pending U.S. and foreign patent applications relating to the research, development, manufacture and commercialization of diagnostic imaging agents for medical location, treatment and diagnosis of tumors and other diseased tissues or other material and (ii) the patent rights related to N1177 in the research, development, manufacture and commercialization of human ethical pharmaceutical products containing the diagnostic imaging compound N1177.

        In addition, through our joint venture with affiliates of Elan, we have granted Sentigen a license of certain methods we had previously acquired from Alliance and a sublicense of our MGH/Nycomed license for use in the research, development, manufacture and commercialization of nanoparticulate x-ray, CT and/or MRI diagnostic imaging agents using radio-opaque molecules containing iodine that passively target lymph nodes involved in a diseased state following parenteral administration to a mammal to locate, diagnose and/or treat cancer and/or other diseases.

        We are continuing to pursue patent protection for our other proprietary technologies with the U.S. Patent and Trademark Office, under the Patent Cooperation Treaty and in various foreign jurisdictions.

        Some of our patented or licensed technology arose from research that was partially funded by the U.S. Government ("Government"). As with other entities whose research is sponsored in any manner by the Government, certain patents that we own or license are subject to Confirmatory Licenses in favor of the Government, as required by applicable federal regulations. These regulations require us or the patent owner to agree to convey to the Government, upon the Government's request, rights in the technology if we decide not to continue prosecution of the patent applications or if the patent owner does not wish to retain title to the inventions covered in the patents. The Government also retains certain "march in rights" that permit the Government to use the technology under certain circumstances, including if that action is necessary because we or the patent owner have not taken or are not expected to take effective steps to achieve practical application of the inventions; it is necessary to alleviate health or safety needs not being met by us or the patent owner; or to meet the requirements for public use specified in certain federal regulations and those requirements are not being met by us or the patent owner. We intend to prosecute patent applications and in other respects develop patents we own so that the Government will not exercise its rights under these Confirmatory Licenses.

        "Photogen" is a trademark of Photogen. We have filed an application for registration of the mark Photogen in the U.S. This application is pending. All other trademarks or trade names used in this Registration Statement are trademarks or trade names of their respective owners.

GOVERNMENT REGULATIONS

        All of the products we currently contemplate developing require approval by the FDA prior to sales being made within the U.S. and by comparable foreign agencies prior to sales being made outside the U.S. The FDA and comparable regulatory agencies impose substantial requirements on the manufacturing and marketing of pharmaceutical products and medical devices. These agencies and other entities extensively regulate, among other things, research and development activities and the testing, manufacturing, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our proposed products. See "Risk Factors—Our proposed products are subject to extensive testing and government approval, and we may not obtain the approvals necessary to sell our proposed products," above.

        The regulatory process required by the FDA through which our products must successfully pass before they may be marketed in the U.S. generally involves the following:

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  Preclinical laboratory and animal testing;

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  Submission of an application that must become effective before clinical trials may begin;

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  Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication; and

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  FDA approval of the application to market a given product for a given indication.

        For imaging and pharmaceutical products, preclinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product. Where appropriate (for example, for human disease indications for which there exist inadequate animal models), we will attempt to obtain preliminary data concerning safety and efficacy of proposed products using carefully designed human pilot studies. We will require sponsored work to be conducted in compliance with pertinent local and international regulatory requirements, including those providing for Institutional Review Board approval, national governing agency approval and patient informed consent, using protocols consistent with ethical principles stated in the Declaration of Helsinki and other internationally recognized standards. We expect any pilot studies to be conducted outside the U.S.; but if any are conducted in the U.S., they will comply with applicable FDA regulations. Data obtained through pilot studies will allow us to make more informed decisions concerning possible expansion into traditional FDA-regulated clinical trials.

        If the FDA is satisfied with the results and data from preclinical tests, it will authorize human clinical trials. Human clinical trials are typically conducted in three sequential phases, which may overlap. Each of the three phases involves testing and studying specific aspects of the effects of the pharmaceutical on human subjects, including testing for safety, dosage tolerance, side effects, absorption, metabolism, distribution, excretion and clinical efficacy.

        Data from preclinical and clinical trials are submitted to the FDA in an NDA for marketing approval and to foreign regulatory authorities under applicable requirements. Preparing an NDA or foreign application involves considerable data collection, verification, analyses and expense, and there can be no assurance that the applicable regulatory authority will accept the application or grant an approval on a timely basis, if at all. The marketing of pharmaceuticals in the U.S. may not begin without FDA approval. The approval process is affected by a number of factors, including primarily the safety and efficacy demonstrated in clinical trials and the severity of the disease. Regulatory authorities may deny an application in their sole discretion, if they determine that applicable regulatory criteria have not been satisfied or if additional testing or information is required. One of the conditions for initial marketing approval, as well as continued post-approval marketing, is that a prospective manufacturer's quality control and manufacturing procedures conform to the GMP regulations of the regulatory authority. In complying with these regulations, a manufacturer must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full compliance. Manufacturing establishments, both foreign and domestic, also are subject to inspections by or under the authority of the FDA and by other federal, state, local or foreign agencies. Discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

        We have established a core clinical development team and have been working with outside regulatory consultants to assist us in developing product-specific development and approval strategies, preparing the required submittals, guiding us through the regulatory process, and providing input to the design and site selection of human clinical studies. The testing and approval process requires substantial time, effort and financial resources, and we may not obtain FDA approval on a timely basis, if at all. Success in preclinical or early-stage clinical trials does not assure success in later stage clinical trials. The FDA or the research institution sponsoring the trials may suspend clinical trials or may not permit trials to advance from one phase to another at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Once issued, the FDA may withdraw a product approval if we do not comply with pertinent regulatory requirements and standards or if problems occur after the product reaches the market. If the FDA grants approval of a product, the approval may impose limitations, including limits on the indicated uses for which we may market a product. In addition, the FDA may require additional testing and surveillance programs to monitor the safety and/or effectiveness of approved products that have been commercialized, and the agency has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. Further, later discovery of previously unknown problems with a product may result in restrictions on the product, including its withdrawal from the market. Marketing our products abroad will require similar regulatory approvals by equivalent national authorities and is subject to similar risks.

        In the ordinary course of business, we must also comply with a variety of other federal and state governmental regulations. These regulations impose, among other things, standards of conduct, record keeping, labeling and reporting.

        Specific regulations affecting our current and proposed operations include: environmental-type discharge requirements, good laboratory practices governing animal testing, good manufacturing practices regarding the manufacture of drugs and other FDA-regulated products, animal care and use regulations, laws and regulations relating to labor, and required general business practices. We do not currently anticipate that the cost of compliance in these areas, other than obtaining FDA approval, will present a major obstacle to achieving our goals.

        Another area of regulation that will impact our business is the recent developments in health care reimbursement and delivery practices as a means to better control health care costs. See "Risk Factors—Changes in health care reimbursement policies or legislation may make it difficult for patients to use or receive reimbursement for using our products, which could reduce our revenues," above.

COMPETITION

        The industry in which we operate is intensely competitive, and subject to significant change with respect to technology for the diagnosis and treatment of disease. Existing or future pharmaceutical and device companies, government entities and universities may create developments that accomplish similar functions to our technologies in ways that are less expensive, receive faster regulatory approval or receive greater market acceptance than our potential products. See "Risk Factors—Our potential markets are extremely competitive, and many of our competitors have greater resources and have products that are in more advanced stages of development," above.

        Our competitors have, in general, been in existence for considerably longer than we have, and may have greater capital resources and access to capital; greater internal resources for activities in research and development, clinical testing and trials, production and distribution; existing collaborative relationships with third parties. See "Risk Factors—We have to rely on third parties and collaborative relationships for the manufacture, clinical testing and marketing for our proposed products, and it may be difficult to implement our business development plans without these collaborations," above.

        The existing market for radiopaque contrast agents is estimated by Frost & Sullivan to be approximately $3.4 billion worldwide. The dominant uses of media, totaling 86 percent, are those employed in conjunction with CT or x-ray scans. Approximately half of the usage is in the U.S. Omnipaque®, marketed by a unit of Amersham, is believed to be the leading agent utilized in coronary angiography. Other companies marketing contrast agents include Mallinckrodt, Inc. (a unit of Tyco International Ltd.), Berlex Laboratories, Inc. (a subsidiary of Schering) and Bracco.

        In addition to CT or x-ray scans, other modalities, such as MRI and ultrasound, are also used by physicians to image internal vasculature and organs. These modalities, including CT imaging, each have particular attributes that may make their use applicable to any particular situation.

PROPERTIES

        We have a three-year lease agreement for approximately 6,164 square feet of office space located in New Hope, Pennsylvania. The initial term expires in August, 2004. The lease also permits us to extend the lease for two additional three-year terms. This space is being used for our executive officer headquarters and for our clinical development group.

        To our knowledge, the property and equipment in our New Hope location are in good condition. In the opinion of management, our interest in this facility is adequately covered by insurance.

LEGAL PROCEEDINGS

        We are not involved in any material pending legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        Portions of the discussion in this item contain forward-looking statements and are subject to the Risk Factors described above.

        The accompanying financial statements have been prepared assuming we are a going concern. Management believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2003 without additional debt or equity financing. The 2002 financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from this uncertainty.

        We are an emerging, development-stage biopharmaceutical company focused on developing a novel contrast agent with potential applications (1) as a blood pool agent, to diagnose diseased tissue in the cardiovascular system and other organs, and (2) to diagnose cancer metastasizing into the lymphatic system. We are the exclusive licensee of a group of proprietary materials, the lead compound of which is a contrast agent we refer to as PH-50 or N1177. The product designations PH-50 and N1177 refer to the same chemical entity. We established the two names to distinguish commercialization rights between cardiovascular imaging (and all other indications) (PH-50) to which we retain rights, and the field of lymphography (N1177), which we licensed to our joint venture (Sentigen, Ltd.) with affiliates of Elan.

        In December 2001, we announced positive preclinical results of PH-50. Based on these studies, the extensive preclinical toxicology and other study work, including the product's use in approximately 65 patients for lymphography, we shifted the strategic direction of Photogen to focus on the cardiovascular and lymphography applications. We plan to focus our efforts on these high value opportunities. We have not completed development of any diagnostic product or process at this time and have no revenue from operations. We have entered into a term sheet with Alliance which gives us the exclusive option to acquire all of the medical imaging assets of Alliance, including Imagent®, an FDA approved intravenous contrast agent for use with ultrasound imaging equipment.

        On May 1, 2003, we executed a Going Forward Agreement with Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively, "Xmark"). Xmark holds secured debt of Alliance. The Going Forward Agreement provides, among other things, that we will use commercially reasonable efforts to purchase by June 30, 2003 the assets related to Alliance's imaging and diagnostics business, including Alliance's Imagent® product (the "Imagent® business"). Separately, Alliance agreed to amend the term sheet to extend our exclusive option to acquire the Imagent® business until July 15, 2003.

        We also agreed to file a registration statement with the Securities and Exchange Commission ("SEC"), within 60 days, to allow Xmark's resale of shares Photogen has and will issue to Xmark. If the closing of the acquisition of the Imagent® business occurs, we will disclose in our SEC filings additional terms concerning our additional obligations to Xmark as a result of the acquisition. Xmark agreed not to exercise any rights against Alliance as a creditor until June 30, 2003.

        On May 1, 2003, we also executed a Participation Agreement with Xmark pursuant to which we agreed to purchase a one-third undivided interest in Xmark's loan to Alliance. We paid $1,250,000 for this participation. As a result, we will have an undivided one-third interest in amounts Xmark collects from Alliance in connection with this loan. We do not have any interest in Alliance's assets that are collateral for the Xmark loan by virtue of the Participation Agreement; however, we currently have a lien subordinate to Xmark relating to the Imagent® business.

        To obtain funds for acquiring the participation in Xmark's loan to Alliance, we issued a Revolving Convertible Senior Secured Promissory Note (the "Note") to Oxford BioScience Partners IV L.P. ("Oxford Bioscience") in the principal amount of up to $1,500,000. The Note is secured by a first priority security interest on all of our assets, bears interest at 7.25% per annum and is due on the earlier of August 5, 2003 or upon the occurrence of an "acceleration event." All principal and interest under the Note will convert into our common stock upon completion of a qualified financing that closes before August 5, 2003. The Note will be converted into the number of shares of our common stock at the same price and on the same terms as are in effect for the other investors in the qualified financing; and Oxford BioScience will have the same rights, benefits and obligations as other investors in that financing. The acceleration events include a breach of our obligations or representations under a Security Agreement in favor of Oxford BioScience; if we file for bankruptcy protection or similar events occur indicating insolvency; if we liquidate; or if we incur any debt senior or pari passu to the debt to Oxford BioScience.

        In addition, through March 31, 2003, we loaned Alliance an aggregate of $2,983,000 evidenced by 8% convertible secured promissory notes (the "Alliance Notes"). Together with any other holders of notes issued pursuant to the Convertible Secured Note Purchase Agreement dated as of October 4, 2002 (the "Note Purchase Agreement"), we have liens on certain of the assets of Alliance. Our lien on the Imagent®-related assets is subordinate in priority to liens held by Xmark. As of March 31, 2003, there was approximately $4,750,000 of debt subject to the Xmark liens. Our lien related to Alliance's Oxygent product is subordinate to a lien held by PFC Therapeutics, LLC ("PFC"). Our other liens on the assets of Alliance are first priority liens. Alliance has the right to make payments of interest under the Alliance Notes in shares of its common stock. We have the right to convert the outstanding principal and interest under the Alliance Notes into shares of Alliance common stock at the conversion price of $0.35 per share. Any shares of Alliance common stock we receive in lieu of cash interest payments may have a value less than the cash that we would otherwise be owed. Any shares of Alliance common stock that we receive from Alliance will be restricted securities and subject to Rule 144 trading restrictions. We have certain demand and piggyback registration rights with respect to any shares of Alliance common stock that we receive under the terms of the Note Purchase Agreement.

        As of March 31, 2003, we recorded $2,983,000 of notes receivable in connection with advances that we made to Alliance in exchange for the Alliance Notes. As described above, the Alliance Notes are collateralized by certain assets of Alliance, some of which are subject to prior liens held by Xmark and PFC. Based upon our security interest in the Alliance assets and the potential value of those assets, management established a reserve of $1,491,500 for the value of the notes receivable. However, this is a significant estimate and it is subject to change based on Alliance's activity and its ability to continue operations or its ability to liquidate the underlying collateral.

        We expect that our quarterly and annual results of operations will fluctuate based on several factors including, the timing and amount of expenses involved in conducting our research programs, particularly the conduct of clinical trials, the cost of clinical material used in those trials and required for compliance with FDA regulations and the amount, if any, of fees, milestone payments and research support payments received from potential strategic partners.

        We consider our investment in the joint venture with affiliates of Elan to be subject to a significant estimate. The carrying value of our 80.1% equity interest in Sentigen, Ltd., the joint venture entity, plus advances to Sentigen, Ltd., at December 31, 2002 totaled $8,192,452. Sentigen's management reviewed its financial projections and has concluded that given delays in the development of N1177, resulting from capital constraints, the carrying value of the intangible assets in the joint venture should be reduced by $2,500,000. The assumptions underlying the financial forecasts were based on currently available information, including estimates of development costs, pricing, operating expenses and market sizes and penetration. These estimates may change and any such changes may impact future estimates of appropriate carrying values. Currently, we do not believe any further impairment to our investment is necessary.

Results of Operations

        The following is a discussion of our results of operations for the quarters ended March 31, 2003 and March 31, 2002, for the years ended December 31, 2002, 2001 and 2000.

Quarters ended March 31, 2003 and 2002

        Our efforts have been focused on the development and clinical testing of diagnostic products. To date, we have not generated revenues from the sale of any proposed diagnostic products or other operations. Net loss applicable to common shareholders (after preferred dividends) was $2,650,158 and $5,199,362 for the first quarter ended March 31, 2002 and 2003, respectively, and our cumulative losses since inception, including "in-kind" preferred stock and beneficial conversion dividends totaling $7,904,695, are approximately $41,590,785.

        We operate with a small staff of managers to oversee and direct third party contractors and perform administrative functions. We contract with third party consultants having expertise in clinical development and regulatory matters to supplement our internal capabilities. We also contract with third party research laboratories, contract research organizations and manufacturers for clinical material supplies and the management of clinical trials. We also contract with academic and other institutions to conduct specified research projects.

        Research and development expenses for the quarters ended March 31, 2002 and 2003 were $186,664 and $554,163, respectively. These expenses include personnel costs, fees and other compensation paid to outside consultants, and costs associated with conducting preclinical studies and manufacturing product to be used in these studies.

        Substantially all of the research expenses in the first quarter of 2003 were oriented to the preclinical development of PH-50, a product having greater market potential than N1177. Expenses associated with the development of PH-50 are borne completely by us, whereas expenses associated with the development of N1177 are charged to our joint venture.

        General and administrative expenses were $570,553 and $4,195,358 for the quarters ended March 31, 2002 and 2003, respectively. These expenses include costs associated with our potential acquisition of the Imagent® business, obtaining patent protection for our intellectual property, costs associated with administrative personnel and corporate management, the amortization of options granted to our employees, legal and related expenses and facilities expenses.

        In the first quarter of 2003, general and administrative expenses increased by $3,624,805 to $4,195,358. The primary reasons for the increase were related to our potential acquisition of the Imagent® business from Alliance including, (i) provisions we have taken against advances we had made to Alliance and shares of our common stock we had issued to a secured creditor of Alliance pursuant to a standstill agreement with that creditor and (ii) costs of conducting due diligence activities related to the potential acquisition of the Imagent® business. As part of the November, 2002 restructuring and financing, stock options were granted to our remaining employees with an exercise price equal to the price at which common stock was sold to the new institutional investors. As the exercise price was below the closing price of the company's common stock at the date of grant, we recorded an expense of approximately $151,177 in the first quarter of 2003 reflecting the differential between those two prices.

        In the fourth quarter of 1999, we entered into a joint venture with affiliates of Elan for the development of N1177, a potential product to identify and diagnose lymph nodes for the presence of cancer. We own 80.1% of the joint venture entity, Sentigen, Ltd., with the balance owned by Elan. During the first quarter of 2002 and 2003 we recorded losses from the joint venture of $560,114 and $195,897, respectively. In 2002, these losses resulted from our share of development expenses incurred in the joint venture by the two participants, including personnel expenses and costs associated with developing a manufacturing process, and the purchase of drug substance and other materials. In 2003, these losses were substantially the result of the amortization of the license purchased from Elan. As there have been delays, principally due to capital constraints, on the development of N1177, Sentigen recorded in 2002 a $2.5 million charge, of which our 80.1% share is approximately $2.0 million, as an impairment to the carrying value of the Sentigen license. Currently, we do not believe any further impairment to our investment is necessary.

        Investment income for the quarters ended March 31, 2002 and 2003 was $1,325 and $4,522, respectively. Investment income is generated by the amount of capital in our investment portfolio prior to it being used to fund our operations and the rate of interest earned on that capital. We invest funds in the investment portfolio in U.S. government obligations. We expect investment income to continue to fluctuate both as the size of the investment portfolio decreases or increases and as the rate of interest earned by the portfolio varies due to shifts in short term interest rates.

        Since inception, we had been developing products for both therapeutic and medical imaging applications. As one of a series of transactions on November 12, 2002, we split off our therapeutic business to certain founding shareholders. Accordingly, the expenses associated with that business have been reclassified as discontinued operations. Our therapeutic business had been focused on the development of certain photodynamic therapy products, in particular a compound we call PH-10. In the first quarter of 2002, we incurred losses related to these operations of $502,449. On November 12, 2002, this business was split off to certain founding shareholders in exchange for all of their 52.9% ownership interest in Photogen.

        For the quarters ended March 31, 2002 and 2003 we had no purchases of equipment and leasehold improvements. During the next twelve months we expect capital expenditures for equipment to be insignificant.

Years ended December 31, 2002, 2001 and 2000

        Our efforts have been focused on the development and clinical testing of diagnostic products. To date, we have not generated revenues from the sale of any proposed diagnostic products or other operations. Net loss applicable to common shareholders (after preferred dividends) was $13,491,813, $12,666,771 and $1,649,604 for the years ended December 31, 2000, 2001 and 2002, respectively, and our cumulative losses since inception, including "in-kind" preferred stock and beneficial conversion dividends totaling $7,646,229, are approximately $36,391,423.

        Since inception, Photogen had been developing products for both therapeutic and medical imaging applications. As one of a series of transactions on November 12, 2002, we split off our therapeutic business to certain founding shareholders. Accordingly, the expenses associated with that business have been reclassified as discontinued operations.

        Research and development expenses for the years ended December 31, 2000, 2001 and 2002 were $1,665,450, $437,958 and $1,227,897, respectively. These expenses include personnel costs, fees and other compensation paid to outside consultants, and costs associated with conducting preclinical studies and manufacturing product to be used in these studies.

        Research expenses in 2001 decreased by $1,227,492 to $437,958. The reduction was due principally to lower expense levels following the closing of our Westborough, MA facility in October 2000, including the one-time credit in 2000 of $810,000 to Sentigen.

        Research expenses in 2002 increased by $789,939 to $1,227,897 primarily due to the shift in research spending to the development of PH-50, a product having greater market potential than N1177. Expenses associated with the development of PH-50 are borne completely by Photogen, whereas expenses associated with the development of N1177 are charged to our joint venture.

        General and administrative expenses were $5,095,442, $3,220,584 and $4,030,083 for the years ended December 31, 2000, 2001, and 2002, respectively. These expenses include costs associated with obtaining patent protection for our intellectual property, costs associated with administrative personnel and corporate management, the amortization of warrants granted to a service provider, legal and related expenses and facilities expenses.

        In 2001, general and administrative expenses were reduced by $1,874,858 primarily due to the completion of the amortization of warrants granted to a service provider.

        In 2002, expenses increased by $809,499 to $4,030,083. As part of the November, 2002 restructuring and financing, stock options were granted to the remaining employees of Photogen with an exercise price equal to the price at which common stock was sold to the new institutional investors. As the exercise price was below the closing price of the company's common stock at the date of grant, we recorded an expense of approximately $988,000 reflecting the differential between those two prices.

        In September, 2000, we initiated a restructuring of our clinical development operations. We closed our Westborough, Massachusetts office and delivered notices of material breaches and/or dissatisfaction pursuant to the employment agreements with three employees who worked there at that time. Clinical development activities formerly carried on in Westborough were assumed by outside consultants and other Company employees. We initially took a charge against earnings of $597,025 for termination of our office lease and associated expenses and termination costs associated with the employees at that location. During 2002, we recorded an additional charge of $807,483 all of which was related to the valuation of certain stock options granted to one of the Westborough employees as part of a settlement of certain litigation. At December 31, 2002, none of this charge was remaining.

        In the fourth quarter of 1999, we entered into a joint venture with affiliates of Elan for the development of N1177, a potential product to identify and diagnose lymph nodes for the presence of cancer. We own 80.1% of the joint venture entity, Sentigen, Ltd., with the balance owned by Elan. During 2000, 2001, and 2002 we recorded losses from the joint venture of $1,203,392, $1,952,758 and $3,452,837 respectively. These losses resulted from our share of development expenses incurred in the joint venture by the two participants, including personnel expenses and costs associated with developing a manufacturing process, including the purchase of drug substance and other materials. As there have been delays, principally due to capital constraints, on the development of N1177, Sentigen recorded in 2002 a $2.5 million charge, of which our 80.1% share is approximately $2.0 million, as an impairment to the carrying value of the Sentigen license.

        In accordance with the joint venture agreement between Photogen and Elan, we charged certain research and development work performed at the Westborough facility to Sentigen. As part of the restructuring of our clinical development operations, we conducted an internal review of the activities conducted at Westborough during 2000 and concluded that the joint venture should not be charged for those activities. Accordingly, in the third quarter of 2000, we reversed the billings previously made to Sentigen and recorded the entire amount of research and development costs on our financial statements. The effect on us was an increase in research and development costs for 2000 of $810,000 less a decrease in the loss from Sentigen of $649,000.

        Investment income for the years ended December 31, 2000, 2001 and 2002 was $417,110, $110,741 and $1,563, respectively. Investment income is generated by the amount of capital in our investment portfolio prior to it being used to fund our operations and the rate of interest earned on that capital. We invest funds in the investment portfolio in U.S. Government obligations. In the first quarter of 2000, we raised a total of $5,276,340 from the issuance of Series B Preferred Stock to qualified investors. In the first half of 2001, we received a total of $1,068,723 in net proceeds of common stock sold under our shelf registration statement that was declared effective in February, 2001. Investment income declined in 2001 due primarily to the decline in the average balances of our investment portfolio as funds were used to support operations and, to a lesser extent, the general decline in short term interest rates. In 2002, investment income declined to $1,563 as the entire portfolio was used to support operating expenses. We expect investment income to continue to fluctuate both as the size of the investment portfolio decreases or increases and as the rate of interest earned by the portfolio varies due to shifts in short term interest rates.

        As one of a series of transactions on November 12, 2002, we split off our therapeutic business to certain founding shareholders. Accordingly, the expenses associated with that business have been reclassified as discontinued operations. Our therapeutic business had been focused on the development of certain photodynamic therapy products, in particular a compound we call PH-10. In the years ended December 31, 2000, 2001 and 2002, we incurred losses related to these operations of $2,642,863, $2,909,820 and $1,496,430, respectively. On November 12, 2002 this business was split off to certain founding shareholders in exchange for all of their 52.9% ownership interest in Photogen resulting in a gain from the split off of $11,779,752 based upon the market value of our common stock on that date, net of the net assets that were split off.

        Purchases of equipment and leasehold improvements for the years ended December 31, 2000, 2001 and 2002 were $516,186, $45,938 and $0, respectively. These purchases were primarily for the acquisition of laboratory and other equipment necessary to conduct pre-clinical and clinical studies and leasehold improvements in the Knoxville and Westborough offices. During the next twelve months we expect capital expenditures for equipment to be insignificant.

        During 2001, as a result of the closing of the Westborough facility and the shift in the research priorities, we determined that certain equipment we were leasing would no longer be useful in our research. Accordingly, we recorded provisions for future lease payments totaling $1,264,208 representing the remaining lease obligations. While we will pursue opportunities to sublease or otherwise mitigate these obligations, there can be no assurance of any success in this regard.

        We had two series of convertible preferred stock outstanding: Series A, issued in October 1999 and Series B Preferred Stock, issued in February 2000. The holder of Series A Preferred Stock is entitled to a mandatory, cumulative, semi-annual payment-in-kind dividend of 7% (i.e., 0.07 additional shares of Series A Preferred Stock). On November 12, 2002, the holders of Series B Preferred Stock converted all of their issued and outstanding shares (including accrued and unpaid dividends) for shares of our common stock at an exchange rate of 4.25 (pre-reverse split) shares of common for each share of Series B Preferred Stock. Additionally, the terms of the Series A Preferred Stock and the Series B Preferred Stock create additional preferred returns for the holders. The Series A Preferred Stock was issued with detachable warrants. The value allocated to those warrants caused the preferred shareholders to receive an additional return. That additional return has been amortized over the period from issuance through October 2001, when the stock was first convertible. The additional return related to the Series A Preferred Stock recorded was $480,928 in 2000 and $345,199 in 2001. The Series B Preferred contained beneficial conversion features. Emerging Issues Task Force Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," requires the issuer to assume that the holder will not convert the instrument until the time of the most beneficial conversion which would occur after January 1, 2002. Using the conversion ratio at January 1, 2002 of 1.4 shares of common stock and the stock price at the date of issuance, the maximum beneficial conversion amount was $2,322,316. This amount was recorded as additional preferred stock dividends over the period from issuance until January 1, 2002. As a result of the combination of the mandatory dividends, the preferential value amortization and, in 2002, deemed dividends for our Series B Preferred Stock associated with the beneficial conversion rates offered to holders of these instruments as part of our November 12, 2002 financing, we recorded preferred stock dividends of $2,704,751, $2,943,755 and $1,997,723 in 2000, 2001 and 2002 for Series A Preferred Stock and Series B Preferred Stock.

        As a result of the above factors, the net loss applicable to common stockholders (after preferred dividends) was $13,491,813, $12,666,771 and $1,649,604 for the years ended December 31, 2000, 2001 and 2002 respectively. Basic and diluted loss per common share was $1.44, $1.33 and $0.16, respectively, for these periods.

Liquidity; Capital Resources

        The following is a discussion of our liquidity and capital resources for the quarters ended March 31, 2003 and 2002, for the years ended December 31, 2002, 2001 and 2000.

Quarters ended March 31, 2003 and 2002.

        Without additional financing we may not have sufficient cash resources for our current commitments beyond the third quarter of 2003 (depending on the pace of our spending for preclinical and clinical testing and other commitments, which, to an extent, we can adjust to preserve cash). We will need substantial additional financing for our research, clinical testing, product development and marketing programs. We cannot accurately estimate the amount of additional financing required; however, the amount could be an additional $30 million or more over the next several years. In particular, we are currently seeking to raise up to $20 million in one or more transactions to acquire assets from Alliance through the sale of securities to accredited investors. See "Risk Factors—We must raise additional financing in the future and our inability to do so will prevent us from implementing our business plan," below.

        At March 31, 2003, we had cash and cash equivalents totaling approximately $2,393,058.

        During the first quarter, pursuant to a standstill agreement with a secured creditor of Alliance, we issued a total of 750,000 shares of our common stock to the creditor and the creditor agreed to not exercise any rights against Alliance as a creditor. The value of these shares has been treated as an expense.

        On May 1, 2003, we executed a Going Forward Agreement with Xmark. Xmark holds secured debt of Alliance. The Going Forward Agreement provides, among other things, that we will use commercially reasonable efforts to purchase by June 30, 2003 the assets related to Alliance's imaging and diagnostics business, including Alliance's Imagent® business. Separately, Alliance agreed to amend the term sheet to extend our exclusive option to acquire the Imagent® business until July 15, 2003.

        On May 1, 2003, we also executed a Participation Agreement with Xmark pursuant to which we agreed to purchase a one-third undivided interest in Xmark's loan to Alliance. We paid $1,250,000 for this participation. As a result, we will have an undivided one-third interest in amounts Xmark collects from Alliance in connection with this loan. We do not have any interest in Alliance's assets that are collateral for the Xmark loan by virtue of the Participation Agreement; however, we currently have a lien subordinate to Xmark relating to the Imagent® business.

        To obtain funds for acquiring the participation in Xmark's loan to Alliance, we issued the Note to Oxford BioScience in the principal amount of up to $1,500,000. The Note is secured by a first priority security interest on all of our assets, bears interest at 7.25% per annum and is due on the earlier of August 5, 2003 or upon the occurrence of an "acceleration event." All principal and interest under the Note will convert into our common stock upon completion of a qualified financing that closes before August 5, 2003. The Note will be converted into the number of shares of our common stock at the same price and on the same terms as are in effect for the other investors in the qualified financing; and Oxford BioScience will have the same rights, benefits and obligations as other investors in that financing. The acceleration events include a breach of our obligations or representations under a Security Agreement in favor of Oxford BioScience; if we file for bankruptcy protection or similar events occur indicating insolvency; if we liquidate; or if we incur any debt senior or pari passu to the debt to Oxford BioScience.

Years ended December 31, 2002, 2001 and 2000

        At December 31, 2002, we had cash and cash equivalents totaling approximately $6,090,904. Until November 12, 2002 we had $2.0 million available under a $4.8 million credit line from Elan under which we could borrow to fund our portion of the losses incurred by the joint venture. Borrowings under this facility bore interest at 8% per annum, and were either repayable in 2005 or convertible, at Elan's election, into our common stock. On April 8, 2002, we entered into a credit facility that provided us with a $2,500,000 revolving line of credit, bearing interest at 4.65%, for a period of five years. The loan was secured by a lien on all of our assets. In connection with our agreement to sell shares of our common stock to a group of institutional investors, both the amount outstanding, including accrued and unpaid interest, under the Elan credit line ($3,082,487.30) (at a conversion rate of $24.00 per share) and the $2,500,000 credit facility (at a conversion rate of $1.08 per share) were converted into shares of our common stock on November 12, 2002 and the credit facilities were cancelled.

        With the proceeds of the financing we closed in November and December 2002 and January 2003, we believe we have sufficient capital to carry out planned activities into the third quarter of 2003. Our ability to conduct operations beyond that date is entirely dependent on our ability to obtain additional capital. If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders may result. However, there can be no assurance that such capital will be available under acceptable terms, if at all. See "Risk Factors—We must raise additional financing in the future and our inability to do so will prevent us from implementing our business development plan," above.

        We have used, and expect over the next 12 months to use the capital available from sales of common stock, for general corporate purposes, including activities related to preparing for and conducting clinical trials, purchase and preparation of clinical material, conduct of preclinical studies, administrative expenses to support our research and development activities, capital expenditures and to meet working capital needs. Proceeds from the sale of our common stock to the institutional investors in 2002 must be used for the following purposes (including related general and administrative costs) in the following order or priority, unless otherwise authorized by a majority of our Board:

  •
  To seek FDA approval for the use of PH-50 (our cardiovascular diagnostic technology) as a CT contrast agent.

  •
  To seek FDA approval for the use of N1177 (being developed through our joint venture with Elan) as a lymphography contrast agent.

  •
  To perform pre-clinical exploration of the use of PH-50 to identify vulnerable plaque.

  •
  To acquire or license compounds to build a product pipeline for the company.

$1,500,000 of the proceeds raised in our sale of common stock in 2002 will be used in connection with the possible acquisition of certain assets of Alliance. The remaining $1,558,902 raised from individual accredited investors in December 2002 and January 2003 will be used for general corporate purposes, including loans and additional bridge financing to Alliance.

        We plan to raise up to $20 million of capital in one or more transactions in order to acquire certain assets of Alliance, including Imagent® and to provide the working capital necessary to launch Imagent® and finance our operations. We engaged Thomas Weisel Partners LLC to assist us in our efforts to privately place our securities to raise such funds. In addition, we expect to evaluate from time to time the acquisition or license of businesses, technologies or products. The purchase of any such licenses or technologies would be funded by a portion of any net proceeds of future offerings or the issuance of debt or equity securities specifically for that purpose. We also expect our use of capital to increase as we conduct further clinical trials.

        Our only long-term commitment that is not recorded on our financial statements is for our office space in Pennsylvania. Annual rent for this lease, which expires in 2004, is approximately $190,765.

Plan of Operation

        Management believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2003. Therefore, substantial additional capital resources will be required to fund the ongoing operations related to our research and business development activities. As noted in the report of our independent auditors, the report includes a paragraph that notes that the company's financial condition raises substantial doubt about its ability to continue as a going concern. We believe there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements. We are taking continuing actions to reduce our ongoing expenses. If adequate funds are not available, we will be required to significantly curtail our operating plans and may have to sell or license out significant portions of our technology or potential products. The 2002 financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

        During the next twelve months, depending on the availability of sufficient capital, we will focus our efforts primarily on the development of PH-50 and N1177 and the possible acquisition of the medical imaging assets of Alliance. Specifically we expect to conduct preclinical and human clinical studies, prepare required filings to the FDA and as required to foreign regulatory bodies and acquire quantities of clinical grade drug formulations of these products. We expect to continue to incur increasing losses for at least the next three years as we intensify research and development, preclinical and clinical testing and associated regulatory approval activities and engage in or provide for the manufacture and/or sale of any products that we may develop. If we acquire the medical imaging assets of Alliance, including Imagent®, we would devote a substantial portion of our efforts to the marketing, sale and manufacturing of Imagent®.

        Greater capital resources would enable us to quicken and expand our research and development activities, and our failure to raise additional capital will (absent a suitable collaborative agreement providing for a third party to take over these functions) significantly impair or curtail our ability to conduct further research and development activities and our ability to seek regulatory approval for any possible product resulting from that research. In any event, complete development and commercialization of our technology will require substantial additional funds. See "Risk Factors—We must raise additional financing in the future and our inability to do so will prevent us from implementing our business plan," above. We are actively seeking to raise up to $20 million through the sale of our common stock or other securities in a private placement to fund the acquisition of Alliance's medical imaging assets and to provide working capital necessary to fund our operations.

Recent Accounting Pronouncements

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The company has recorded the split-off of its therapeutic business as a discontinued operation in accordance with SFAS 144.

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination cost and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) is replaced by this Statement. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of this Statement will have a significant effect on the company's financial statements.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("Interpretation"). This Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a Company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of the Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity may need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. Interpretation No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The company believes that Sentigen will be considered a VIE; however, the company does not expect its accounting for its interest in Sentigen to change.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports ending after December 15, 2002. The Company plans to continue using the intrinsic value method of accounting for stock-based compensation and, therefore, the new rule will have no effect on the company's financial condition or results of operations. The Company adopted the new standard related to disclosure effective December 15, 2002.

Quantitative and Qualitative Disclosures about Market Risk

        The primary market risk that could impact us is the fluctuation in interest rates related to our investments in Government bonds. As our investments all have short-term maturities, the investment return reflects the current market rates. To date, we have not engaged in any derivative or hedging activities.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        There have been no changes in or disagreements with our accountants regarding accounting and financial disclosure.

MANAGEMENT

        The following table sets forth information as of March 30, 2003, regarding our directors and executive officers:

Name	Age	Position
Taffy J. Williams, Ph.D.(1)	53	Director, President and Chief Executive Officer
Robert J. Weinstein, M.D.(1)(3)	57	Director
Lester H. McKeever, Jr.(2)(3)	68	Director, Chairman of the Audit Committee
Gene Golub(2)	72	Director
Alan D. Watson	50	Director
William D. McPhee(1)(2)(3)	49	Director

(1)
Member of the Executive Committee

(2)
Member of the Audit Committee

(3)
Member of the Compensation Committee

        A brief discussion of the business experience of each director during the past five years is set forth below.

  Taffy J. Williams, Ph.D.—President, Chief Executive Officer and Director

        Dr. Williams has served as President, Chief Executive Officer and a Director of the company since May 17, 2000. Prior to joining the company, Dr. Williams served as CEO and President of PANAX Pharmaceuticals for two and half years and President of InKine Pharmaceuticals for two years. He received his Bachelor of Science in Chemistry from the University of Notre Dame and his Ph.D. in Chemistry from the University of South Carolina.

  Robert J. Weinstein, M.D.—Director

        Dr. Weinstein has served as a Director of the company since May 16, 1997. He is currently a private investor. During the last five years, Dr. Weinstein served as Chief Executive Officer of HMO America, Inc. and subsequently held the same position in United HealthCare of Illinois when United HealthCare acquired HMO America in 1993. On January 1, 1996 he became a consultant to United HealthCare Corporation. He received his medical degree from Chicago Medical School and received a B.A. from Hunter College in New York.

  Lester H. McKeever, Jr.—Director

        Mr. McKeever has served as a Director of the company since June 17, 1998. Mr. McKeever is Managing Principal of the firm of Washington, Pittman & McKeever, LLC, a Chicago, Illinois firm of certified public accountants and consultants providing a broad range of professional services, and has held a similar position with that firm since 1976. Mr. McKeever is a former Chairman of the Federal Reserve Bank of Chicago, a position Mr. McKeever held for three years ending December 31, 1999, and he serves as a director of MBIA Insurance Corp. of Illinois, Worldwide Broadcasting, Inc., People's Energy Corporation, and Printing Specialties, Inc. Mr. McKeever also serves on several not-for-profit boards and councils, including the Chicago Urban League (formerly Chairman of the Board), Business Advisory Counsel University of Illinois College of Commerce at Urbana-Champaign, and the Chicago Symphony Orchestra Association. Mr. McKeever received his B.S. degree in accounting from the University of Illinois at Urbana-Champaign and his J.D. with distinction from the IIT-Chicago Kent College of Law.

  Gene Golub—Director

        Mr. Golub has served as a Director of the company since May 17, 2000. Mr. Golub has also served as Chairman of Golub & Company, a company he founded in 1961, which with its affiliates has been involved in more than $2 billion in real estate transactions. Under Mr. Golub's leadership, the Golub companies have owned, developed or operated more than 25 million square feet of office, residential and mixed-use properties in the United States and abroad. Mr. Golub is active in numerous Chicago based charitable organizations and was inducted into the Chicago Association of Realtors Hall of Fame in 1999.

  William D. McPhee—Director

        Mr. McPhee has served as a Director of the company since November 12, 2002. Mr. McPhee received his B.S. degree in pre-med and an L.L.B. degree in law, both from McGill University. Since 1998, he has been Managing General Partner of Mi3, L.P. where he has been responsible for managing the venture fund. Prior to that, he was Chief Executive Officer of Praxis Advisors, Inc., a strategy consulting firm.

  Alan D. Watson, Ph.D.—Director

        Dr. Watson has served as a Director of the company since November 12, 2002. Mr. Watson received his B.S. from the University of N.S.W., his Ph.D. in Chemistry from Australian National University, and his M.B.A. from Northeastern University. Since 2002, Mr. Watson has served as Executive Vice President and Chief Business Officer of Elixir Pharmaceuticals, Inc. Prior to that, he was the Senior Vice President, Corporate Development of Cubist Pharmaceuticals, Inc. from 1999 to 2002. From 1997 to 1999, he was Senior Vice President, Licensing and Intellectual Property of Nycomed Amersham plc.

        There is a seventh directorship which is currently vacant and will remain so until filled by the Board in accordance with the Voting Agreement described in "Recent Transactions- Financing" above. Specifically, as part of the institutional financing transaction that closed on November 12, 2002, the holders of over 61.9% (on a fully diluted basis) of our common stock entered into the Voting Agreement. The Voting Agreement requires the parties to vote for certain director nominees.

        The recent business experience of our other executive officer and significant employee follows.

        Brooks Boveroux, age 59, has served as the company's Senior Vice President—Finance, Chief Financial Officer and Treasurer since August 1, 2000. He has served as the company's Secretary since November 12, 2002. For the five years prior to joining the company, Mr. Boveroux served as Chief Financial Officer and Vice President of Investor Relations for The Liposome Company, Inc., Chief Financial Officer of Synergy Pharmaceuticals, Inc. and as a consultant advising corporations in the area of corporate finance. He is a graduate of Hamilton College and received his Masters of Business Administration in Finance from the Wharton School of the University of Pennsylvania.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the approximate beneficial ownership of our Common Stock as of March 30, 2003 by directors and executive officers of the company who have held such position at any time during the 2002 fiscal year, and any person or group known to us to be the owner of more than five percent of our Common Stock. Shares beneficially owned by the individuals below through family partnerships or other entities they control are included in the number of shares listed in the table below for that individual.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)		Percent of Class Outstanding(3)
EXECUTIVE OFFICERS AND DIRECTORS:
Brooks Boveroux	363,180	(4)	1.9
Gene Golub 625 North Michigan Ave., Ste 2000 Chicago, IL 60611	123,015	(5)	*
Reinhard Koenig, Ph.D., M.D.	199,844	(6)	*
Lester H. McKeever, Jr. 819 South Wabash Avenue Chicago, IL 60605	36,250	(7)	*
William D. McPhee One Hollis Street, Suite 232 Wellesley, MA 02482	462,963	(8)	2.4
Timothy Scott, Ph.D. 7327 Oak Ridge Highway Knoxville, TN 37931	0	(9)	*
Eric A. Wachter, Ph.D. 7327 Oak Ridge Highway Knoxville, TN 37931	0	(9)	*
Alan D. Watson, Ph.D. One Kendall Square Building 1000, Fifth Floor Cambridge, MA 02139	25,000	(10)	*
Robert J. Weinstein, M.D. and Lois Weinstein 500 Lake Cook Road, Suite 130 Deerfield, IL 60015	4,145,401	(11)	21.7
Taffy J. Williams, Ph.D.	1,274,285	(12)	6.7
All directors and executive officers as a group (10 persons)	6,629,937		34.7
OTHER SHAREHOLDERS:
Stuart P. Levine 500 Lake Cook Road, Suite 130 Deerfield, IL 60015	4,098,950	(11)	21.4

Mi3 L.P. One Hollis Street, Suite 232 Wellesley, MA 02482	462,963	(13)	2.4
MRNA Fund II L.P. 225 Berkeley Street, Suite 1650 Boston, MA 02216	64,385	(14)	*
Oxford Bioscience Partners IV L.P. 225 Berkeley Street, Suite 1650 Boston, MA 02216	6,481,482	(15)	33.9
Tannebaum, LLC 875 N. Michigan Avenue Suite 2930 Chicago, IL 60611-1901	3,344,045	(16)	17.5
Parties to Voting Agreement(17) (6 persons)	11,881,451	(17)	62.2

*
Constitutes one percent or less of the percent of class outstanding.

(1)
Unless otherwise indicated, the address of each person named in the table is c/o: Photogen Technologies, Inc., 140 Union Square Drive, New Hope, PA 18938.

(2)
With respect to directors and executive officers, based on information furnished by the director or executive officer listed.

(3)
The percent of class outstanding includes Common Stock outstanding as of March 30, 2003 and the shares subject to options exercisable within 60 days of March 30, 2003.

(4)
Includes 363,180 options exercisable within 60 days of March30, 2003.

(5)
Includes 108,015 shares of Common Stock and 15,000 options exercisable within 60 days of March 30, 2003.

(6)
Includes 21,500 shares of Common Stock and 178,344 options exercisable within 60 days of March 30, 2003. Dr. Koenig's employment was terminated, without cause, effective May 1, 2003.

(7)
Includes 16,250 shares of Common Stock and 20,000 options exercisable within 60 days of March 30, 2003.

(8)
Includes 462,963 shares held by Mi3, L.P., which Mr. McPhee may be deemed to control. Mr. McPhee disclaims beneficial ownership of Mi3's shares for all other purposes.

(9)
Pursuant to the corporate separation which closed on November 12, 2002, the shares held by the Tennessee Stockholders were redeemed by the company and cancelled. Also, Dr. Wachter resigned as an officer and director of the company and Dr. Scott resigned as an officer on November 12, 2002.

(10)
Includes 25,000 shares of Common Stock.

(11)
Includes 3,344,045 shares held by Tannebaum, LLC, which Dr. Weinstein and Mr. Levine may be deemed to control. Dr. Weinstein and Mr. Levine disclaim beneficial ownership of Tannebaum, LLC's shares for all other purposes. As of March 31, 2003, Tannebaum Ventures, LLC will be the manager of Tannebaum, LLC and Dr. Weinstein and Mr. Levine will no longer be deemed to control the shares held by Tannebaum, LLC. Dr. Weinstein and Mr. Levine are parties to the

  Voting Agreement described in footnote 17 below. The shares held by the other parties to the Voting Agreement are not included here

(12)
Includes 4,250 shares of Common Stock and 1,270,035 options exercisable within 60 days of March 30, 2003.

(13)
Includes 462,963 shares of Common Stock. Note that Mr. McPhee is the President of Mi3 Services L.L.C. which is the general partner of Mi3, L.P. Mi3, L.P. is a party to the Voting Agreement described in footnote 17 below. The shares held by the other parties to the Voting Agreement are not included here.

(14)
Includes 64,385 shares of Common Stock. MRNA Fund II L.P. is a party to the Voting Agreement described in footnote 17 below. The shares held by the other parties to the Voting Agreement are not included here.

(15)
Includes 64,385 shares held by MRNA Fund II L.P., which Oxford Bioscience Partners IV L.P. may be deemed to control. Oxford disclaims beneficial ownership of such shares for all other purposes. Oxford Bioscience Partners IV L.P. is a party to the Voting Agreement described in footnote 17 below. The shares held by the other parties to the Voting Agreement are not included here.

(16)
Includes 3,344,045 shares of Common Stock. Tannebaum, LLC is a party to the Voting Agreement described in footnote 17 below. The shares held by the other parties to the Voting Agreement are not included here.

(17)
Dr. Weinstein, Mr. Levine, Mi3, L.P., MRNA Fund II, L.P., Oxford Bioscience Partners IV L.P., and Tannebaum, LLC are parties to the Voting Agreement described above at page 8. The parties to the Voting Agreement may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The provisions of the Voting Agreement include an agreement by the parties to vote their shares for the election of certain directors nominated by the parties to the Voting Agreement.

        Compensation Committee Interlocks and Insider Participation.    During the 2002 fiscal year, executive compensation was administered by the Compensation Committee comprised of three outside directors, Messrs. McKeever and McPhee and Dr. Weinstein.

        Certain Relationships and Related Transactions.    We are involved in a joint venture transaction with affiliates of Elan Corporation, plc ("Elan"). Aidan King (one of our former directors who served during the 2002 fiscal year) is employed as Vice President, Business Development for Elan. That joint venture, called Sentigen Ltd., is involved in the development of lymphography diagnostic products and is described above under the heading "Sentigen Ltd.—Joint Venture with Elan Corporation," and in Note 3 to our Financial Statements.

        During the 2002 fiscal year, Dr. Weinstein (one of our current directors) was deemed to control Tannebaum, LLC (after March 30, 2003, Dr. Weinstein no longer controls such shares). William McPhee (another one of our current directors) is President of Mi3 Services L.L.C. which is the general partner of Mi3, L.P. Mi3, L.P. purchased shares in the institutional financing which closed on November 12, 2002 and is one of the investors that may receive a benefit under the Agreement (the "Elan Agreement") dated November 12, 2002. Pursuant to the Elan Agreement, Elan will pay the amounts that certain investors otherwise would have received on liquidation of the company if the liquidation preference of the Series A Preferred Stock had been eliminated. Tannebaum, LLC also acquired shares of our common stock in the financing which closed on November, 12, 2002 through the conversion of outstanding debt into shares of our common stock.

        Executive Compensation.    The following table sets forth compensation we paid to our executive officers (the "Named Officers") for services rendered us in all capacities during the year ended December 31, 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long Term Compensation
							Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)(4)	LTIP Payouts ($)	All Other Compen- sation ($)
Taffy J. Williams, Ph.D.(1) Director, President and Chief Executive Officer	2002 2001 2000	$ $ $	265,000 260,000 265,000	$ $ $	60,000 30,000 66,250	$0 — —	0 — —	1,233,450 — 1,050,000	0 — —	$0 — —
Brooks Boveroux(1) Senior Vice President— Finance, Chief Financial Officer, Treasurer and Secretary	2002 2001 2000	$ $ $	216,250 215,000 215,000	$ $ $	32,250 32,250 32,250	$0 — —	0 — —	550,875 — 312,500	0 — —	$0 — —
Reinhard Koenig, Ph.D., M.D.(5) Senior Vice President— Medical and Regulatory Affairs	2002 2001 2000	$ $	280,625 200,020 —		$0 — —	$0 — —	0 — —	513,375 100,000 —	0 — —	$0 50,000 —	(2)
Timothy Scott, Ph.D.(3) Senior Scientist, Vice President— Chief Operating Officer	2002 2001 2000	$ $ $	86,300 100,000 100,000	$ $ $	0 0 17,000	$0 — —	0 — —	0 — —	0 — —	$0 — —
Eric A. Wachter, Ph.D.(3) Director, Vice President, Secretary, Senior Scientist	2002 2001 2000	$ $ $	86,300 100,000 100,000	$ $ $	0 0 11,000	$0 — —	0 — —	0 — —	0 — —	$0 — —

(1)
Drs. Williams and Koenig and Mr. Boveroux are entitled to severance if their employment is terminated without cause, as discussed below.

(2)
Reimbursement of moving expenses.

(3)
Drs. Scott and Wachter resigned as officers and directors of the company in November, 2002 in connection with the corporate separation transaction.

(4)
Reflects a one-for-four reverse split which occurred in November, 2002.

(5)
Dr. Koenig's employment was terminated by the company, without cause, effective as of May 1, 2003.

Stock Options.

        The following table contains information concerning the grant of stock options during the 2002 fiscal year under our 1998 and 2000 Long Term Incentive Compensation Plans to the Named Officers. To date, none of these options have been exercised.

2002 Stock Option Grants

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in 2002	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Taffy J. Williams, Ph.D.	1,233,450	50%	$1.08	11/12/2012	$1,615,820
Brooks Boveroux	550,875	22%	$1.08	11/12/2012	$721,646
Timothy Scott, Ph.D.	0	0	N/A	N/A	N/A
Eric Wachter, Ph.D.	0	0	N/A	N/A	N/A
Reinhard Koenig, Ph.D., M.D.	513,375	21%	$1.08	11/12/2012	$672,521

(1)
The options were granted at an exercise price equal to the purchase price paid by the institutional investors in the institutional financing which closed on November 12, 2002. The market price of our common stock on the date of the option grants was $2.52. A portion of the options becomes exercisable on various dates in accordance with the terms of the respective Award Agreements covering the options.

(2)
In accordance with SEC rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by the company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the market price, volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. The shares subject to the options granted are identical to the publicly-traded securities of the company except for restrictions on trading. Due to these restrictions the shares subject to the options granted are worth less than their publicly-traded counterparts. The actual value, if any, that an executive officer may realize will depend on his continued employment through the options vesting period, and the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes Model.

        The following table sets forth information about the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the 2002 fiscal year.

2002 Option Exercises and Year-End Values

			Number of Securities Underlying Unexercised Options at Year End 2002 (#)
	Shares Acquired On Exercise (#)				Fair Value of Unexercised In-the-Money Options at Year End 2002 ($)(1)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Taffy J. Williams, Ph.D.	0	0	1,020,035	1,263,415	0	0
Brooks Boveroux	0	0	363,180	500,195	0	0
Timothy Scott, Ph.D.	0	0	0	0	0	0
Eric A. Wachter, Ph.D.	0	0	0	0	0	0
Reinhard Koenig, Ph.D., M.D.	0	0	178,344	435,031	0	0

(1)
For purposes of this table, the "value" of stock options was determined by the difference between the exercise price and $0.99, the closing price for Common Stock on the last business day of the fiscal year. Shares acquired on exercise of these options are not registered under the Securities Act of 1933 and are not freely saleable except in compliance with exemptions from registration, including the holding period and other requirements of Rule 144 thereunder. Consequently, the values set forth in the table are only theoretical values and may not accurately represent actual market value.

        We have employment agreements with Dr. Williams and with Mr. Boveroux (the employment agreements with Drs. Scott and Wachter were terminated in November, 2002 in connection with the corporate separation transaction and the employment of Dr. Koenig was terminated by the company, without cause, effective May 1, 2003). Each of these employment agreements is terminable at-will and can be terminated by either party at any time with or without cause. In addition, Dr. Williams and Mr. Boveroux are bound by their respective Employee Confidentiality, Inventions and Noncompetition Agreements, as amended (each of these agreements is referred to as a "Confidentiality Agreement"). Each Confidentiality Agreement provides that while we employ the respective individual and for a period of two years after termination he will not engage in activities that compete with our business. Each Confidentiality Agreement also requires the respective employee to disclose to our Board of Directors all inventions or other intellectual property discovered or made by the employee during his employment and twelve months thereafter, if those inventions are related to or useful in our business, or result from duties assigned to that individual or from the use of any of our assets or facilities.

        Dr. Williams and Mr. Boveroux each receive typical health, life and disability insurance benefits that are available to our other salaried employees. These individuals are also eligible to defer a portion of their salary through our 401(k) plan, but the company did not match or make any contributions to the 401(k) plan during the 2002 fiscal year nor does the company maintain a pension plan.

        We have a consulting agreement with Dr. Watson pursuant to which he provides business and product development services to us. The consulting agreement commenced in November, 2002 and continues on a month-to-month basis (unless terminated earlier by notice or cause). The consulting agreement provides that Dr. Watson will be paid $175 per hour of service, be reimbursed for all reasonable out-of-pocket expenses, and receive non-qualified stock options to purchase up to ten thousand (10,000) shares of the company's Common Stock on February 3, 2003 and on January 1 of each year so long as the consulting agreement is in effect.

        Officers generally serve at the discretion of the Board of Directors. We do not have any compensatory plans or arrangements resulting from resignation, retirement or any other termination of an executive officer's employment with us. However, the employment agreements for Dr. Williams and Mr. Boveroux each provide for severance in the event we terminate their employment without cause. Upon termination without cause, Dr. Williams would be entitled to a severance payment equal to one year's salary. If terminated without cause, Mr. Boveroux would be entitled to receive six month's salary.

        Compliance with Section 16(a) of the Exchange Act.    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and changes in ownership with the SEC. Those persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of the copies of those reports furnished to us during the fiscal year ended December 31, 2002, we believe that our executive officers, directors and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except as follows: Dr. Weinstein, one of our directors, and Mr. Levine inadvertently failed to timely file Form 4s reporting a transfer of shares from the Theodore Tannebaum Trust (of which they were co-trustees) to Tannebaum, LLC (of which they were co-managers) due to an oversight by company counsel; they filed Form 4s for this transaction on October 18, 2002 and the company has modified its reporting compliance procedures to avoid such oversights in the future.

        Change in Control Agreements.    In the event of a change in control (as defined in each of the 1998 and 2000 Long Term Incentive Compensation Plans and the Senior Executive Long Term Incentive Compensation Plan), options granted under those plans accelerate and become fully vested. We have no other arrangements with the Named Officers concerning compensation payable upon a change of control. Dr. Williams and Mr. Boveroux waived their right to receive a special bonus in connection with the corporate separation and the institutional financing transactions which closed on November 12, 2002 and executed new employment agreements which do not contain a special bonus provision.

        Director Compensation.    Our directors received no specified compensation for serving as directors in 2002. In January, 2003, our Compensation Committee established new policies for the compensation of Messrs. McKeever and Golub and Dr. Watson. Such policies provided for the award of non-qualified options to acquire 10,000 shares of Common Stock under our 2000 Plan for each full year of service as a director of the company and for the payment of $1,000 to each of Golub, McKeever and Watson for each regular or special meeting of the Board held in accordance with the Bylaws of the company that such director attends.

        In January, 2003, Messrs. McKeever and Golub and Dr. Watson each received an award of non-qualified options to acquire 10,000 shares of Common Stock under our 2000 Plan at an exercise price of $0.93 per share. These options are exercisable on January 3, 2004. Dr. Watson also received an additional award of non-qualified options to acquire 10,000 shares of Common Stock under our 2000 Plan at an exercise price of $2.05 per share in exchange for his consulting services. Currently, Mr. McKeever may exercise options to acquire 20,000 shares and Mr. Golub may exercise options to acquire 15,000 shares.

        In January, 2003, our Compensation Committee established new policies for the compensation of Messrs. McKeever and Golub and Dr. Watson. Such policies provided for the award of non-qualified options to acquire 10,000 shares of Common Stock under our 2000 Plan for each full year of service as a director of the company and for the payment of $1,000 to each of Golub, McKeever and Watson for each regular or special meeting of the Board held in accordance with the Bylaws of the company that such director attends.

        Equity Compensation Plan Information.    The following table gives information about or Common Stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	4,144,925	$14.05	1,922,700
Equity compensation plans not approved by security holders	427,431	$7.94	0

        We have options outstanding under three plans, our 1998 Long Term Incentive Compensation Plan, our Senior Executive Long Term Compensation Plan and the 2000 Plan. Each of these Plans was approved by the stockholders.

        In addition to shares we may issue under the plans approved by the stockholders, we have granted options and warrants to consultants and the placement agent for our Series B Preferred Stock pursuant to arrangements that were not submitted to stockholders for approval. Each of these grants is on different terms under specific agreements negotiated with each recipient. Exercise prices range from $1.08 to $84.68 per share, with terms expiring between 2004 and 2010. Each agreement contains anti-dilution features.

        Section 78.7502 of the Nevada General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. Our articles of incorporation and bylaws provide indemnification of directors, officers and individuals who serve at the request of the company as a director of another enterprise, to the maximum extent permitted by the Corporation Law. In addition, we have entered into indemnification agreements with our directors.

Anti-Takeover Effects of our Articles of Incorporation, Bylaws and the Nevada General Corporation Law.

        Restrictions in our Articles of Incorporation and Bylaws.    A number of provisions of our articles of incorporation and our bylaws deal with matters of corporate governance and certain rights of our stockholders. The following discussion is a general summary of certain provisions of our articles of incorporation and bylaws which might be deemed to have a potential anti-takeover effect. Reference should be made in each case to our articles of incorporation and bylaws.

        Board of Directors.    Our articles of incorporation and bylaws contain provisions relating to the board of directors and provide, among other things, that the board of directors shall consist of 7 members. We do not permit cumulative voting in the election of directors. Directors may be removed pursuant to the Corporation Law by a vote of at least two-thirds of our stockholders. Any vacancy occurring in the board of directors for any reason, including an increase in the number of authorized directors, other than removal of a director by a vote of the stockholders, may be filled by the concurring vote of a majority of the directors remaining in office, regardless of whether there is a quorum of the board of directors, or by the stockholders. A director appointed to fill a vacancy serves for the remainder of the term to which the director has been elected, and until his or her successor has been elected and qualified. If one or more directors is removed by a vote of the stockholders, the term of such director or directors terminates and a vacancy is created in the board of directors to be filled by a vote of the stockholders.

        Limitation of Liability.    Our articles of incorporation provide that the personal liability of our stockholders or directors is eliminated to the fullest extent permitted by the Corporation Law. Section 78.138 of the Corporation Law provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that: (a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Section 78.747 of the Corporation Law provides that no stockholder, director or officer of a corporation is individually liable for the corporation's debts unless the stockholder, director or officer acted as the alter ego of the corporation.

SELLING STOCKHOLDER

        We entered into a Settlement Agreement and Mutual Release of Claims dated as of June 13, 2002, as amended pursuant to that certain Agreement to Modify Settlement Agreement and Certain Ancillary Agreements dated as of February 28, 2003 (collectively, the "Settlement Agreement") with Dr. Wolf, our former medical director and senior scientist, relating to certain claims made by us and counterclaims made by Dr. Wolf in connection with his employment and certain inventions. Pursuant to the terms of the Settlement Agreement, among other things, Dr. Wolf was granted two options to acquire an aggregate of 390,556 shares of our common stock. Pursuant to the terms of one option Dr. Wolf may acquire up to 287,037 shares of our common stock (after giving effect to the cashless exercise procedure mandated by the option, which provides for a reduction of the number of shares available upon exercise of the option in payment of the exercise price for shares purchased pursuant to the option based on a formula set forth in the option agreement). The other option provides that Dr. Wolf may acquire up to 37,500 shares at an exercise price of $4.20 per share; provided, however, that this option requires that the exercise price for shares purchased upon exercise of the option be paid using a cashless exercise procedure providing for a reduction in the number of shares available upon exercise of the option based on the fair market value of the Company's common stock on the date of exercise, so the actual number of shares issued to Dr. Wolf shall be reduced by the number of shares used to effect the cashless exercise procedure.

        We also entered into a Share Registration Agreement dated as of June 13, 2002, as amended by that certain Agreement to Modify Settlement Agreement and Certain Ancillary Agreements dated as of February 28, 2003, with Dr. Wolf pursuant to which we agreed to register the shares of our common stock covered by the options granted to Dr. Wolf. The shares of our common stock to be issued if and when Dr. Wolf exercises the options granted to him are being registered pursuant to this Registration Statement. Based upon the information provided to us, the selling stockholder is not, nor is he affiliated with, any broker-dealer in the United States. See "Plan of Distribution" below.

        The following is: the number of shares beneficially owned by Gerald L. Wolf, Ph.D., M.D., the selling stockholder, prior to this offering, assuming that Dr. Wolf exercises all of his options to acquire shares of our common stock; the number of shares to be offered for Dr. Wolf's account, assuming he offers all of the shares of common stock; and the number of shares to be owned and the percentage of the common stock to be held by Dr. Wolf following completion of the offering, assuming that all shares owned by Dr. Wolf are sold:

Number of Shares Owned Before Offering	Number of Shares Offered	Number of Shares Owned After Offering	% of Shares Owned After Offering
390,556	390,556	0	0%

USE OF PROCEEDS

        This prospectus is part of a registration statement that permits the selling stockholder to sell shares of our common stock that he acquires upon exercise of certain options. The Company will not receive any proceeds from the sale of common stock by Dr. Wolf, nor will we receive any cash upon the exercise of the options by Dr. Wolf because the options require Dr. Wolf to utilize "cashless" exercise mechanisms. Pursuant to the cashless exercise provisions in the options Dr. Wolf will pay the option exercise price with shares of our common stock that he would otherwise have been able to obtain upon the exercise of the options.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock on behalf of Dr. Wolf, the selling stockholder. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock, which will be borne by the selling stockholder. Sales of shares of common stock may be effected by the selling stockholder from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in the over-the-counter market or in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Certain transactions may require sales through broker/dealers appropriately registered under securities laws and regulations. The selling stockholder has advised us that he engaged Merrill Lynch Pierce Fenner Smith ("Merrill Lynch") as his broker in connection with the sale of the shares covered by this registration statement. Merrill Lynch shall receive a commission of $0.04 per share of common stock sold on behalf of Dr. Wolf. Merrill Lynch has not conducted any investigation to verify the information set out or incorporated by reference in this prospectus.

        The selling stockholder may make these transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares of common stock for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling stockholder and any broker-dealers that act in connection with the sale of shares of common stock may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

        Because the selling stockholder may be deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to his sales in the market.

        As soon as Dr. Wolf, the selling stockholder, is eligible to sell his shares pursuant to Rule 144(k) this Registration Statement shall be terminated and any of Dr. Wolf's unsold shares will be deregistered.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following summary of our securities and certain provisions of our charter and bylaws is not intended to be complete and is qualified by reference to the provisions of our charter and bylaws and applicable law. Our charter and bylaws are filed as exhibits to this registration statement.

Common Stock

        As of May 9, 2003, there were approximately 17,114,868 shares of our common stock issued and outstanding held by 413 recordholders, 4,612,356 shares of common stock issuable upon the exercise of outstanding stock options and warrants and 178,993 shares of common stock issuable upon the conversion of Series A Preferred Stock.

        Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably lawful dividends as may be declared by our board of directors. Such dividends are, however, subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock. In the event of a liquidation, dissolution or winding up of the business of Photogen, whether voluntary or involuntary, the holders of common stock, together with the holders of Series A Preferred Stock, will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders.

        The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges associated with our common stock are subject to, and may be adversely affected by, the rights of the holders of our outstanding shares of Series A Preferred Stock, which are discussed below, and the rights of the holders of shares of any other series of preferred stock that we may designate and issue in the future.

Series A Convertible Preferred Stock

        On October 20, 1999, we issued 12,015 shares of Series A Preferred Stock to EIS, an affiliate of Elan, in conjunction with the formation of Sentigen Ltd., our joint venture with Elan. After issuance, the Series A Preferred Stock was transferred to EPI.

        Under the Certificate of Designations, the holder of Series A Preferred Stock has a Series A Liquidation Preference entitling it to the first $12,015,000 of funds available for distribution to stockholders upon liquidation of the company and has the right to convert shares of Series A Preferred Stock into common stock at any time after October 20, 2001 at a conversion price of $84.68 per share. The conversion price is subject to adjustment for certain dilutive events. Alternatively, the holder of Series A Preferred Stock may exchange shares of Series A Preferred Stock for common shares of Sentigen so that the holder of Series A Preferred Stock owns 50% of the equity of Sentigen.

        Elan entered into an Agreement dated November 12, 2002 with the Institutional Investors in the financing which closed on November 12, 2002 which provides that Elan will pay the Institutional Investors an amount in cash (or the fair market value of other property) distributed to the holder of the Series A Preferred Stock on account of the Series A Liquidation Preference that, in the absence of the Series A Liquidation Preference would have been paid to those Institutional Investors in accordance with applicable law, up to a maximum of $16,000,000.

        Each share of Series A Preferred Stock will be paid a mandatory payment-in-kind dividend equal to 7% (i.e., 0.07 additional shares of Series A Preferred Stock). The payment-in-kind dividend is cumulative, compounds on a semi-annual basis and is payable twice a year, beginning April 2000. Pursuant to this dividend requirement, we accrued 928.03 shares of Series A Preferred Stock in 2002 and as of March 31, 2003, there were approximately 12,856 shares of Series A Preferred Stock issued and outstanding and an aggregate of 1,914 shares accrued as dividends to be issued. The holder of Series A Preferred Stock is only entitled to vote on matters that adversely affect or change the rights of holders of Series A Preferred Stock. The holder of Series A Preferred Stock does not have the right to vote on the election of directors of the company.

Registration Rights Agreements

        We are subject to six sets of registration rights agreements. In the aggregate, these agreements cover approximately 11,912,779 shares of common stock (including the 390,556 shares covered by this registration statement) and require us to register those shares under various terms and subject to specific conditions in the agreements.

Options to Purchase Common Stock

        As of March 5, 2003, we have granted qualified and non-qualified stock options pursuant to our 1998 Long Term Incentive Plan to purchase an aggregate of 503,625 shares of common stock. As of March 5, 2003, pursuant to our Senior Executive Long Term Incentive Compensation Plan we have granted qualified options to purchase an aggregate of 1,000,000 shares of common stock. As of March 5, 2003, pursuant to our 2000 Plan we have granted qualified and non-qualified options to purchase an aggregated of 2,591,300 shares of common stock. The options vest at various times up to five years from the date of grant and have exercise prices which range from $60.25 to $1.08. To date, options to acquire 1,125 shares have been exercised.

Warrants

        We have issued warrants to purchase shares of our common stock to consultants and a placement agent for services rendered. The number of shares of Common Stock subject to warrants as of March 5, 2003 and the exercise prices at which the warrants may be exercised and set forth below and have been adjusted to reflect the one-for-four reverse split of our Common Stock which was effected in November, 2002.

  •
  190,000 shares at an exercise price of $2.52 per share

  •
  150,000 shares at an exercise price of $1.08 per share

  •
  50,000 shares at an exercise price of $1.08 per share

  •
  25,000 shares at an exercise price of $84.68 per share

  •
  3,750 shares at an exercise price of $44.23 per share

  •
  8,181 shares at an exercise price of $44.78 per share

  •
  500 shares at an exercise price of $47.04 per share

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

        You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. We may also add, update or change information contained in this prospectus through a supplement to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

LEGAL MATTERS

        The validity of the issuance of common stock will be passed upon for the company by Grippo & Elden, 227 West Monroe, Suite 3600, Chicago, Illinois 60606. As of the date of this prospectus, partners of Grippo & Elden, who are representing us in this offering, beneficially own 45,648 shares of common stock.

EXPERTS

        The consolidated financial statements of Photogen Technologies, Inc. and the financial statements of Sentigen, Ltd. included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The report of Photogen Technologies, Inc. contains an explanatory paragraph regarding the company's ability to continue as a going concern.

        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SEEK AN OFFER TO BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

        Until July 13, 2003, all dealers that effect transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Index to Financial Statements

Report of Independent Certified Public Accountants (Photogen Technologies, Inc.)	F-2
Audited Annual Financial Statements (Photogen Technologies, Inc.)
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-5
Consolidated Statements of Shareholders' Equity	F-6-7
Consolidated Statements of Cash Flows	F-8-9
Notes to Consolidated Financial Statements	F-10-23
Report of Independent Certified Public Accountants (Sentigen, Ltd.)	F-24
Audited Annual Financial Statements (Sentigen, Ltd.)
Balance Sheets	F-25
Statements of Operations	F-26
Statements of Shareholders' Equity	F-27
Statements of Cash Flows	F-28
Notes to Financial Statements	F-29-30
Unaudited Quarterly Financial Statements	F-31
Notes to Unaudited Quarterly Financial Statements	F-36-38

 Report of Independent Certified Public Accountants

Board of Directors
Photogen Technologies, Inc.
New Hope, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Photogen Technologies, Inc., a development stage company, as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from November 3, 1996 (inception) to December 31, 2002 and for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Photogen Technologies, Inc. at December 31, 2001 and 2002, and the results of its operations and its cash flows for the period from November 3, 1996 (inception) to December 31, 2002 and for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has reported accumulated losses of $28,745,194, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Chicago, Illinois
March 7, 2003

Photogen Technologies, Inc.

Consolidated Balance Sheets

	December 31,
	2001	2002
Assets
Current Assets
Cash and cash equivalents	$1,352,904	$6,090,904
Deposits (Note 5(a))	474,580	98,721
Prepaid expenses	29,775	693,313

Total Current Assets	1,857,259	6,882,938
Equipment and Leasehold Improvements, less accumulated depreciation of $1,059,997 and $12,739 (Note 13)	882,220	36,000
Patent Costs, net of amortization of $100,693 and $142,359, respectively	399,307	357,641
Deposits (Note 5(a))	69,173	14,383
Notes Receivable (Note 11)	—	1,255,000
Investment in and Advances to Affiliates (Note 3)	10,994,680	8,192,452

	$14,202,639	$16,738,414

	December 31,
	2001	2002
Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$373,774	$835,003
Accrued expenses (Note 4)	568,174	34,132
Accrued equipment lease (Note 5(a))	374,580	401,664

Total Current Liabilities	1,316,528	1,270,799

Accrued Equipment Lease (Note 5(a))	749,160	401,664

Long-Term Debt (Note 3)	2,314,005	—

Shares Subject to Rescission (Note 6(f))	650,000	650,000

Shareholders' Equity (Notes 1, 2, 3, 6 and 7)
Preferred stock; par value $.01 per share; 5,000,000 shares authorized including:
Series A Preferred Stock; 12,856 shares authorized, issued and outstanding, liquidation preference $1,000 per share (in aggregate $12,856,000)	128	128
Series B Preferred Stock; 402,000 shares authorized; 357,280 issued and outstanding at December 31, 2001, liquidation preference $16.88 per share (in aggregate $6,030,886 at December 31, 2001)	3,572	—
Common stock; par value $.001 per share; 150,000,000 shares authorized; 9,585,948 and 16,137,465 shares issued and outstanding, respectively	9,586	16,137
Additional paid-in capital	38,252,973	43,144,880
Deficit accumulated during the development stage	(29,093,313)	(28,745,194)

Total Shareholders' Equity	9,172,946	14,415,951

	$14,202,639	$16,738,414

See accompanying notes to consolidated financial statements.

Photogen Technologies, Inc.

Consolidated Statements of Operations

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Cumulative Amounts From November 3, 1996 (Inception) to December 31, 2002
Operating Expenses (Notes 5, 6 and 9)
Research and development	$1,665,450	$437,958	$1,227,897	$4,356,637
General and administrative	5,095,442	3,220,584	4,030,083	16,647,522
Restructuring charges	597,025	—	807,483	1,404,508
Provision for future lease payments	—	1,264,208	—	1,264,208

Total operating expenses	7,357,917	4,922,750	6,065,463	23,672,875
Loss From Joint Venture (Note 3)	(1,203,392)	(1,952,758)	(3,452,837)	(6,915,016)
Investment Income	417,110	110,741	1,563	1,208,941
Interest Expense	—	(48,429)	(418,466)	(466,895)

Loss from continuing operations	(8,144,199)	(6,813,196)	(9,935,203)	(29,845,845)
Discontinued Operations (Note 13)
Loss from operations of discontinued therapeutic business	(2,642,863)	(2,909,820)	(1,496,430)	(10,679,101)
Gain from split-off of therapeutic business	—	—	11,779,752	11,779,752

Income (loss) from discontinued operations	(2,642,863)	(2,909,820)	10,283,322	1,100,651

Net Income (Loss)	(10,787,062)	(9,723,016)	348,119	$(28,745,194)

Dividends on Preferred Stock (Notes 3, 6 and 8)	(2,704,751)	(2,943,755)	(1,997,723)

Net Loss Applicable to Common Shareholders	$(13,491,813)	$(12,666,771)	$(1,649,604)

Basic and Diluted Loss Per Common Share from Continuing Operations	$(1.16)	$(1.03)	$(1.17)

Basic and Diluted Income (Loss) Per Common Share from Discontinued Operations	$(0.28)	$(0.30)	$1.01

Basic and Diluted Loss Per Common Share	$(1.44)	$(1.33)	$(0.16)

Weighted Average Number of Common Shares Outstanding—Basic and Diluted	9,345,847	9,507,693	10,187,619

See accompanying notes to consolidated financial statements.

Photogen Technologies, Inc.

Consolidated Statements of Shareholders' Equity

			Preferred Stock Series B
	Preferred Stock Series A				Common Stock
							Members' Capital	Additional Paid-in Capital	Deficit Accumulated During the Development Stage
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Contribution of capital	—	$—	—	$—	—	$—	$7,268	$—	$—	$7,268
Net loss for the period ended December 31, 1996	—	—	—	—	—	—	(1,779)	—	—	(1,779)

Balance, at May 15, 1997	—	$—	—	$—	—	$—	$9,000	$—	$(3,511)	$5,489
Issuance of common stock	—	—	—	—	1,578,208	1,578	—	1,801,872	—	1,803,450
Effect of recapitalization and merger	—	—	—	—	7,421,792	7,422	(9,000)	1,203,765	1,732	1,203,919
Cost associated with recapitalization and merger	—	—	—	—	—	—	—	(371,111)	—	(371,111)
Net loss for the period May 16, 1997 to December 31, 1997	—	—	—	—	—	—	—	—	(554,702)	(554,702)

Balance, at December 31, 1997	—	—	—	—	9,000,000	9,000	—	2,634,526	(556,481)	2,087,045
Issuance of common stock	—	—	—	—	218,755	219	—	6,999,781	—	7,000,000
Costs associated with common stockissuance	—	—	—	—	—	—	—	(50,000)	—	(50,000)
Options issued to consultants	—	—	—	—	—	—	—	45,446	—	45,446
Net loss for the year ended December 31, 1998	—	—	—	—	—	—	—	—	(1,973,913)	(1,973,913)

Balance, at December 31, 1998	—	—	—	—	9,218,755	9,219	—	9,629,753	(2,530,394)	7,108,578
Exercise of stock options	—	—	—	—	1,125	1	—	50,062	—	50,063
Issuance of warrants and options	—	—	—	—	—	—	—	3,664,749	—	3,664,749
Issuance of common stock	—	—	—	—	125,967	126	—	6,082,528	—	6,082,654
Issuance of preferred stock	12,015	120	—	—	—	—	—	11,578,839	—	11,578,959
Net loss for the year ended December 31, 1999	—	—	—	—	—	—	—	—	(6,052,841)	(6,052,841)

Photogen Technologies, Inc.

Consolidated Statements of Shareholders' Equity

	Preferred Stock Series A		Preferred Stock Series B						Deficit Accumulated During the Development Stage
					Common Stock
							Members' Capital	Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance, at December 31, 1999	12,015	$120	—	$—	9,345,847	$9,346	$—	$31,005,931	$(8,583,235)	$22,432,162
Stock option compensation	—	—	—	—	—	—	—	125,020	—	125,020
Issuance of warrants and options	—	—	—	—	—	—	—	1,366,050	—	1,366,050
Issuance of preferred stock dividend	841	8	—	—	—	—	—	(8)	—	—
Issuance of preferred stock	—	—	337,056	3,370	—	—	—	5,272,970	—	5,276,340
Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	—	(10,787,062)	(10,787,062)

Balance, at December 31, 2000	12,856	128	337,056	3,370	9,345,847	9,346	—	37,769,963	(19,370,297)	18,412,510
Stock option compensation	—	—	—	—	—	—	—	64,729	—	64,729
Issuance of common stock for cash	—	—	—	—	49,245	49	—	418,674	—	418,723
Issuance of common stock in satisfaction of anti-dilution provision	—	—	—	—	190,856	191	—	(191)	—	—
Issuance of preferred stock dividend	—	—	20,224	202	—	—	—	(202)	—	—
Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	—	(9,723,016)	(9,723,016)

Balance, at December 31, 2001	12,856	128	357,280	3,572	9,585,948	9,586	—	38,252,973	(29,093,313)	9,172,946
Stock option compensation	—	—	—	—	—	—	—	73,870	—	73,870
Issuance of warrants for services	—	—	—	—	—	—	—	322,000	—	322,000
Issuance of options in settlement of lawsuit	—	—	—	—	—	—	—	806,415	—	806,415
Employee compensation from stock options	—	—	—	—	—	—	—	988,184	—	988,184
Issuance of preferred stock dividend	—	—	40,194	402	—	—	—	(402)	—	—
Conversion of Series B to common stock	—	—	(397,474)	(3,974)	422,316	422	—	3,552	—	—
Beneficial inducement costs for convertible debt converted	—	—	—	—	—	—	—	206,348	—	206,348
Conversion of line of credit with Elan to common stock	—	—	—	—	128,437	128	—	3,082,359	—	3,082,487
Conversion of line of credit with entity controlled by director of company to common stock	—	—	—	—	2,314,815	2,315	—	2,497,685	—	2,500,000
Retirement of common stock returned in shareholder transaction (Note 6(f))	—	—	—	—	(5,137,109)	(5,137)	—	(12,221,182)	—	(12,226,319)
Issuance of common stock for cash	—	—	—	—	8,823,058	8,823	—	9,133,078	—	9,141,901
Net income for the year ended December 31, 2002	—	—	—	—	—	—	—	—	348,119	348,119

Balance, at December 31, 2002	12,856	$128	—	$—	16,137,465	$16,137	$—	$43,144,880	$(28,745,194)	$14,415,951

See accompanying notes to consolidated financial statements.

Photogen Technologies, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Cumulative Amounts From November 3, 1996 (Inception) to December 31, 2002
Cash Flows From Operating Activities
Net income (loss)	$(10,787,062)	$(9,723,016)	$348,119	$(28,745,194)
Loss from discontinued operations	2,642,863	2,909,820	1,496,430	10,679,101
Depreciation and amortization	416,511	442,191	371,319	1,677,904
Loss (gain) on disposal of equipment and leasehold improvements	43,041	(4,617)	—	38,424
Gain on sale of marketable securities	—	—	—	(18,503)
United States Treasury Notes amortization	(41,437)	(1,029)	—	12,586
Gain on sale of therapeutic business	—	—	(11,779,752)	(11,779,752)
Stock option compensation	125,020	64,729	1,062,054	1,678,570
Beneficial inducement costs for convertible notes	—	—	206,348	206,348
Issuance of warrants in exchange for services rendered	2,191,262	760,363	322,000	4,317,091
Issuance of stock options in settlement of lawsuit	—	—	806,415	806,415
Loss from investment in affiliate	1,203,392	1,952,758	3,452,837	6,915,016
Changes in operating assets and liabilities
Prepaid expenses	408,595	152,340	(663,538)	(693,313)
Interest receivable	(8,892)	93,219	—	—
Accounts payable	(141,444)	(267,945)	531,229	905,003
Accrued expenses	579,452	(11,278)	(298,465)	269,709
Accrued equipment lease	—	1,123,740	10,237	1,133,977

Net cash used in operating activities (continuing operations)	(3,368,699)	(2,508,725)	(4,134,767)	(12,596,618)

Net cash used in discontinued operations	(2,642,863)	(2,909,820)	(1,496,430)	(10,679,101)

Cash Flows From Investing Activities
Sale of marketable securities	—	—	—	2,164,464
Purchases of marketable securities	—	—	—	(2,182,967)
Purchases of United States Treasury Notes	(11,749,970)	(4,870,000)	—	(38,656,973)
Sales of United States Treasury Notes	12,320,000	9,815,000	—	39,778,548
Purchase of equipment and leasehold improvements	(516,186)	(45,938)	—	(636,877)
Proceeds from sale of equipment	—	145,551	—	145,551
Costs to acquire patent	(50,000)	—	—	(237,335)
Investment in and advances to affiliate	93,548	(2,245,948)	(650,609)	(15,107,468)
Increase in note receivable	—	—	(1,255,000)	(1,255,000)
Decrease in restricted cash	100,000	—	—	—
Decrease (increase) in deposit	(500,000)	(14,383)	100,000	(443,753)

Net cash (used in) provided by investing activities	(302,608)	2,784,282	(1,805,609)	(16,431,810)

Net cash used in investing activities of discontinued operations	—	—	—	(1,306,676)

Photogen Technologies, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Cumulative Amounts From November 3, 1996 (Inception) to December 31, 2002
Cash Flows From Financing Activities
Principal payments on capital leases	$(21,148)	$(18,356)	$—	$(291,704)
Net proceeds from issuance of equity	5,276,340	1,068,723	9,141,901	40,509,340
Proceeds from capital contributions by shareholders	—	—	—	1,911,674
Proceeds from issuance of debt	—	2,314,005	3,032,905	5,346,910
Cost of recapitalization	—	—	—	(371,111)

Net cash provided by financing activities	5,255,192	3,364,372	12,174,806	47,105,109

Net Increase (Decrease) in Cash and Cash Equivalents	(1,058,978)	730,109	4,738,000	6,090,904
Cash and Cash Equivalents, at beginning of year	1,681,773	622,795	1,352,904	—

Cash and Cash Equivalents, at end of year	$622,795	$1,352,904	$6,090,904	$6,090,904

Supplemental Schedule of Noncash Investing and Financing Activities
        2002

    Payments due on the accrued equipment lease were made through a reduction in deposits due to the Company in the amount of $330,649.

    Debt of $5,346,910 and accrued interest of $235,577 were converted to common stock.

    Split-off of the therapeutic business which included equipment and leasehold improvements of $516,567 and accounts payable of $70,000 in exchange for the Company's common stock valued at $12,226,319.

See accompanying notes to consolidated financial statements.

Photogen Technologies, Inc.

Notes to Consolidated Financial Statement

1.     Organization and Significant Accounting Policies

  Nature of Operations

        Photogen Technologies, Inc. (the "Company"), through its subsidiary Photogen, Inc., successor to Photogen, L.L.C., is a development stage biopharmaceutical company that is focusing on developing a novel contrast agent with potential applications (1) as a blood pool agent to diagnose diseased tissue in the cardiovascular system and other organs and (2) to diagnose cancer metastasizing into the lymphatic system. The Company also has in development certain minimally invasive products for the treatment of psoriasis and other topical diseases and cancer and certain laser device technology (the therapeutic business). The Company also has an investment in a joint venture (Note 3). In November 2002, the Company split off the therapeutic business to its original shareholders (see Note 13).

  Principles of Consolidation

        Intercompany balances and transactions have been eliminated in consolidation.

  Liquidity and Basis of Presentation

        The accompanying financial statements are prepared assuming the Company is a going concern. The Company believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2003. Therefore, substantial additional capital resources will be required to fund the ongoing operations related to the Company's research and business development activities. Management believes there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements. The Company is taking continuing actions to reduce its ongoing expenses. If adequate funds are not available, the Company will be required to significantly curtail its operating plans and may have to sell or license out significant portions of the Company's technology or potential products. The 2002 financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

  Estimates

        The financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results may differ from those estimates.

  Cash Equivalents

        Highly liquid investments with a maturity of three months or less when purchased are classified as cash equivalents.

  Equipment and Leasehold Improvements

        Equipment and leasehold improvements are stated at cost. Depreciation and amortization of equipment are provided for using the straight-line method over the estimated useful lives of the assets. Computers and laboratory equipment are being depreciated over five years, furniture and fixtures are being depreciated over seven years and leasehold improvements are being amortized over five years. Leasehold improvements are being amortized on a straight-line basis over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Depreciation expense was

$374,845, $400,525 and $329,653 for 2000, 2001 and 2002, respectively. All equipment and leasehold improvements, except a net amount of $36,000, were transferred in the split-off of the therapeutic business.

  Long-Lived Assets

        The Company reviews the carrying values of its long-lived assets for possible impairment whenever an event or change in circumstances indicates that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

  Patent Costs

        Internal patent costs are expensed in the period incurred. Patents purchased are capitalized and amortized over the life of the patent. Amortization expense was $41,666 for 2000, 2001 and 2002. Amortization of patent costs is expected to be $41,666 over the remaining life of the patent.

  Research and Development

        Research and development costs are charged to expense when incurred.

  Income Taxes

        The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis and financial reporting basis of certain assets and liabilities based upon currently enacted tax rates expected to be in effect when such amounts are realized or settled.

  Basic and Diluted Loss Per Common Share

        Basic and diluted loss per common share is computed based on the weighted average number of common shares outstanding. Loss per share excludes the impact of outstanding options, warrants and convertible preferred stock as they are antidilutive. Potential common shares excluded from the calculation at December 31, 2002 are 4,535,481 options, 237,431 warrants and 151,819 shares issuable upon the conversion of Series A Preferred Stock. Basic and diluted loss per common share includes 124,627 shares of common stock subject to rescission (Note 6(f)).

  Financial Instruments

        The carrying amounts reported in the consolidated balance sheets for cash, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company's note receivable approximates fair value based on instruments with similar terms.

  Stock Options

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), but applies the intrinsic value method set forth in Accounting Principles Board Opinion No. 25 for stock options granted to employees and directors. The Company expenses the fair value of stock options granted to nonemployees. In 2002, the Company issued stock options to employees with an exercise price less than the market price on the date of grant. Accordingly, compensation expense of $988,184 has been recorded.

        For stock options granted to employees and directors, the Company has estimated the fair value of each option granted using the Black-Scholes option pricing model with the following assumptions:

	2000	2001	2002
Weighted average fair value per options granted	$18.68	$3.64	$1.31
Significant assumptions (weighted average)
Risk-free interest rate at grant date	6.2%	4.8%	2.8%
Expected stock price volatility	94.3%	95.5%	98.0%
Expected option life (years)	5	5	5

        If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amount indicated below:

	2000	2001	2002
Net income (loss), as reported	$(13,491,813)	$(12,666,771)	$(1,649,604)
Add stock based employee compensation expense included in reported net income	—	—	988,184
Less total stock-based employee compensation expense determined under the fair value based method for all awards	(8,356,534)	(11,314,458)	(6,084,842)

Pro forma net loss	$(21,848,347)	$(23,981,229)	$(6,746,262)

Basic and diluted loss per common share, as reported	$(1.44)	$(1.33)	$(0.16)
Basis and diluted loss per common share, pro forma	$(2.34)	$(2.52)	$(0.66)

  Reclassification

        Certain 2001 amounts have been reclassified to conform with the 2002 presentation.

  Recent Accounting Pronouncements

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company has recorded the split-off of its therapeutic business as a discontinued operation in accordance with SFAS 144.

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination cost and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" is replaced by this Statement. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of this Statement will have a significant effect on the Company's financial statements.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("Interpretation"). This Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of the Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." The objective of this interpretation is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity may need to consolidate the entity if the Company's interest in the VIE is such that the Company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. Interpretation No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. The Company believes that Sentigen will be considered a VIE; however, the Company does not expect its accounting for its interest in Sentigen to change.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years ending after December 15, 2002 and interim reports beginning after December 15, 2002. The Company plans to continue using the intrinsic value method of accounting for stock-based compensation and, therefore, the new rule will have no effect on the Company's financial condition or results of operations. The Company adopted the disclosure requirements effective December 15, 2002.

2.     Recapitalization and Merger

        On May 16, 1997, MT Financial Group, Inc. (an inactive public company), through its wholly owned subsidiary, effected a reverse merger with Photogen, Inc. ("Photogen"), successor to Photogen, L.L.C. Photogen, L.L.C. was formed on September 10, 1996 and commenced operations November 3, 1996. Photogen, L.L.C. was formed to develop proprietary laser-based technologies related to photodynamic therapy. Legally, Photogen was a wholly owned subsidiary of Photogen Technologies, Inc. (formerly known as MT Financial Group, Inc.).

        For financial reporting purposes, Photogen was deemed to be the acquiring entity. The transaction has been reflected in the accompanying financial statements as (1) a recapitalization of Photogen (consisting of a 48,000-for-one stock split and change in par value) and (2) an issuance of shares by Photogen in exchange for all of the outstanding shares of MT Financial Group, Inc.

        As part of the recapitalization, the Company sold 1,578,208 shares of common stock for a total purchase price of approximately $1,803,450. Legal and brokerage fees of approximately $371,000 were charged to additional paid-in capital as costs of the recapitalization and merger. Included in the paid-in capital is the net cash of approximately $109,000 from MT Financial Group, Inc.

3.     Joint Venture/ Investment in Affiliate

        On October 7, 1999, the Company formed a joint venture with Elan International Services, Ltd. ("Elan") to develop and commercialize nanoparticulate diagnostic imaging agents for the detection and treatment of cancer through lymphography.

        Sentigen Ltd. ("Sentigen") was formed to hold the operations, assets and liabilities of the joint venture. Elan purchased 2,980 shares of Sentigen nonvoting convertible preferred stock for $2,985,000 representing a 19.9% ownership interest. Elan also purchased 12,015 shares of the Company's Series A convertible exchangeable preferred stock for $12,015,000. In connection with the issuance of the preferred stock to Elan, the Company granted warrants to Elan to purchase 100,000 shares of the Company's common stock at $84.68 per share which was valued at $678,000. As a result, a preferred stock dividend of $436,041 was recorded for the accretion of the preferred stock to its face value of $12,015,000 over the period until it is first convertible. Beginning in 2000, in accordance with EITF 00-27, the Company recorded an additional preferred stock dividend to represent the beneficial conversion feature associated with the intrinsic value of the Series A Preferred conversion option. As a result, an additional preferred stock dividend of $436,041 was recorded over the period until it is first convertible. As of December 31, 2001, the beneficial conversion feature was fully recorded.

        The Company purchased 12,000 shares of Sentigen's common stock for $12,015,000 representing an 80.1% ownership interest.

        Sentigen used the $15,000,000 received from the Company and Elan to purchase from Elan a worldwide license to certain patented Elan technology related to the joint venture. Expenses incurred by the Company and Elan, which relate to the development of the diagnostic imaging agents, are charged to Sentigen.

        Elan granted the Company a line of credit of $4,806,000 to be used by the Company to fund their portion of Sentigen's research and development. Principal and interest under the line of credit, if any, become due and payable in 2005 or, at the option of Elan, can be converted into the Company's common stock at $72.60 per share. Any borrowings under the line of credit would bear interest at 8%. At December 31, 2001, borrowings on this line of credit were $2,314,005 and accrued interest was $48,429. During 2002, the Company borrowed an additional $532,905 and incurred additional accrued interest of $187,148. On November 12, 2002, the total borrowings of $2,846,910 and accrued interest of $235,577 were converted to common stock at a conversion price of $24 per share. A beneficial conversion amount of $206,348 was recorded as a result of the decrease in the original conversion price.

        In connection with the joint venture agreement, Elan also purchased 115,385 shares of the Company's common stock for $6,000,000. If, in the Company's next third-party offering after the issuance of the Series A Preferred, it sells common stock at a price less than $52 per share, the Company must issue additional shares to Elan so that Elan's overall price for its common stock equals the effective price in that third-party offering. During 2001, the Company issued 190,857 shares of common stock to satisfy this requirement.

        The total cash proceeds from the equity issuance to Elan of $18,015,000 were allocated to the common stock, preferred stock and the warrants.

        Elan has substantive participating rights in Sentigen, including the requirement for approval of the business plan and budgets and equal representation on the management committee which decides all day-to-day functions. As a result, the Company's investment in Sentigen is recorded under the equity method.

        Following is summarized financial information for Sentigen at December 31, 2001 and 2002:

	2001	2002
Cash	$9,345	$410
License purchased from Elan, net of amortization of $1,222,829 and $2,201,093, respectively	13,777,171	10,298,907

Total assets	$13,786,516	$10,299,317

Due to affiliates	$210,596	$378,099
Total shareholders' equity	13,575,920	9,921,218

Total liabilities and equity	$13,786,516	$10,299,317

Research and development expense	$1,450,291	$823,409
General and administrative expense	—	18,329
Amortization of license	978,264	978,264
Impairment of license	—	2,500,000

Net loss	$(2,428,555)	$(4,320,002)

4.     Accruals

        Accrued expenses consist of the following:

	December 31,
	2001	2002
Accrued salaries	$93,963	$—
Accrued bonuses	251,850	—
Accrued interest (Note 3)	48,429	—
Accrued restructuring (Note 9)	173,932	—
Payroll liabilities	—	34,132

	$568,174	$34,132

5.     Commitments

(a)
At December 31, 2002, the Company has a lease for office space in New Hope, Pennsylvania, expiring in August 2004.

        The Company also has an operating lease for laboratory equipment expiring in 2004. During 2001, the Company determined that equipment leased by the Company under this operating lease would no longer be used by the Company in its research. As a result, in 2001, the Company recorded a provision for all future lease payments of $1,264,208. $568,138 of this provision was recorded in the fourth quarter. At December 31, 2002, $803,328 remains to be paid. In conjunction with this operating lease, the Company provided $500,000 as cash collateral to be refunded over the term of the lease. In 2002, $100,000 was refunded and, accordingly, this amount was recorded as a current deposit at December 31, 2001. The Company and the lessor agreed to offset certain remaining lease payments with the remaining $400,000 deposit. In 2002, lease payments of approximately $331,000 were offset with the deposit.

        Total rental expense charged to operations for the years ended December 31, 2000, 2001 and 2002 aggregated approximately $352,000, $358,000 and $227,000, respectively.

        Minimum future rental payments under these leases are as follows:

Year ending December 31,	Operating Leases
2003	$574,000
2004	502,000

Total	$1,076,000

(b)
The Company has entered into employment agreements with certain officers and employees. The officers and employees are each entitled to severance ranging from six months to one year of their annual salary if terminated without cause. Total severance commitments are $500,000 under these agreements.

6.     Equity Transactions

(a)
The Company applies the recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," in accounting for stock options issued to nonemployees. The Company has issued options and warrants in exchange for consulting services rendered. The Company issued 10,000 options in 1998, 2,500 options and 125,500 warrants in 1999, 5,250 options and 128,750 warrants in 2000, 7,500 options in 2001 and 200,000 warrants in 2002. In addition, there were 190,000 contingent warrants issued for which no expense has been recognized as of December 31, 2002. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value, determined using the Black-Scholes option pricing model. Fair market value for options and warrants ranged from $5.36 to $38.04 in 2000, $3.08 in 2001 and $1.01 to $1.81 in 2002. Consulting costs charged to operations were $2,316,282 in 2000, $825,092 in 2001 and $395,870 in 2002. In 2002, the Company also issued 390,556 options in settlement of a lawsuit associated with restructuring costs (Note 9). The value of these options was $806,415 which was recorded as restructuring charges in 2002.

(b)
In August 1999, the Company purchased patents for $500,000 which were satisfied by the issuance of 10,832 shares of the Company's common stock valued at $300,000 and cash of $200,000.

(c)
In 1999, the Company issued 185,000 variable stock options to employees which would vest upon completion of performance milestones. Exercise prices ranged from $37.52 to $72.52 and expired in 10 years. As of December 31, 1999, 18,750 of these shares had vested. Compensation charged to operations was $225,000 in 1999. In 2000, all of these variable stock options were cancelled.

(d)
Series A Preferred Stock—The Company originally designated 12,015 shares of preferred stock as Series A Preferred Stock ("Series A Preferred"). For the first six years from issuance, the preferred stock has a mandatory dividend of 7%. Such dividends are cumulative and compound on a semiannual basis and are payable semiannually solely by the issuance of additional preferred Series A stock. The Company has a deficit and, as a result, the dividends have been recorded against paid-in capital. In accordance with the provisions of the agreement, the Company issued additional preferred shares of 841 in 2000 in settlement of dividend requirements. Therefore, at December 31, 2002, there were 12,856 shares of Series A Preferred outstanding. The Company has accrued and will issue 1,914 preferred shares in fulfillment of the 2001 and 2002 dividend requirement. The Series A Preferred shall rank senior to any future series of preferred stock unless the majority of the Series A shareholders agree to rank pari passu with any future issuances. The liquidation preference is $1,000 per share. The Series A Preferred is convertible, after two years but before six years from issuance, into common stock of the Company with an initial conversion price of $84.68. The conversion price is subject to adjustment for certain dilutive events. Alternatively, the holder of the Series A Preferred can elect to exchange the Series A preferred shares for the number of shares in Sentigen which would allow the Series A holder to then own a total of 50% of Sentigen. The Series A holder is currently the minority shareholder in Sentigen. The exchange right is not available for any shares which have been converted to common stock. The exchange right terminates six years from the issuance of the Series A Preferred. The Series A Preferred was issued in October 1999.

  The holder of Series A Preferred is only entitled to vote on matters that adversely affect or change the rights of holders of Series A Preferred and does not have the right to vote on the election of directors of the Company. The holder of Series A Preferred also has a preemptive right until October 2003 to participate in any offering of the Company.

(e)
Series B Preferred Stock—In February 2000, the Company completed a private placement of its Series B Convertible Preferred Stock ("Series B Preferred"). The Company received cash proceeds, net of related expenses, of $5,276,340 in exchange for 337,056 shares of the Series B Preferred. The Series B Preferred has an annual dividend rate of 6%. Such dividends are cumulative, shall compound on an annual basis and are payable annually by the issuance of additional preferred Series B stock. The Company has a deficit and, as a result, the dividends will be recorded against paid-in capital. In accordance with the provisions of the agreement, the Company issued additional preferred shares of 20,224 in 2001 and 40,194 in 2002 in settlement of dividend requirements.

  Subject to the senior liquidation preference of the Series A Preferred stockholder, and the liquidation preference of any senior or pari passu securities created by the Company in the future with the requisite consent of the holders of Series B Preferred, each share of Series B Preferred is entitled to a liquidation preference equal to $16.88 per share, before any amounts are paid on the common stock on liquidation. If the Company is acquired by another entity or sells all or substantially all of its assets, and if it pays an amount equal to the liquidation preference of the Series A Preferred and any other senior security, holders of Series B Preferred will be entitled to receive the liquidation preference unless the stockholders prior to the transaction hold at least 50% of the voting power of the surviving or acquiring entity or if the holders of a majority of Series B Preferred agree by vote or written consent to exclude the acquisition or sale from this provision.

  Each share of Series B Preferred has the number of votes equal to the number of shares of common stock into which the share of Series B Preferred would be convertible, and is entitled to vote together with the common stock. Certain matters, such as an amendment to the terms of the Series B Preferred Certificate of Designation or a change in the preferences or any relative or other rights of the Series B Preferred (except for issuance of a special senior security), may have to be approved by a majority of the holders of Series B Preferred voting as a separate class. This right is subject to the Company's ability to require mandatory conversion of Series B Preferred if a special senior security (discussed below) is not approved.

  Holders of Series B Preferred may convert shares of Series B Preferred into 0.36 shares of common stock at any time.

  The Series B Preferred contains beneficial conversion features. Emerging Issues Task Force Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," requires the issuer to assume that the holder will not convert the instrument until the time of the most beneficial conversion, which would occur after January 1, 2002. Using the conversion ratio at January 1, 2002 of 0.36 shares of common stock and the stock price at the date of issuance, the maximum beneficial conversion amount is $2,322,316. This amount was recorded as additional preferred stock dividends over the period from issuance until January 1, 2002. Through December 31, 2001, this full amount has been recorded as additional dividends.

  The conversion ratio is subject to adjustment for certain dilutive events, including issuance of common stock or equivalent securities at less than $16.88 per share. In 2001, the Company issued common stock at less than $16.88. As a result, the revised conversion ratio for the number of shares of common stock issuable upon conversion of Series B Preferred is 0.36175.

  The Company may require holders of Series B Preferred to convert their shares into common stock (at the same ratios that would apply for a voluntary conversion, except as described in the second and third bullet points below) in connection with any of the following events:

  –
  If the holders of a majority of the Series B Preferred approve a mandatory conversion;

  –
  Immediately prior to a firm commitment, underwritten public offering of the Company's common stock in which they receive $20 million or more in gross proceeds;

  –
  If the holders of a majority of Series B Preferred do not approve any transaction to issue a security senior or pari passu to the Series B Preferred in a transaction involving any vendor, licensor or joint venturer or other commercial transaction (a "special senior security"), the purpose of which is not solely to provide financing, and which the Board has approved and recommended; or

  –
  At any time after January 1, 2005.

  In conjunction with the financing on November 12, 2002 (see Note 6(f)), all of the Series B Preferred was converted into common stock. In exchange for this conversion, the conversion ratio of 0.36175 was changed to 1.0625. As a result, the Series B Preferred was converted into 422,316 shares of common stock and a beneficial conversion amount of $668,464 has been recorded. The Series B Preferred is no longer outstanding, nor is there any liquidation preference associated with the Series B Preferred.

(f)
Common Stock—The Company is subject to six sets of registration rights agreements covering an aggregate of 11,912,779 shares of the Company's common stock, warrants that have vested covering the Company's common stock and common stock issuable upon conversion of the Company's Series A Preferred. All of the agreements contain piggyback registration rights and two contain demand registration rights upon the occurrence of certain events and subject to various terms and conditions. Of the 11,912,779 shares, 1,000,000 shares are entitled to piggyback registration only, 50,000 shares are entitled to both demand and piggyback registration and 10,862,779 shares will be registered by the Company within the time frames set forth in the respective registration agreements. Warrants that have vested covering 237,431 shares of the Company's common stock have weighted average anti-dilution rights.

  On March 13, 1998, the Company completed a private placement of 218,755 shares of common stock for $32 per share to a number of accredited investors. The Company received $7,000,000 in gross proceeds from this offering.

  On February 9, 2001, the Company's shelf registration on Form S-3 was declared effective. Under the shelf registration, the Company could have issued up to $40,000,000 of common stock. As of December 31, 2002, 173,872 shares have been issued under the shelf registration for cash proceeds of $1,068,723, net of related expenses of $56,252. The Company's registration statement is no longer effective.

  As of April 2, 2001, the Company no longer met the eligibility requirements to continue selling shares under the S-3. Prior to realizing it was ineligible to continue using the S-3, the Company sold 124,627 shares of common stock for $650,000. This amount has been reclassified from permanent equity to mezzanine equity as the Company could be required to repay a portion of this amount to the purchaser.

  On November 12, 2002, the Company completed a private placement of 8,333,334 shares of common stock for $1.08 per share to a number of accredited investors. The Company received proceeds of $8,613,000, net of related expenses of $387,000. Proceeds included cash of $6,113,000 and the conversion of a credit facility with an entity controlled by a director of the Company with borrowings of $2,500,000 which converted into 2,314,815 shares of common stock.

        In December 2002, the Company completed a second closing of the November 12, 2002 private placement in which 2,804,539 shares of common stock were sold for $1.08 per share for proceeds of $3,028,902.

        On November 12, 2002, the Company also effected the split-off of Photogen, Inc. and the assets and liabilities related to the Company's therapeutic line of business to the five founding stockholders of the Company (the "Tennessee Stockholders") in exchange for all of their common stock in the Company. The Tennessee Stockholders owned 5,137,109 shares of the Company and those shares were cancelled prior to December 31, 2002. The market value of the 5,137,109 shares on the date of the split-off was $12,226,319.

        In conjunction with the November 12, 2002 transactions, the Company implemented a one-for-four reverse split of its common stock. All amounts have been retroactively stated to reflect this reverse stock split.

7.     Stock Incentive Plans and Warrants

        The Company maintains three long-term incentive compensation plans, which are described as follows:

  –
  The 1998 Long-Term Incentive Compensation Plan, which provides for the granting of up to 500,000 stock options to key employees, directors and consultants;

  –
  The 2000 Long-Term Incentive Compensation Plan, which provides for the granting of up to 4,568,750 stock options to key employees, directors and consultants;

  –
  The 2000 Senior Executive Long-Term Incentive Compensation Plan, which provides for the granting of up to 1,000,000 stock options to senior executives.

        Options granted under these plans may be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code, or nonqualified options.

        The stock options are exercisable over a period determined by the Board of Directors (through its Compensation Committee), but generally no longer than 10 years after the date they are granted.

        Information with respect to the plans follows:

	Year ended December 31,
	2000	2001	2002
Options outstanding at beginning of year	301,375	1,411,000	1,629,750
Options granted	1,386,500	218,750	2,914,356
Options forfeited	(276,875)	—	(8,625)

Options outstanding at end of year	1,411,000	1,629,750	4,535,481

Option prices per share granted	$11.00 - 60.00	$4.56 - 21.24	$1.08 - 4.20

Weighted average exercise price
Options granted	$41.52	$8.12	$1.14
Options granted at less than market price	—	—	1.08
Options granted at the market price	41.52	8.12	1.55
Options forfeited	47.28	—	18.41
Options outstanding at end of year	41.88	37.16	14.05
Options exercisable at end of year	25.48	43.04	19.85
Number of shares exercisable	28,125	458,333	2,057,208

        In 2002, all stock options granted, except for 390,556 options granted in settlement of a lawsuit, were granted to employees at an exercise price less than the market value at grant date. The weighted average fair value of the options issued below market is $1.31.

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2002	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Outstanding at December 31, 2002	Weighted Average Exercise Price
$1.08	2,876,856	$1.08	9.5	1,044,416	$1.08
$4.20 - 4.56	81,250	$4.39	7.8	71,875	$4.37
$6.80 - 8.52	157,500	$8.15	8.1	45,000	$7.98
$11.00	381,625	$11.00	7.9	200,375	$11.00
$21.25 - 27.50	16,250	$22.69	8.1	6,875	$24.66
$33.00 - 44.50	259,500	$33.42	7.6	176,167	$33.62
$51.00 - 53.00	10,000	$52.50	5.8	10,000	$52.50
$60.00 - 60.25	752,500	$60.00	7.5	502,500	$60.00

        Information with respect to warrants follows:

	Year ended December 31,
	2000	2001	2002
Warrants outstanding at beginning of year	150,500	287,431	287,431
Warrants granted	136,931	—	390,000
Warrants forfeited	—	—	(250,000)

Warrants outstanding at end of year	287,431	287,431	427,431

Warrant prices per share outstanding	$37.80 - 84.68	$37.80 - 84.68	$1.08 - 84.68

Weighted average exercise price
Warrants granted	$40.24	$—	$1.78
Warrants forfeited	$—	$—	$37.80
Warrants outstanding at end of year	$43.08	$43.08	$7.94
Warrants exercisable at end of year	$43.08	$43.08	$12.27
Number of warrants exercisable	287,431	287,431	237,431
Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2002	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Outstanding at December 31, 2002	Weighted Average Exercise Price
$1.08 - 2.52	390,000	$1.78	4.5	200,000	$1.08
$44.20 - 47.78	12,431	$46.67	3.8	12,431	$46.67
$84.68	25,000	$84.68	1.7	25,000	$84.68

8.     Dividends

        Dividends are comprised of the following:

	Year ended December 31,
	2000	2001	2002
Accrual of dividend on Series A Convertible Preferred	$868,248	$930,090	$996,335
Deemed dividend associated with beneficial conversion feature of Series A Convertible Preferred	480,928	391,154	—
Accrual of dividend on Series B Convertible Preferred	296,478	359,292	332,924
Deemed dividend associated with beneficial conversion feature of Series B Convertible Preferred	1,059,097	1,263,219	—
Deemed dividend associated with beneficial conversion of Series B Convertible Preferred to Common Stock	—	—	668,464

Total	$2,704,751	$2,943,755	$1,997,723

9.     Restructuring

        In 2000, the Company recorded a restructuring charge of $597,025, included in operating expenses, relating to the closure of its operations in Westborough, Massachusetts. The restructuring charge includes accruals related to estimated lease termination costs and accruals related to employee severance and related expenses in connection with their termination. All employees at the Westborough facility were terminated. The activities previously performed at the Westborough facility were continued at other company locations or with outside consultants. In 2002, the Company recorded an additional restructuring charge related to additional termination costs for one of the Westborough employees. As of December 31, 2002, all restructuring costs have been settled. The restructuring charge is summarized as follows:

	Charged in 2000	Utilized in 2000	Balance at December 31, 2000	Utilized in 2001	Balance at December 31, 2001	Charged in 2002	Utilized in 2002	Balance at December 31, 2002
Employee costs	$395,223	$65,223	$330,000	$156,068	$173,932	$807,483	$981,415	$—
Lease costs	201,802	201,802	—	—	—	—	—	—

Total	$597,025	$267,025	$330,000	$156,068	$173,932	$807,483	$981,415	$—

10.   Income Taxes

        In 2002, the Company had taxable income due to the gain from the split-off of the therapeutic business (Note 13). This resulted in current income tax expense of approximately $2,300,000 which was completely off-set by net operating losses.

        The Company has not recorded an income tax benefit for net operating losses remaining of approximately $14,000,000, primarily expiring in 2018 through 2021, or for equity losses in affiliate of approximately $7,000,000. The Company is in the development stage and realization of the losses is not considered more likely than not. An income tax valuation allowance has been provided for the deferred tax assets related to the net operating loss carryforwards and the losses in affiliate.

        A portion of the net operating loss carryforwards will not remain with the Company as a result of the split-off of the therapeutic business. However, the amount of these net operating losses is not known.

11.   Notes Receivable

        The Company has executed a term sheet with Alliance Pharmaceutical Corp. ("Alliance") to buy certain assets of Alliance. As of December 31, 2002, the Company has loaned to Alliance $1,255,000 for Alliance's working capital purposes. These loans are evidenced by 8% convertible secured promissory notes which are secured by certain assets of Alliance. Based on the nature of the Company's security interest in the collateral and the estimated value of the collateral, management has determined that a reserve for doubtful collection of the notes receivable is not necessary at December 31, 2002.

12.   Selected Quarterly Financial Data (Unaudited)

        Summarized quarterly financial data for 2002 and 2001 is as follows:

	Quarter
2002	First	Second	Third	Fourth
Operating expenses (a)	$1,208,285	$906,957	$1,218,083	$2,732,138
Loss from continuing operations (b)	(1,813,246)	(1,341,652)	(1,594,897)	(5,185,408)
Income (loss) from discontinued operations (c)	(502,449)	(544,657)	(244,719)	11,575,147
Net income (loss)	(2,315,695)	(1,886,309)	(1,839,616)	6,389,739
Basic and diluted loss per share from continuing operations	(0.23)	(0.17)	(0.20)	(0.51)
Basic and diluted income (loss) per share from discontinued operations	(0.05)	(0.06)	(0.03)	0.96
Basic and diluted income (loss) per share	(0.28)	(0.23)	(0.23)	0.45

	Quarter
2001	First	Second	Third	Fourth
Operating expenses	$1,930,626	$714,271	$931,288	$1,346,565
Loss from continuing operations	(2,346,978)	(1,375,848)	(1,264,813)	(1,825,557)
Loss from discontinued operations	(680,134)	(698,149)	(738,562)	(792,975)
Net loss	(3,027,112)	(2,073,997)	(2,003,375)	(2,618,532)
Basic and diluted loss per share from continuing operations	(0.33)	(0.23)	(0.31)	(0.26)
Basic and diluted loss per share from discontinued operations	(0.07)	(0.07)	(0.08)	(0.08)
Basic and diluted loss per share	(0.40)	(0.30)	(0.29)	(0.34)

(a)
Operating expenses for the fourth quarter 2002 includes a charge of $988,184 from the issuance of stock options to employees.

(b)
Loss from continuing operations for the fourth quarter 2002 includes an increase in loss from joint venture of $2,000,000 resulting from the impairment of the joint venture's licensed technology.

(c)
Income (loss) from discontinued operations for the fourth quarter 2002 includes a gain of $11,779,752 from the sale of the therapeutic business.

(d)
Earnings per share calculations for each of the quarters are based on the weighted average shares outstanding for each period. The sum of the quarters may not necessarily be equal to the full year earnings per share amounts.

13.   Discontinued Operations

        On November 12, 2002, the Company split off its therapeutic business to the Tennessee Stockholders in exchange for all of the Tennessee Stockholders' stock in the Company which totaled 5,137,109 shares. Net assets transferred in the split-off included fixed assets with net book value of $516,567 and accounts payable of $70,000. At December 31, 2001, the net book value of the fixed assets transferred was $882,220 and the related payable was $70,000.

        The Company has reviewed the provisions of SFAS 144 and has determined that the sale of therapeutic business meets the two conditions necessary for presentation as discontinued operations. Those conditions are (a) the operations and cash flow of the component have been or will be eliminated from the ongoing operations of the entity as a result of the disposal transaction and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

        The split-off of the therapeutic business was effective on November 12, 2002 and, as such, the consolidated balance sheet of the Company at December 31, 2002 does not include the assets or liabilities of the therapeutic business. The Company recorded a loss from operations of the therapeutic business of $1,454,430 and a gain on the sale of the therapeutic business of $11,779,752 for the year ended December 31, 2002. There were no revenues from the therapeutic business since its inception.

Independent Auditors' Report

Board of Directors
Sentigen Ltd.
Bermuda

We have audited the accompanying balance sheets of Sentigen Ltd., a development stage company, as of December 31, 2002 and 2001, and the related statements of operations, shareholders' equity and cash flows for the period from October 7, 1999 (inception) to December 31, 2002 and for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sentigen Ltd. at December 31, 2002 and 2001, and the results of its operations and its cash flows for the period from October 7, 1999 (inception) to December 31, 2002 and each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ BDO Seidman, LLP
Chicago, Illinois
April 8, 2003

 Sentigen Ltd.

Balance Sheets

December 31,	2002	2001
Assets
Current Assets
Cash	$410	$9,345

License of Elan Technology, net of amortization of $2,201,093 and $1,222,829, respectively	10,298,907	13,777,171

	$10,299,317	$13,786,516

Liabilities and Shareholders' Equity
Current Liabilities
Due to shareholders	$378,099	$210,596

Shareholders' Equity
Preferred stock; par value $1.00 per share; 2,980 shares authorized, issued and outstanding	2,980	2,980
Common stock; par value $1.00 per share; 12,000 shares authorized, issued and outstanding	12,000	12,000
Additional paid-in capital	18,539,215	17,873,915
Deficit accumulated during the development stage	(8,632,977)	(4,312,975)

Total Shareholders' Equity	9,921,218	13,575,920

	$10,299,317	$13,786,516

See accompanying notes to financial statements.

 Sentigen Ltd.

Statements of Operations

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000	Cumulative Amounts From October 7, 1999 (Inception) to December 31, 2002
Operating Expenses
Research and development	$823,409	$1,450,291	$1,257,815	$3,913,555
General and administrative	18,329	—	—	18,329
Amortization of license	978,264	978,264	244,565	2,201,093
Impairment of license	2,500,000	—	—	2,500,000

Net Loss	$(4,320,002)	$(2,428,555)	$(1,502,380)	$(8,632,977)

See accompanying notes to financial statements.

 Sentigen Ltd.

Statements of Shareholders' Equity

						Deficit Accumulated During the Development Stage
	Preferred Stock		Common Stock
					Additional Paid-in Capital
	Shares	Amount	Shares	Amount			Total
Issuance of common stock	—	$—	12,000	$12,000	$12,003,000	$—	$12,015,000
Issuance of preferred stock	2,980	2,980	—	—	2,982,020	—	2,985,000
Net loss for the period October 7, 1999 to December 31, 1999	—	—	—	—	—	(382,040)	(382,040)

Balance, at December 31, 1999	2,980	2,980	12,000	12,000	14,985,020	(382,040)	14,617,960
Net loss for the year ended December 31, 2000	—	—	—	—	—	(1,502,380)	(1,502,380)

Balance, at December 31, 2000	2,980	2,980	12,000	12,000	14,985,020	(1,884,420)	13,115,580
Contribution of capital	—	—	—	—	2,888,895	—	2,888,895
Net loss for the year ended December 31, 2001	—	—	—	—	—	(2,428,555)	(2,428,555)

Balance, at December 31, 2001	2,980	2,980	12,000	12,000	17,873,915	(4,312,975)	13,575,920
Contribution of capital	—	—	—	—	665,300	—	665,300
Net loss for the year ended December 31, 2002	—	—	—	—	—	(4,320,002)	(4,320,002)

Balance, at December 31, 2002	2,980	$2,980	12,000	$12,000	$18,539,215	$(8,632,977)	$9,921,218

See accompanying notes to financial statements.

 Sentigen Ltd.

Statements of Cash Flows

	Year ended December 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000	Cumulative Amounts From October 7, 1999 (Inception) to December 31, 2002
Cash Flows From Operating Activities
Net loss	$(4,320,002)	$(2,428,555)	$(1,502,380)	$(8,632,977)
Amortization	978,264	978,264	244,565	2,201,093
Impairment of license	2,500,000	—	—	2,500,000
Changes in operating assets and liabilities
Due to shareholders	167,503	(1,429,259)	1,257,815	378,099

Net cash used in operating activities	(674,235)	(2,879,550)	—	(3,553,785)

Cash Flows From Investing Activities
Cost to acquire license	—	—	—	(15,000,000)

Net cash used in investing activities	—	—	—	(15,000,000)

Cash Flows From Financing Activities
Proceeds from issuance of equity	—	—	—	15,000,000
Contribution of capital	665,300	2,888,895	—	3,554,195

Net cash provided by financing activities	665,300	2,888,895	—	18,554,195

Net (Decrease) Increase in Cash	(8,935)	9,345	—	410
Cash, at beginning of period	9,345	—	—	—

Cash, at end of period	$410	$9,345	$—	$410

See accompanying notes to financial statements.

 Sentigen Ltd.

Notes to Financial Statements

1.	Organization and Significant Accounting Policies
Nature of Operations
Sentigen Ltd. (the "Company") was incorporated on October 7, 1999 in Bermuda. The Company is owned jointly by Photogen Technologies, Inc. ("Photogen") and Elan International Services, Ltd. ("EIS"), a wholly owned subsidiary of Elan Corporation plc ("Elan"), holding 80.1% and 19.9% (nonvoting shares) of the shares, respectively. The primary objective of the Company is to develop and commercialize nanoparticulate diagnostic imaging agents for the detection and treatment of cancer through lymphography.
	Basis of Presentation	The Company's ability to continue as a going concern is entirely dependent upon the funds it receives from its shareholders per the Subscription, Joint Development and Operating Agreement.
	Estimates	The financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results may differ from those estimates.
	Research and Development	Research and development costs are charged to expense when incurred.
	Income Taxes	Under current Bermuda law, the Company is not required to pay any taxes in Bermuda on either income or capital gains.
Recent Accounting Pronouncements
In October 2001, the Financial Accounting Standards Board issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The provisions of SFAS 144 will be effective for fiscal years beginning after December 15, 2001. The Company has recorded an impairment of its Elan license in accordance with SFAS 144 (Note 3).

2.	Related Party Transactions
The amount due to shareholders represents costs for research and development that are subcontracted to Photogen and Elan. The amount due to shareholders is unsecured, and interest free with no set terms of repayment. Research and development expense represents costs under the subcontract agreements with Photogen and Elan. These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
3.	License of Elan Technology
In 1999, the Company paid a license fee to Elan in the amount of $15,000,000 to acquire rights to certain Elan intellectual property. This license is being amortized on a straight-line basis over 184 months, which is the end of the life of the latest licensed patent.
The Company reviews the carrying values of its license for possible impairment whenever an event or change in circumstances indicates that the carrying amount of the asset may not be recoverable.

During 2002, management assessed the recoverability of the carrying value of the Elan license. Based on discounted cash flows and changing priorities of the joint venture partners, management has determined that an impairment of $2,500,000 is appropriate.
4.	Shareholders' Equity	Preferred Stock

In October 1999, the Company issued 2,980 shares of nonvoting convertible preferred stock to EIS for $2,985,000 with a par value of $1.00 per share. At any time after October 2002, the holder of the preferred stock has the right to convert the preferred stock on a one-to-one basis into common shares. Additionally, there exists an exchange right which upon exercise, could increase EIS's ownership to 50% of Sentigen Ltd.
Common Stock
In October 1999, the Company issued 12,000 voting common shares to Photogen for $12,015,000 with a par value of $1.00 per share.

UNAUDITED QUARTERLY FINANCIAL STATEMENTS

Photogen Technologies, Inc.

Balance Sheets

	March 31, 2003 (Unaudited)	December 31, 2002 (Audited)
Assets
Current Assets
Cash and cash equivalents	$2,393,058	$6,090,904
Deposits	108,721	98,721
Prepaid expenses	500,230	693,313

Total Current Assets	3,002,009	6,882,938
Equipment and Leasehold Improvements, less accumulated depreciation of $16,124 and $14,651	34,527	36,000
Patent Costs, net of amortization of $152,775 and $142,359, respectively	347,225	357,641
Deposits	14,383	14,383
Notes Receivable, less allowance for doubtful collection of $1,491,500 and $0, respectively	1,491,500	1,255,000
Investment in and Advances to Affiliate	7,996,555	8,192,452

Total Assets	$12,886,199	$16,738,414

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$632,508	$835,003
Accrued expenses	—	34,132
Accrued equipment lease	401,664	401,664

Total Current Liabilities	1,034,172	1,270,799
Accrued Equipment Lease	334,720	401,664
Shares Subject to Rescission	650,000	650,000
Shareholders' Equity
Preferred stock; par value $.01 per share; 5,000,000 shares authorized including:
Series A Preferred Stock; 12,856 shares authorized, issued and outstanding, liquidation preference $1,000 per share (in aggregate $12,856,000)	128	128
Common stock; par value $.001 per share; 150,000,000 shares authorized; 16,915,243 and 16,137,465 shares issued and outstanding, respectively	16,915	16,137
Additional paid-in capital	44,536,354	43,144,880
Deficit accumulated during the development stage	(33,686,090)	(28,745,194)

Total Shareholders' Equity	10,867,307	14,415,951

	$12,886,199	$16,738,414

See accompanying notes to financial statements.

 Photogen Technologies, Inc.

Statement of Operations

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Cumulative Amounts From November 3, 1996 (Inception) to March 31, 2003
	(Unaudited)	(Unaudited)	(Unaudited)
Operating Expenses
Research and development	$554,163	$186,664	$4,910,800
General and administrative	4,195,358	570,553	20,842,880
Restructuring charges	—	451,068	1,404,508
Provision for future lease payments	—	—	1,264,208

Total operating expenses	4,749,521	1,208,285	28,422,396
Loss From Joint Venture	(195,897)	(560,114)	(7,110,913)
Investment Income	4,522	1,325	1,213,463
Interest Expense	—	(46,172)	(466,895)

Loss from continuing operations	(4,940,896)	(1,813,246)	(34,786,741)
Discontinued Operations
Loss from operations of discontinued therapeutic business	—	(502,449)	(10,679,101)
Gain from split-off of therapeutic business	—	—	11,779,752

Income (loss) from discontinued operations	—	(502,449)	1,100,651

Net Loss	(4,940,896)	(2,315,695)	$(33,686,090)

Dividends on Preferred Stock	(258,466)	(334,463)

Net Loss Applicable to Common Shareholders	$(5,199,362)	$(2,650,158)

Basic and Diluted Loss Per Common Share from Continuing Operations	$(0.31)	$(0.23)

Basic and Diluted Income (Loss) Per Common Share from Discontinued Operations	$—	$(0.05)

Basic and Diluted Loss Per Common Share	$(0.31)	$(0.28)

Weighted Average Number of Common Shares Outstanding—Basic and Diluted	16,670,181	9,585,948

See accompanying notes to financial statements.

 Photogen Technologies, Inc.

Statements of Shareholders' Equity

	Preferred Stock Series A		Preferred Stock Series B						Deficit Accumulated During the Development Stage
					Common Stock
							Members' Capital	Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Contribution of capital	—	$—	—	$—	—	$—	$7,268	$—	$—	$7,268
Net loss for the period ended December 31, 1996	—	—	—	—	—	—	(1,779)	—	—	(1,779)

Balance, at May 15, 1997	—	$—	—	$—	—	$—	$9,000	$—	$(3,511)	$5,489
Issuance of common stock	—	—	—	—	1,578,208	1,578	—	1,801,872	—	1,803,450
Effect of recapitalization and merger	—	—	—	—	7,421,792	7,422	(9,000)	1,203,765	1,732	1,203,919
Cost associated with recapitalization and merger	—	—	—	—	—	—	—	(371,111)	—	(371,111)
Net loss for the period May 16, 1997 to December 31, 1997	—	—	—	—	—	—	—	—	(554,702)	(554,702)

Balance, at December 31, 1997	—	—	—	—	9,000,000	9,000	—	2,634,526	(556,481)	2,087,045
Issuance of common stock	—	—	—	—	218,755	219	—	6,999,781	—	7,000,000
Costs associated with common stock issuance	—	—	—	—	—	—	—	(50,000)	—	(50,000)
Options issued to consultants	—	—	—	—	—	—	—	45,446	—	45,446
Net loss for the year ended December 31, 1998	—	—	—	—	—	—	—	—	(1,973,913)	(1,973,913)

Balance, at December 31, 1998	—	—	—	—	9,218,755	9,219	—	9,629,753	(2,530,394)	7,108,578
Exercise of stock options	—	—	—	—	1,125	1	—	50,062	—	50,063
Issuance of warrants and options	—	—	—	—	—	—	—	3,664,749	—	3,664,749
Issuance of common stock	—	—	—	—	125,967	126	—	6,082,528	—	6,082,654
Issuance of preferred stock	12,015	120	—	—	—	—	—	11,578,839	—	11,578,959
Net loss for the year ended December 31, 1999	—	—	—	—	—	—	—	—	(6,052,841)	(6,052,841)

Balance, at December 31, 1999	12,015	$120	—	$—	9,345,847	$9,346	$—	$31,005,931	$(8,583,235)	$22,432,162
Stock option compensation	—	—	—	—	—	—	—	125,020	—	125,020
Issuance of warrants and options	—	—	—	—	—	—	—	1,366,050	—	1,366,050
Issuance of preferred stock dividend	841	8	—	—	—	—	—	(8)	—	—
Issuance of preferred stock	—	—	337,056	3,370	—	—	—	5,272,970	—	5,276,340
Net loss for the year ended December 31, 2000	—	—	—	—	—	—	—	—	(10,787,062)	(10,787,062)

Balance, at December 31, 2000	12,856	128	337,056	3,370	9,345,847	9,346	—	37,769,963	(19,370,297)	18,412,510
Stock option compensation	—	—	—	—	—	—	—	64,729	—	64,729
Issuance of common stock for cash	—	—	—	—	49,245	49	—	418,674	—	418,723
Issuance of common stock in satisfaction of anti-dilution provision	—	—	—	—	190,856	191	—	(191)	—	—
Issuance of preferred stock dividend	—	—	20,224	202	—	—	—	(202)	—	—

Net loss for the year ended December 31, 2001	—	—	—	—	—	—	—	—	(9,723,016)	(9,723,016)

Balance, at December 31, 2001	12,856	128	357,280	3,572	9,585,948	9,586	—	38,252,973	(29,093,313)	9,172,946
Stock option compensation	—	—	—	—	—	—	—	73,870	—	73,870
Issuance of warrants for services	—	—	—	—	—	—	—	322,000	—	322,000
Issuance of options in settlement of lawsuit	—	—	—	—	—	—	—	806,415	—	806,415
Employee compensation from stock options	—	—	—	—	—	—	—	988,184	—	988,184
Issuance of preferred stock dividend	—	—	40,194	402	—	—	—	(402)	—	—
Conversion of Series B to common stock	—	—	(397,474)	(3,974)	422,316	422	—	3,552	—	—
Beneficial inducement costs for convertible debt converted	—	—	—	—	—	—	—	206,348	—	206,348
Conversion of line of credit with Elan to common stock	—	—	—	—	128,437	128	—	3,082,359	—	3,082,487
Conversion of line of credit with entity controlled by director of company to common stock	—	—	—	—	2,314,815	2,315	—	2,497,685	—	2,500,000
Retirement of common stock returned in shareholder transaction (Note 6(f))	—	—	—	—	(5,137,109)	(5,137)	—	(12,221,182)	—	(12,226,319)
Issuance of common stock for cash	—	—	—	—	8,823,058	8,823	—	9,133,078	—	9,141,901
Net income for the year ended December 31, 2002	—	—	—	—	—	—	—	—	348,119	348,119

Balance, at December 31, 2002	12,856	$128	—	$—	16,137,465	$16,137	$—	$43,144,880	$(28,745,194)	$14,415,951
Issuance of common stock for cash	—	—	—	—	27,778	28	—	29,972	—	30,000
Issuance of common stock for standstill agreement	—	—	—	—	750,000	750	—	1,173,000	—	1,173,750
Options issued to consultants for services	—	—	—	—	—	—	—	9,200	—	9,200
Shares to be issued to consultants for services	—	—	—	—	—	—	—	28,125	—	28,125
Employee compensation from stock options	—	—	—	—	—	—	—	151,177	—	151,177
Net loss for the three months ended March 31, 2003	—	—	—	—	—	—	—	—	(4,940,896)	(4,940,896)

Balance, at March 31, 2003	12,856	$128	—	$—	16,915,243	$16,915	$—	$44,536,354	$(33,686,090)	$10,867,307

See accompanying notes to financial statements.

 Photogen Technologies, Inc.

Statements of Cash Flows

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Cumulative Amounts From November 3, 1996 (Inception)
	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net loss	$(4,940,896)	$(2,315,695)	$(33,686,090)
Loss from discontinued operations	—	502,449	10,679,101
Depreciation and amortization	11,889	105,841	1,689,793
Loss (gain) on disposal of equipment and leasehold improvements	—	—	38,424
Gain on sale of marketable securities	—	—	(18,503)
United States Treasury Notes amortization	—	—	12,586
Gain on sale of therapeutic business	—	—	(11,779,752)
Allowance on notes receivable	1,491,500	—	1,491,500
Stock option compensation	160,377	14,567	1,838,947
Beneficial inducement costs for convertible notes	—	—	206,348
Issuance of warrants in exchange for services rendered	—	—	4,317,091
Issuance of stock options in settlement of lawsuit	—	—	806,415
Issuance of stock for standstill agreement	1,173,750	—	1,173,750
Issuance of stock for services rendered	28,125	—	28,125
Loss from investment in affiliate	195,897	560,114	7,110,913
Changes in operating assets and liabilities
Prepaid expenses	193,083	14,888	(500,230)
Accounts payable	(202,495)	97,191	702,508
Accrued expenses	(34,132)	162,802	235,577
Accrued restructuring	—	451,068	—
Accrued equipment lease	(66,944)	(9,391)	1,067,033

Net cash used in operating activities (continuing operations)	(1,989,846)	(416,166)	(14,586,464)

Net cash used in discontinued operations	—	(502,449)	(10,679,101)

Cash Flows From Investing Activities
Sale of marketable securities	—	—	2,164,464
Purchases of marketable securities	—	—	(2,182,967)
Purchases of United States Treasury Notes	—	—	(38,656,973)
Sales of United States Treasury Notes	—	—	39,778,548
Purchase of equipment and leasehold improvements	—	—	(636,877)
Proceeds from sale of equipment	—	—	145,551
Costs to acquire patent	—	—	(237,335)
Investment in and advances to affiliate	—	(168,011)	(15,107,468)
Increase in notes receivable	(1,728,000)	—	(2,983,000)
Decrease in restricted cash	—	(150,000)	—
Decrease (increase) in deposit	(10,000)	200,523	(453,753)

Net cash used in investing activities (continuing operations)	(1,738,000)	(117,488)	(18,169,810)

Net cash used in investing activities of discontinued operations	—	—	(1,306,676)

Cash Flows From Financing Activities
Principal payments on capital leases	$—	$—	$(291,704)
Net proceeds from issuance of equity	30,000	—	40,539,340
Proceeds from capital contributions by shareholders	—	—	1,911,674
Proceeds from issuance of debt	—	—	5,346,910
Cost of recapitalization	—	—	(371,111)

Net cash provided by financing activities	30,000	—	47,135,109

Net Increase (Decrease) in Cash and Cash Equivalents	(3,697,846)	(1,036,103)	2,393,058
Cash and Cash Equivalents, at beginning of period	6,090,904	1,352,904	—

Cash and Cash Equivalents, at end of period	$2,393,058	$316,801	$2,393,058

See accompanying notes to financial statements.

1.	Basis of Presentation	The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.
2.	Going Concern
The accompanying financial statements are prepared assuming the Company is a going concern. The Company believes it lacks sufficient working capital to fund operations for the entire fiscal year ending December 31, 2003 without additional debt or equity financing. Therefore, substantial additional capital resources will be required to fund the ongoing operations related to the Company's research and business development activities. Management believes there are a number of potential alternatives available to meet the continuing capital requirements such as public or private financings or collaborative agreements. The Company is taking continuing actions to reduce its ongoing expenses. If adequate funds are not available, the Company will be required to significantly curtail its operating plans and may have to sell or license out significant portions of the Company's technology or potential products. The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.
3.	Basic and Diluted Loss Per Common Share
Basic and diluted loss per common share is computed based on the weighted average number of common shares outstanding. Loss per share excludes the impact of outstanding options, warrants and convertible preferred stock as they are antidilutive. Potential common shares excluded from the calculation at March 31, 2003 are 4,575,481 options, 237,431 warrants and 151,819 shares issuable upon the conversion of Series A Preferred Stock. Basic and diluted loss per common share includes 124,627 shares of common stock subject to rescission.
4.	Stock Options
The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), but applies the intrinsic value method set forth in Accounting Principles Board Opinion No. 25 for stock options granted to employees and directors. The Company expenses the fair value of stock options granted to nonemployees. In 2002, the Company issued stock options to employees with an exercise price less than the market price on the date of grant that vest over five years. Accordingly, compensation expense of $151,177 has been recorded in the first quarter of 2003.

For stock options granted to employees and directors during the first quarter of 2003, the Company has estimated the fair value of each option granted using the Black-Scholes option pricing model with the following assumptions:
2003
Weighted average fair value per options granted	$0.93
Significant assumptions (weighted average)
Risk-free interest rate at grant date	3.0%
Expected stock price volatility	99%
Expected option life (years)	5
If the Company had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net loss per share would have been changed to the pro forma amount indicated below:

2003
Net income (loss), as reported	$(5,199,362)
Add stock based employee compensation expense included in reported net income	151,177
Less total stock-based employee compensation expense determined under the fair value based method for all awards	(559,222)

Pro forma net loss	$(5,607,407)

Basic and diluted loss per common share, as reported	$(0.31)
Basis and diluted loss per common share, pro forma	$(0.34)
5.	Joint Venture/Investment in Affiliate	Following is summarized financial information for Sentigen at March 31, 2003 and 2002:
March 31,	2003	2002
Cash	$410	$—
License purchased from Elan, net of amortization of $2,445,659 and $1,467,395, respectively	10,054,341	13,532,605

Total assets	$10,054,751	$13,532,605

Due to affiliates	$378,099	$665,299
Total shareholders' equity	9,676,652	12,867,306

Total liabilities and equity	$10,054,751	$13,532,605

Research and development expense	$—	$445,310
General and administrative expense	—	18,739
Amortization of license	244,566	244,566
Impairment of license	—	—

Net loss	$(244,566)	$(708,615)

6.	Equity Transactions	During the first quarter, pursuant to a standstill agreement with a secured creditor of Alliance Pharmaceutical Corp. ("Alliance"), the Company issued a total of 750,000 shares to the creditor and the creditor agreed to not exercise any rights against Alliance as a creditor. The value of these shares has been treated as an expense.
7.	Advances to Alliance Pharmaceutical Corp.
Through March 31, 2003, the Company has provided bridge financing to Alliance of an aggregate of $2,983,000 evidenced by 8% convertible secured promissory notes (the "Alliance Notes") issued pursuant to a Convertible Secured Note Purchase Agreement dated as of October 4, 2002 (the "Note Purchase Agreement"). The Notes are collateralized by certain assets of Alliance, some of which are subject to prior liens held by Xmark Fund, L.P., Xmark Fund, Ltd. and PFC (a joint venture between Alliance and Baxter Healthcare Corporation). Based upon the Company's security interest in the Alliance assets and the potential value of those assets should the Company not acquire the Imagent® business, management established a reserve of $1,491,500 for the value of the notes receivable. This is a significant estimate and it is subject to change based on Alliance's activity and its ability to continue operations or its ability to liquidate the underlying collateral.
8.	Subsequent Events
On May 1, 2003, the Company executed a Going Forward Agreement with Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, "Xmark"). Xmark holds secured debt of Alliance Pharmaceutical Corp.. The Going Forward Agreement provides, among other things, that the Company will use commercially reasonable efforts to purchase by June 30, 2003 the assets related to Alliance's imaging and diagnostics business, including Alliance's Imagent® product. Separately, Alliance and the Company agreed to amend their term sheet to extend the Company's exclusive option to acquire the Imagent® business until July 15, 2003.

On May 1, 2003, the Company also executed a Participation Agreement with Xmark pursuant to which the Company agreed to purchase a one-third undivided interest in Xmark's loan to Alliance. The Company paid $1,250,000 for this participation. As a result, the Company will have an undivided one-third interest in amounts Xmark collects from Alliance in connection with this loan.

To obtain funds for acquiring the participation in Xmark's loan to Alliance, the Company issued a Revolving Convertible Senior Secured Promissory Note to Oxford BioScience Partners IV L.P. in the principal amount of up to $1,500,000. This Note is secured by a first priority security interest on all of the Company's assets, bears interest at 7.25% per annum and is due on the earlier of August 5, 2003 or upon the occurrence of an "acceleration event." All principal and interest under the Note will convert into the Company's common stock upon completion of a qualified financing that closes before August 5, 2003 at the same price and on the same terms as are in effect for the other investors in the qualified financing; and Oxford BioScience will have the same rights, benefits and obligations as other investors in that financing. The acceleration events include a breach of the Company's obligations or representations under a Security Agreement in favor of Oxford BioScience Partners; if the Company files for bankruptcy protection or similar events occur indicating insolvency; if the Company liquidates; or if the Company incurs any debt senior or pari passu to the debt to Oxford BioScience.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth expenses payable by the Registrant in connection with this Prospectus dated                        , 2003. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$55.29
Printing expenses	$5,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Blue Sky qualification fees and expenses	$3,000
Miscellaneous fees	$1,945

Total	$45,000.29

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 78.7502 of the Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. Our articles of incorporation and bylaws provide indemnification of directors and officers to the maximum extent permitted by the Nevada General Corporation Law. In addition, we have entered into Indemnification Agreements with our directors. Our bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses. We maintain directors and officers insurance for our directors and officers.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        During the three year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering, and/or Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans. The share numbers and prices set forth below have been adjusted to reflect the one-for-four reverse split of our common stock effected in November, 2002.

  •
  On January 24, 2000, we issued warrants covering 3,750 shares of our common stock to a consultant. The warrants are exercisable at any time before January 24, 2010 for an exercise price of $44.23.

  •
  On February 18, 2000, we issued 327,240 shares of Series B Preferred Stock to 32 accredited investors in a private placement, for a purchase price of $16.88 per share and 9,816 shares of Series B Preferred Stock and warrants to acquire 32,724 shares of our common stock at an exercise price of $16.88 per share to the placement agent in connection with services rendered in our private placement of Series B Preferred Stock. All of the issued and outstanding shares of Series B Preferred Stock were converted into an aggregate of 422,316 shares of common stock at the conversion ratio of 4.25 shares of common for each share of Series B Preferred Stock on

    November 12, 2002. Upon effecting the one-for-four reverse split the number of shares subject to the warrants was adjusted to 8.181 and the exercise price was adjusted to $47.78 per share.

  •
  On August 9, 2000, we issued warrants to acquire a total of 500,000 shares of common stock to Farcap Group, LLC as consideration for consulting services Farcap agreed to perform for us. The warrants are exercisable at any time before August 9, 2004 for an exercise price of $9.45 per share. In connection with our sale of 8,333,334 shares of common stock to a group of institutional investors in November, 2002, Farcap agreed to adjust the number of shares subject to the warrants to 50,000 post-reverse split shares and to adjust the exercise price to $1.08 per share.

  •
  During 2000, we also awarded 383,565 options to acquire our common stock pursuant to our 1998 Long Term Incentive Compensation Plan and 1,000,000 options to acquire common stock pursuant to our Senior Executive Long Term Incentive Compensation Plan. Those options are exercisable at prices ranging from $11.00 to $60.25 and are subject to various vesting criteria.

  •
  During 2001, we awarded 86,250 options to acquire our common stock pursuant to our 1998 Long Term Incentive Plan and 127,500 options to acquire our common stock pursuant to our 2000 Plan.

  •
  Pursuant to the terms of a Settlement Agreement dated June 13, 2002, and as amended on February 28, 2003, we issued options to acquire an aggregate of 390,556 shares of our common stock to Dr. Wolf.

  •
  In a series of closings occurring in November and December, 2002, and January, 2003, we sold and issued 11,165,551 shares of our common stock to a group of institutional and individual accredited investors at $1.08 per share.

  •
  In each of December, 2002 and January and February, 2003, we issued 250,000 shares (an aggregate of 750,000 shares) to Xmark Fund, L.P. and Xmark Fund, Ltd. in connection with the Standstill and Make Whole Agreement dated as of December 30, 2002.

  •
  During 2002, we awarded 2,523,800 options to acquire our common stock under the 2000 Plan.

  •
  Pursuant to the terms of a Consulting Agreement dated as of January 30, 2003, we issued 75,000 shares of our common stock to a consultant, subject to certain forfeiture provisions.

  •
  During January and February, 2003 we awarded 40,000 options to acquire common stock pursuant to our 2000 Plan.

        In each of the transactions described above:

  •
  We did not use any underwriters or brokers and we paid no commissions or underwriting discounts, except for a commission of 9,816 shares of Series B Preferred Stock, warrants in the amount of 8,181 shares of our common stock and $25,000 expense reimbursement we paid to the placement agent for our Series B Preferred Stock.

  •
  Wherever we received cash consideration, we used the proceeds for working capital, the possible acquisition of the medical imaging assets of Alliance and other general corporate purposes.

ITEM 16.    EXHIBITS

        The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION
3.1	Articles of Incorporation of Photogen Technologies, Inc., as amended (Filed as Exhibit E to the company's Proxy Statement on Form DEFM 14A dated September 12, 2002 and incorporated herein by reference.)

3.2	Amended and Restated Certificate of Designations, Preferences and Rights of Series A Preferred Stock. (Filed as Exhibit 3.5 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.)
3.4	Amended and Restated Bylaws of Photogen Technologies, Inc. (Filed as Exhibit C to the company's Information Statement on Form DEF 14C dated December 23, 2002 and incorporated herein by reference.)
5.1	Opinion of Grippo & Elden
9.1	Voting, Drag-Along and Right of First Refusal Agreement entered into as of November 12, 2002 by and among Robert J. Weinstein, M.D., Stuart P. Levine, Tannebaum, LLC, Mi3 L.P., Oxford Bioscience Partners IV L.P. and MRNA Fund II L.P. (Filed as Exhibit G to the company's Proxy Statement on Form DEFM 14A dated September 12, 2002 and incorporated herein by reference.)
10.1	Common Stock Purchase Agreement dated as of August 2, 2002 by and among Photogen Technologies, Inc., Mi3 L.P., Oxford Bioscience Partners IV L.P., MRNA Fund II L.P., New England Partners Capital, L.P. and Tannebaum LLC. (Filed as Exhibit C to the company's DEFM 14A dated September 12, 2002 and incorporated herein by reference.)
10.2	Amendment No. 1 to the Common Stock Purchase Agreement dated as of August 2, 2002 by and among Photogen Technologies, Inc., Mi3 L.P., Oxford Bioscience Partners IV L.P., MRNA Fund II L.P., New England Partners Capital, L.P. and Tannebaum LLC. (Filed as Exhibit A to the company's DEFR 14A Proxy Supplement dated October 18, 2002 and incorporated herein by reference.)
10.3	Separation Agreement dated as of July 29, 2002 by and among the following: Craig Dees, Ph.D. and Dees Family Foundation, Eric A. Wachter, Ph.D. and Eric A. Wachter 1998 Charitable Remainder Unitrust, Timothy D. Scott, Ph.D. and Scott Family Investment Limited Partnership, Walter Fisher, Ph.D., Fisher Family Investment Limited Partnership, and Walt Fisher 1998 Charitable Remainder Unitrust, and John A. Smolik and Smolik Family LLP, Photogen Technologies, Inc., Photogen, Inc., Robert J. Weinstein, M.D., Stuart P. Levine and Tannebaum, LLC (Filed as Exhibit A to the company's DEFM 14A dated September 12, 2002 and incorporate herein by reference.)
10.4	Registration Rights Agreement entered into as of November 12, 2002 by and among Photogen Technologies, Inc., Mi3 L.P., Oxford Bioscience Partners IV L.P., MRNA Fund II L.P. and Tannebaum, LLC (Filed as Exhibit D to the company's Proxy Statement on Form DEFM 14A dated September 12, 2002 and incorporated herein by reference.)
10.5	Letter Agreement entered into as of August 29, 2002 by and between Photogen Technologies, Inc. and Clinical Regulatory Strategies, LLC (Filed as Exhibit 10.2 to the company's quarterly report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.)
10.6	Office Lease dated February 19, 2001 by and between Photogen, Inc. and Union Square, Limited Partnership. (Filed as Exhibit 10.5 to the company's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.)
10.7	Form of Registration Rights Agreement dated as of December 30, 2002 entered into by and between Photogen Technologies, Inc. and each of Oxford Bioscience Partners IV L.P., MRNA Fund II L.P., DMG Legacy Institutional Fund LLC, DMG Legacy Fund LLC, and DMG Legacy International Ltd. (Filed as Exhibit 10.7 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.)

10.8	Employment Agreement entered into by the company and Taffy J. Williams, Ph.D., dated October 28, 2002. (Filed as Exhibit 10.8 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.9	Employment Agreement entered into by the company and Brooks Boveroux, dated October 28, 2002. (Filed as Exhibit 10.9 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.10	Employment Agreement with Reinhard Koenig, Ph.D., M.D., RAC dated October 28, 2002. (Filed as Exhibit 10.10 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.11	Incentive Stock Option Award Agreement entered into by and between the company and Taffy J. Williams, Ph.D. dated May 17, 2000. (Filed as Exhibit 10.4 to the company's Current Report on Form 8-K dated May 17, 2001 and incorporated herein by reference.)
10.12	Incentive Stock Option Award Agreement entered into by the company and Brooks Boveroux dated August 1, 2000. (Filed as Exhibit 10.13 to the company's Annual Report on Form 10-K dated December 31, 2000 and incorporated herein by reference.)
10.13	Form of Indemnification Agreement entered into by and between the company and each Director and Senior Vice President of the company. (Filed as Exhibit 10.13 to the company's Annual Report on Form 10-K to for the year ended December 31, 2002 and incorporated by reference herein.)
10.14	Tufts University Sponsored Research Agreement dated August 1, 1999 by and between Photogen, Inc. and Tufts University, a/k/a Trustees of Tufts College. (Filed as Exhibit 10.3 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.) Confidential portions of this exhibit were redacted.
10.15	Amended Warrant Certificates between Photogen Technologies, Inc. and Farcap Group LLC dated as of January 31, 2003. (Filed as Exhibit 10.15 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.16	License Agreement effective as of September 30, 1999 between The General Hospital Corporation and Photogen, Inc. (Filed as Exhibit 10.7 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.) Confidential portions of this exhibit were redacted.
10.17	Securities Purchase Agreement dated as of October 20, 1999, among Photogen Technologies, Inc. and Elan International Services, Ltd. (Filed as Exhibit 10.8 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.) Confidential portions of this exhibit were redacted.
10.18	Warrant to Purchase Shares of Common Stock dated October 20, 1999 between Photogen Technologies, Inc. and Elan International Services, Ltd. (Filed as Exhibit 10.9 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.)
10.19	License Agreement dated October 20, 1999 between Photogen Technologies, Inc, Photogen Newco Ltd. and Elan Pharma International Limited. (Filed as Exhibit 10.13 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.) Confidential portions of this exhibit were redacted.

10.20	License Agreement dated October 20, 1999 between Elan Pharma International Limited, Photogen Newco Ltd. and Photogen Technologies, Inc. (Filed as Exhibit 10.14 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.) Confidential portions of this exhibit were redacted.
10.21	Subscription, Joint Development and Operating Agreement dated October 20, 1999 between Elan Pharma International Limited, Elan International Services, Ltd., Photogen Technologies, Inc. and Photogen Newco Ltd. (Filed as Exhibit 10.15 to the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated herein by reference.) Confidential portions of this exhibit were redacted.
10.22	Equipment Lease between Picker Financial Group, L.L.C. and Photogen, Inc. dated October 25, 1999. (Filed as Exhibit 10.37 to the company's Annual Report on Form 10-KSB for the year ended December 31, 1999 and incorporated herein by reference.)
10.23	Standstill and Make-Whole Agreement dated as of December 30, 2002 among Xmark Fund, L.P., Xmark Fund, Ltd., Alliance Pharmaceutical Corp. and Photogen Technologies. (Filed as Exhibit 10.23 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.24	Convertible Secured Note Purchase Agreement dated as of October 4, 2002 by and between Alliance Pharmaceutical Corp. and Photogen Technologies, Inc. (Filed as Exhibit 10.24 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.25	Form of 8% Convertible Secured Promissory Note by Alliance Pharmaceutical Corp. for the benefit of Photogen Technologies, Inc. (Filed as Exhibit 10.25 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.26	Amendment to the 8% Convertible Secured Note Purchase Agreement, 8% Convertible Secured Notes and Related Security Agreements dated as of February 26, 2003 by and among Alliance Pharmaceutical Corp., Photogen Technologies, Inc. and the other noteholders. (Filed as Exhibit 10.26 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
10.27	Warrant Agreement dated as of November 12, 2002 between Broadmark Capital LLC and Photogen Technologies, Inc. (Filed as Exhibit 10.27 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
21	Subsidiaries of Registrant (Filed as Exhibit 21 to the company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.)
23.1	Consent of BDO Seidman, LLP, Independent Auditors (Photogen Technologies, Inc.)
23.2	Consent of BDO Seidman, LLP, Independent Auditors (Sentigen, Ltd.)
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included on page S-2).

ITEM 17.    UNDERTAKINGS

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Pennsylvania, on June 2, 2003.

Photogen Technologies, Inc.
/s/ TAFFY J. WILLIAMS Taffy J. Williams, Ph.D., President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ TAFFY J. WILLIAMS Taffy J. Williams	President, Chief Executive Officer and Director	June 2, 2003
* Robert J. Weinstein	Director	June 2, 2003
* Lester H. McKeever	Director	June 2, 2003
* Gene Golub	Director	June 2, 2003
* William D. McPhee	Director	June 2, 2003
* Alan D. Watson	Director	June 2, 2003
/s/ BROOKS BOVEROUX Brooks Boveroux	Chief Financial Officer, Senior Vice President-Finance and Treasurer	June 2, 2003
*By:	/s/ TAFFY J. WILLIAMS Taffy J. Williams as attorney-in-fact

S-1

Power of Attorney

        We, the undersigned officers and directors of Photogen Technologies, Inc. hereby constitute Taffy J. Williams and Brooks Boveroux, each acting alone, our true and lawful attorney-in-fact and agent (with full power of substitution) with full power to sign for us in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, to file the same, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Photogen Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and agent to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ TAFFY J. WILLIAMS Taffy J. Williams, Ph.D.	President, Chief Executive Officer and Director	April 22, 2003
/s/ ROBERT J. WEINSTEIN Robert J. Weinstein, M.D.	Director	April 22, 2003
/s/ LESTER H. MCKEEVER, JR. Lester H. McKeever, Jr.	Director	April 22, 2003
/s/ GENE GOLUB Gene Golub	Director	April 22, 2003
/s/ WILLIAM D. MCPHEE William D. McPhee	Director	April 22, 2003
/s/ ALAN D. WATSON Alan D. Watson	Director	April 22, 2003
/s/ BROOKS BOVEROUX Brooks Boveroux	Chief Financial Officer, Senior Vice President-Finance and Treasurer	April 22, 2003

S-2

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
DIVIDEND POLICY
MARKET FOR SECURITIES
SELECTED FINANCIAL DATA
BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SUMMARY COMPENSATION TABLE
SELLING STOCKHOLDER
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
LEGAL MATTERS
EXPERTS
Index to Financial Statements
Report of Independent Certified Public Accountants
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Shareholders’ Equity
Photogen Technologies, Inc. Consolidated Statements of Cash Flows
Photogen Technologies, Inc. Notes to Consolidated Financial Statement
  Sentigen Ltd. Balance Sheets
  Sentigen Ltd. Statements of Operations
  Sentigen Ltd. Statements of Shareholders' Equity
  Sentigen Ltd. Statements of Cash Flows
  Sentigen Ltd. Notes to Financial Statements
  Photogen Technologies, Inc. Balance Sheets
  Photogen Technologies, Inc. Statement of Operations
  Photogen Technologies, Inc. Statements of Shareholders' Equity
  Photogen Technologies, Inc. Statements of Cash Flows
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
Signatures